EXHIBIT (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE
WARRANTS TO PURCHASE COMMON STOCK
UP TO 2,448,000 SHARES

CRYOPORT, INC.

MARCH 3, 2016

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 9:00 P.M. (PACIFIC TIME) ON MARCH 30, 2016 UNLESS THIS OFFER PERIOD IS EXTENDED.

Cryoport, Inc., a Nevada corporation, is referred to in this Offer to Amend and Exercise Warrants to Purchase Common Stock (this “Offer to Amend and Exercise”) as “we,” “us,” “Cryoport” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, the following warrants to purchase common stock (collectively, the “Original Warrants”) issued by the Company with respect to up to 2,448,000 shares of common stock issuable upon exercise of such warrants (the “Offer”):

(1)	warrants to purchase 833,860 shares of the Company’s common stock at an exercise price of $8.28 per share issued in connection with a private placement of units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock with closings that occurred between February 2012 and March 2012 (the “2012 Warrants”);

(2)	warrants to purchase 43,860 shares of the Company’s common stock at an exercise price of $2.28 per share issued in connection with a private placement of bridge notes in June 2013;

(3)	warrants to purchase 28,736 shares of the Company’s common stock at an exercise price of $3.48 per share issued in connection with a private placement of bridge notes in August 2013;

(4)	warrants to purchase 105,776 shares of the Company’s common stock at an exercise price of $2.40 per share issued in connection with a private placement of bridge notes in September 2013;

(5)	warrants to purchase 1,700,634 shares of the Company’s common stock at an exercise price of $4.44 per share issued in connection with the conversion of certain bridge notes into units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock in September 2013;

(6)	warrants to purchase 74,728 shares of the Company’s common stock at an exercise price of $5.88 per share issued in connection with various private placements of bridge notes with closings that occurred between December 2013 and March 2014; and

(7)	warrants to purchase 1,167,789 shares of the Company’s common stock at an exercise price of $6.00 per share issued in connection with various private placements of (i) the Company’s Class A Preferred Stock and Class B Preferred stock with closings that occurred between May 2014 and June 2015, and (ii) bridge notes between December 2014 and February 2015, and in connection with the amendment of certain related-party promissory notes in February and March 2015.

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The exercise price and number of shares issuable upon conversion of the Original Warrants have been adjusted for the 1-for-12 reverse stock split that became effective on May 19, 2015. Accordingly the Original Warrants issued to you will reflect a greater number of shares and a lower exercise price than those set forth above.

If you have questions regarding the terms of your Original Warrants, please contact the Solicitation Agent (identified below).

Pursuant to the Offer, you may tender to us your Original Warrants and amend the terms of such warrants with respect to all or a portion of the shares purchasable under such warrants at your election (the “Elected Shares”) to: (i) reduce the exercise price to $1.25 per share; and (ii) shorten the exercise period to expire concurrently with the expiration of the Offer at 9:00 p.m. (Pacific Time) on March 30, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”).

By tendering your Original Warrants, you will also be agreeing to: (A) restrict your ability as the holder of Elected Shares issuable upon exercise of the Amended Warrants (as defined below) to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. The Elected Shares issued to you upon exercise of the Amended Warrants will be subject to registration rights for the resale by you. Such amendments will be made pursuant to the terms of the applicable Amendment to Warrant to Purchase Common Stock (the “Amendment” and, each Original Warrant, as amended by the applicable Amendment, an “Amended Warrant”) attached as Exhibit A-1 and Exhibit A-2 to the Election Form (as defined below).

The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to amend and exercise their warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price, together with a shortened exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

You may not elect to amend your Original Warrant with respect to your Elected Shares (subject to pro rata reduction as described below) and not also exercise your right to purchase all of such shares. Participation in the Offer requires both amendment of your Original Warrants with respect to your Elected Shares (subject to pro rata reduction as described below) as set forth in this Offer to Amend and Exercise and your exercise of the Amended Warrants, which will happen simultaneously effective as of the Expiration Date if your Original Warrants are properly tendered in the Offer.

In the event that your Original Warrants are properly tendered in the Offer, the Company will issue you the Elected Shares (subject to a pro rata reduction as described below). If your Elected Shares are less than all of the shares of common stock issuable upon exercise of your Original Warrant, the right to purchase the number of shares of common stock in excess of the Elected Shares will be reissued to you pursuant to a replacement warrant with the same terms and conditions of the applicable Original Warrant. In addition, if the aggregate number of Elected Shares for all holders participating in the Offer is greater than 2,448,000 shares, your and each of the other participating holder’s number of Elected Shares will be reduced on as close to a pro rata basis as is possible without issuance of fractional shares. In such instance, the Company will issue you a replacement warrant reflecting the number of your Elected Shares that were not accepted as a result of the pro rata reduction, and your tendered payment for such shares will be returned to you.

You may elect to participate in the Offer with respect to some or all of your Original Warrants that you hold. If you choose not to participate in the Offer, your Original Warrants will remain in full force and effect with no change in the terms of the Original Warrants.

The Offer will be open through 9:00 p.m., Pacific Time on March 30, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”).

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IMPORTANT PROCEDURES

This Offer to Amend and Exercise, together with the Election to Consent, Participate and Exercise Warrant (the “Election Form”), Notice of Withdrawal, and forms of Amendments constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer and instructions as to how you can amend your Original Warrants and exercise an Amended Warrant. You should read all of the materials carefully before you decide whether to participate in the transaction.

To participate in the Offer and receive the number of shares of the Company’s common stock issuable upon exercise of an Amended Warrant, you must deliver to the Company on or before the Expiration Date all of the following (collectively, the “Acceptance and Exercise Documents”):

(i)	a signed copy of the Election to Consent, Participate and Exercise Warrant (the “Election Form”);

(ii)	a signed copy of an accredited investor representation (which is included as Annex C to the Election Form);

(iii)	a signed copy of a selling stockholder questionnaire (which is included as Annex D to the Election Form); and

(iv)	the original copy of the warrant certificate(s) representing your Original Warrants (the “Original Warrant Certificates”), or an Affidavit of Loss and Indemnification Agreement (which is included as Annex E to the Election Form), for cancellation.

In addition to the delivery of the Acceptance and Exercise Documents to us, you also must tender cash in the amount equal to $1.25 per share multiplied by the number of Elected Shares (the “Exercise Payment”). The Exercise Payment is to be deposited with Fidelity Bank, as escrow agent for the Company, in accordance with the instructions in the Election Form.

If you change your mind after tendering your Original Warrants and want to withdraw your tender, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date by delivery to:

If by Mail	If by Facsimile Transmission	If by email
Cryoport, Inc. Attn: Robert Stefanovich, CFO 17305 Daimler Street, Irvine, CA 92614	Robert Stefanovich, CFO at (949) 544-8815	stockadministrator@cryoport.com

The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us after the Expiration Date if your Original Warrants Certificates (or Affidavit of Loss and Indemnification Agreement) and other Acceptance and Exercise Documents have not been accepted by us prior to April 27, 2016, which is the fortieth business day from the commencement of the Offer.

If you properly withdraw, we will promptly: (i) cancel your signed copy of the Election Form; (ii) return to you the Original Warrant Certificate (or issue you a new warrant certificate with the same terms as the Original Warrant Certificate if you submitted an Affidavit of Loss and Indemnification Agreement or as adjusted, if needed, to reflect the reverse stock split); and (iii) provide you with a check equal to the amount of your Exercise Payment, without interest thereon or deduction therefrom.

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Please direct questions or requests for assistance regarding the Offer and the Offering Materials to Emergent Financial Group, Inc., the solicitation agent for the Offer (the “Solicitation Agent”). The Solicitation Agent may be reached at:

Emergent Financial Group, Inc.

3600 American Boulevard West, Suite 670

Bloomington, MN 55431

Attention: Erik Voldness

Telephone: (952) 829-1210

(email: evoldness@emergentfinancial.com)

Please direct requests for additional copies of the Offering Materials, in writing, to the Solicitation Agent at the address above.

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE OTHER OFFERING MATERIALS.

THIS OFFER TO AMEND AND EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS OFFER TO AMEND AND EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO AMEND AND EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

OUR CURRENT OFFICERS AND DIRECTORS WILL NOT TENDER ANY ORIGINAL WARRANTS PURSUANT TO THE OFFER. SEE SECTION 18 “INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER.”

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF ORIGINAL WARRANTS BEING TENDERED.

THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE ORIGINAL WARRANTS.

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SUMMARY OF TERMS

Company:	Cryoport, Inc., a Nevada corporation, with principal executive offices at 17305 Daimler Street, Irvine, CA 92614. The Company’s telephone number is (949) 470-2300.

Eligible Warrants:	The following Original Warrants are subject to the Offer:

(1)	warrants to purchase 833,860 shares of the Company’s common stock at an exercise price of $8.28 per share issued in connection with a private placement of units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock with closings that occurred between February 2012 and March 2012;

(2)	warrants to purchase 43,860 shares of the Company’s common stock at an exercise price of $2.28 per share issued in connection with a private placement of bridge notes in June 2013;

(3)	warrants to purchase 28,736 shares of the Company’s common stock at an exercise price of $3.48 per share issued in connection with a private placement of bridge notes in August 2013;

(4)	warrants to purchase 105,776 shares of the Company’s common stock at an exercise price of $2.40 per share issued in connection with a private placement of bridge notes in September 2013;

(5)	warrants to purchase 1,700,634 shares of the Company’s common stock at an exercise price of $4.44 per share issued in connection with the conversion of certain bridge notes into units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock in September 2013;

(6)	warrants to purchase 74,728 shares of the Company’s common stock at an exercise price of $5.88 per share issued in connection with various private placements of bridge notes with closings that occurred between December 2013 and March 2014; and

(7)	warrants to purchase 1,167,789 shares of the Company’s common stock at an exercise price of $6.00 per share issued in connection with various private placements of (i) the Company’s Class A Preferred Stock and Class B Preferred stock with closings that occurred between May 2014 and June 2015, and (ii) bridge notes between December 2014 and February 2015, and in connection with the amendment of certain related-party promissory notes in February and March 2015.

The exercise price and number of shares issuable upon conversion of the Original Warrants have been adjusted for the 1-for-12 reverse stock split that became effective on May 19, 2015.

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Maximum Number of Elected Shares
Which may be Issued:	If the aggregate number of Elected Shares for all holders participating in the Offer is greater than 2,448,000 shares (which represents approximately, but less than, 19.999% of the Company’s outstanding common stock as of February 25, 2016), each participating holder’s number of Elected Shares for an Amended Warrant will be reduced on as close to a pro rata basis as is possible without issuance of fractional shares. See Section 4 “Maximum Number of Elected Shares Which may be Issued” for additional information.

Partial Participation Permitted:	You may elect to participate in the Offer with respect to some or all of your Original Warrants that you hold. If you choose not to participate in the Offer, your Original Warrants will remain in full force and effect with no change in the terms of the Original Warrants.

Holders may also elect to amend an Original Warrant with respect to less than all of the shares of common stock issuable upon exercise of such warrant. If your Elected Shares are less than all of the shares of common stock issuable upon exercise of your Original Warrant, the right to purchase the number of shares of common stock in excess of the Elected Shares will be reissued to you pursuant to a replacement warrant with the same terms and conditions of the applicable Original Warrant.

Expiration Date:	9:00 p.m., Pacific Time on March 30, 2016, as may be extended by the Company in its sole discretion.

Terms of Amended Warrants:	Pursuant to the Offer, the Original Warrants properly tendered (and not validly withdrawn) will be amended with respect to the Elected Shares we accept as described below:

New Exercise Price: The exercise price will be reduced to $1.25 per share.

New Term: The term of the Original Warrants is being shortened to expire concurrently with the Expiration Date.

Lock-Up Period: The Amended Warrants will contain a lock-up provision that provides that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the Elected Shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions.

No Cashless Exercise: The Amended Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Amended Warrants.

Market Restrictions: A holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

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Registration Rights: On or prior to June 30, 2016 (the “Filing Date”), the Company will be required to prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 covering resales of the Elected Shares. In addition, the Company is required to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC. In the event that the Company fails to file such registration statement by the Filing Date, then for each month following the Filing Date that the Company has not filed such registration statement, the Company shall issue to the holder of Elected Shares, for no additional consideration, one share of common stock for every one hundred Elected Shares held by such holder; provided, however, the Company shall only be liable to issue such shares for the first three months following the Filing Date and shall not be liable if any such delay is due to such holder’s failure to promptly provide on request by the Company any information required or the provision of inaccurate or incomplete information by such holder.

Other Terms: Except as set forth above, all other terms of each Amended Warrant will be the same as the terms of the applicable Original Warrant. See the forms of Amendments attached as Exhibit A-1 and Exhibit A-2 to the Election Form. The form of Amendment attached as Exhibit A-1 to the Election Form will amend all of the Original Warrants, except for the 2012 Warrants, which will be amended by the form of Amendment attached as Exhibit A-2 to the Election Form.

Transfers:	The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to the reasonable satisfaction of the Company. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

Conditions:	The Offer is subject to certain conditions as described herein:

(i)	We are not making this Offer to Amend and Exercise to, nor will we accept any Election Form from or on behalf of, Original Warrant holders in any state where the Company is prohibited from making the Offer by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

(ii)	You may not elect to amend your Original Warrant with respect to your Elected Shares (subject to pro rata reduction as described below) and not also exercise your right to purchase all of such shares. Participation in the Offer requires both amendment of your Original Warrants with respect to your Elected Shares (subject to pro rata reduction as described below) as set forth in this Offer to Amend and Exercise and your exercise of the Amended Warrants, which will happen simultaneously effective as of the Expiration Date if your Original Warrants are properly tendered in the Offer.

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The Offer is not conditioned upon obtaining financing or any minimum number of Original Warrants being tendered.

Future Amendments to the Offer
to Amend and Exercise:	If we materially change the terms of the Offer, we will extend the Expiration Date to the extent required under the rules of the Exchange Act.

How to Participate in the Offer:	To participate in the Offer and receive the number of shares of the Company’s common stock issuable upon exercise of an Amended Warrant, you must deliver to the Company on or before the Expiration Date all of the following:

(i)	a signed copy of the Election Form;

(ii)	a signed copy of an accredited investor representation (which is included as Annex C to the Election Form);

(iii)	a signed copy of a selling stockholder questionnaire (which is included as Annex D to the Election Form); and

(iv)	the Original Warrant Certificates, or an Affidavit of Loss and Indemnification Agreement (which is included as Annex E to the Election Form), for cancellation.

You must also tender cash in the amount equal to $1.25 per share multiplied by the number of Elected Shares in the form of a check payable to Fidelity Bank, as escrow agent for the Company (the “Escrow Agent”), or by wire transfer to the Escrow Agent, as set forth in the Election Form, and the cash must be received before the Expiration Date.

Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Cryoport, Inc., 17305 Daimler Street, Irvine, CA 92614, Attn: Robert Stefanovich, CFO. Original Warrant Certificates must be mailed or physically delivered to the Company, but the Company will accept delivery of the other Acceptance and Exercise Documents via facsimile to (949) 544-8815 or via email to stockadministrator@cryoport.com.

Withdrawal Rights:	If you change your mind after tendering your Original Warrants and want to withdraw your tender, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date by delivery to: Cryoport, Inc., 17305 Daimler Street, Irvine, CA 92614, Attn: Robert Stefanovich, CFO via facsimile to (949) 544-8815 or via email to stockadministrator@cryoport.com. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us after the Expiration Date if your Original Warrants Certificates (or Affidavit of Loss and Indemnification Agreement) and other Acceptance and Exercise Documents have not been accepted by us prior to April 27, 2016, which is the fortieth business day from the commencement of the Offer.

If you properly withdraw, we will promptly: (i) cancel your signed copy of the Election Form; (ii) return to you the Original Warrant Certificate (or issue you a new warrant certificate with the same terms as the Original Warrant Certificate if you submitted an Affidavit of Loss and Indemnification Agreement or as adjusted, if needed, to reflect the reverse stock split); and (iii) provide you with a check equal to the amount of your Exercise Payment, without interest thereon or deduction therefrom.

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Purposes of the Offer and Use
of Proceeds:	The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to amend and exercise their warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price, together with a shortened exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

Registration of Warrant Shares:	The Elected Shares we issue upon exercise of the Amended Warrants will be “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement.

Pursuant to the terms of the Amended Warrants, on or prior to the Filing Date, the Company will be required to prepare and file with the SEC a registration statement on Form S-1 covering resales of the Elected Shares. See “—Terms of Amended Warrants—Registration Rights” above and Section 12 “Registration of Warrant Shares” for additional information.

Taxes:	We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer. See Section 20 “Material U.S. Federal Income Tax Consequences” for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Offer.

Interests of Directors and
Executive Officers:	Jerrell W. Shelton, Chairman, President and Chief Executive of the Company, holds Original Warrants to purchase an aggregate of 15,322 shares of common stock (representing less than 1% of the common stock issuable upon the exercise of the Original Warrants) and is eligible to participate in the Offer on the same terms and conditions as the other holders of the Original Warrants. On March 3, 2016, the Company entered into a letter agreement with Mr. Shelton, pursuant to which Mr. Shelton agreed not to participate in the Offer.

Historical and Pro Forma
Financial Information and Other
Financial Information:	The Company has included its financial statements for the fiscal years ended March 31, 2015 and 2014 and for the quarterly period ended December 31, 2015 in this Offer to Amend and Exercise. The Company has also included pro forma information reflecting the effect of the Offer. See Section 17 “Historical and Pro-Forma Financial Information and Other Financial Information Regarding the Company.”

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Information Requests:	Please direct questions or requests for assistance regarding the Offer and the Offering Materials to the Solicitation Agent. The Solicitation Agent may be reached at:

Emergent Financial Group, Inc.
3600 American Boulevard West, Suite 670
Bloomington, MN 55431
Attention: Erik Voldness
Telephone: (952) 829-1210
(email: evoldness@emergentfinancial.com)

Please direct requests for additional copies of the Offering Materials, in writing, to the Solicitation Agent at the address above.

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ABOUT THIS OFFER

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE OTHER OFFERING MATERIALS.

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

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RISK FACTORS

Investment in our common stock involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our common stock should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to participate in the Offer, you should carefully consider the risk and uncertainties described below in addition to the other information in this Offer to Amend and Exercise and other information incorporated herein by reference. The risks described below do not purport to be all the risks to which the Company could be exposed to. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Financial Condition

We have incurred significant losses to date and may continue to incur losses.

We have incurred net losses in each fiscal year since we commenced operations. The following table represents net losses incurred for each of our last two fiscal years:

Net Loss
Fiscal Year Ended March 31, 2015	$7,026,900
Fiscal Year Ended March 31, 2014	$19,565,400

Our fiscal year ended March 31, 2014 loss of $19,565,400 included a non-cash loss of $13,713,800 as a result of an induced debt conversion expense as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the “Results of Operations for Fiscal 2015 Compared to Fiscal 2014” section of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015. As of December 31, 2015, we had an accumulated deficit of $109.4 million. In order to achieve and sustain revenue growth in the future, we must significantly expand our market presence and revenues from existing and new customers. We may continue to incur losses in the future and may never generate revenues sufficient to become profitable or to sustain profitability. Continuing losses may impair our ability to raise the additional capital required to continue and expand our operations.

Our auditors have expressed doubt about our ability to continue as a going concern.

The Report of Independent Registered Public Accounting Firm to our March 31, 2015 consolidated financial statements includes an explanatory paragraph stating that the recurring losses and negative cash flows from operations since inception and our cash and cash equivalent balance at March 31, 2015 raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If we are unable to obtain additional funding, we may have to reduce or discontinue our business operations.

As of December 31, 2015, the Company had cash and cash equivalents of $5.2 million and working capital of $3.7 million. Therefore, our ability to continue and expand our operations is highly dependent on the amount of cash and cash equivalents on hand combined with our ability to raise additional capital to fund future operations.

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We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products, that our cash on hand and the proceeds from this offering, together with projected cash flows, will satisfy our operational and capital requirements through the second quarter of fiscal year 2017. There are a number of uncertainties associated with our financial projections that could reduce or delay our future projected revenues and cash-inflows, including, but not limited to, our ability to increase our customer base and revenues. If our projected revenues and cash-inflows are reduced or delayed, we may not have sufficient capital to operate through the second quarter of fiscal year 2017 unless we raise more capital. Additionally, if we are unable to realize satisfactory revenue in the near future, we will be required to seek additional financing to continue our operations beyond that period. We will also require additional financing to expand into other markets and further develop and market our products. Except for the shares of common stock and warrants to be offered in this offering, we have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing on commercially reasonable terms, or at all, will be available when needed. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing stockholders. The uncertainties surrounding our future cash inflows have raised substantial doubt regarding our ability to continue as a going concern.

Risks Related to Our Business

Our agreements with global providers of shipping services may not result in a significant increase in our revenues or cash flow, soon or in the future.

We believe that establishing strategic alliances with global providers (integrators) of logistics and of shipping services, such as our agreements with FedEx, DHL, and UPS can drive growth in our revenues, but there is no certainty to this view. We are seeking to establish similar arrangements with other providers of international shipping services. We anticipate all such alliances will enable us to provide seamless, end-to-end shipping solutions to customers of our respective alliance partners and allow us to leverage the established relationships with those customers, but there is no guarantee this will happen.

In January 2013, we entered into an agreement with FedEx, renewing FedEx’s right to, on a non-exclusive basis, promote, market and sell transportation of our shippers and our related value-added goods and services and providing FedEx with a non-exclusive license and right to use a customized version of our CryoportalTM software platform for the management of shipments made by FedEx customers. In June 2014, we added DHL as our second major distribution partner, whereby DHL can offer our validated and comprehensive cryogenic solutions to its life sciences and healthcare customers on a global basis. In October 2014, we entered into an agreement with UPS related to our participation in UPS’s efforts to expand its provision of cryogenic shipping services to the life sciences industry.

Because our agreements with FedEx, DHL, and UPS do not contain any requirement that they use a minimum level of our services, there can be no assurance of any significant increase in our revenues or cash flows as a result of these strategic alliances.

Our agreements with providers of vaccines may not result in a significant increase in our revenues or cash flow.

We believe that establishing strategic relationships with manufacturers and distributors of treatments for animals and humans, such as our agreements with Zoetis, Inc., can drive growth in our revenues.

In December 2012, we entered an agreement with what became Zoetis, Inc. (in January 2013, Pfizer spun off its animal health business into Zoetis, Inc., a public company) pursuant to which we were engaged to manage frozen shipments of a key poultry vaccine from Zoetis’ production site in the United States. In September 2015, the agreement was further amended and extended through September 2018, subject to certain termination and extension provisions. Over time, Zoetis has further expanded our role in providing them assistance in managing their cryogenic distribution of their vaccines and has become our largest customer.

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While we anticipate growth in shipments by Zoetis under our management, there can be no assurance of any significant increase in our revenues or cash flows as a result of these important alliances.

We will have difficulty increasing our revenues if we experience delays, difficulties or unanticipated costs in establishing the sales, distribution and marketing capabilities necessary to successfully commercialize our solutions.

We plan to improve our sales, distribution, and marketing capabilities in the Americas, Europe, and Asia. It will be expensive and time-consuming for us to develop our global marketing and sales network and thus we intend to rely on our strategic alliances with FedEx, DHL, and UPS. We further intend to seek to enter into additional strategic alliances with international providers of shipping services to incorporate use of our solutions in their service offerings. We may not be able to provide adequate incentive to our sales force or to establish and maintain favorable distribution and marketing collaborations with others to promote our solutions. In addition, any third party with whom we have established a marketing and distribution relationship may not devote sufficient time to the marketing and sales of our solutions, thereby exposing us to potential expenses in exiting such distribution agreements. We, and any of our alliance partners, must also market our services in compliance with federal, state, local and international laws relating to the provision of incentives and inducements. Violation of these laws can result in substantial penalties. Therefore, if we are unable to successfully motivate and expand our marketing and sales force and further develop our sales and marketing capabilities, or if our alliance partners fail to promote our solutions, we will have difficulty increasing our revenues and the revenue may not off-set the additional expense of expansion.

Our ability to grow and compete in our industry will be hampered if we are unable to retain the continued service of our key professionals or to identify, hire and retain additional qualified professionals.

A critical factor to our business is our ability to attract and retain qualified professionals including key employees and consultants. We are continually at risk of losing current professionals or being unable to hire additional professionals as needed. If we are unable to attract new qualified employees, our ability to grow will be adversely affected. If we are unable to retain current employees or strategic consultants, our financial condition and ability to maintain operations may be adversely affected.

Sustainable future revenue growth is dependent on new solutions and services.

Our future revenue streams depend to a large degree on our ability to bring new solutions and services to an evolving market on a timely basis. We must continue to make investments in research and development in order to continue to develop new solutions and services, enhance existing solutions and services, and achieve market acceptance of such solutions and services. We may incur problems in introducing new solutions and services.

The adoption cycle of our target customers tends to be very lengthy, which continues to adversely affect our ability to increase revenues quickly.

We offer our solutions primarily to companies in the life sciences industry. These companies operate within a heavily regulated environment and as such, changing vendors and distribution practices typically requires a number of steps, which may include the audit of our facilities, review of our procedures, qualifying us as a vendor, and performing test shipments. This process can take several months or longer to complete, involving multiple levels of approval, prior to a company fully adopting our Cryoport Express® Solutions. Moreover, the logistics management of many companies is decentralized, adding to the time needed to effect adaptation of our solutions. In addition, any such adoption may be on a gradual basis, such that the customer progressively ramps up use of our Cryoport Express® Solutions following adoption. The slow adoption process continues to adversely affect our ability to increase revenues.

The loss of key members of our executive management team could adversely affect our business.

Our success in implementing our business strategy depends largely on the skills, experience and performance of key members of our executive management team and others in key management positions. The collective efforts of each of these persons working as a team will be critical to us as we continue to develop our technologies, tests and research and development and sales programs. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of our executive management team could adversely affect our operations. If we were to lose one or more of these key employees, we could experience difficulties in finding qualified successors, competing effectively, developing our technologies and implementing our business strategy. We do not maintain “key person” insurance on any of our employees.

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Our solutions and services may contain errors or defects, which could result in damage to our reputation, lost revenues, diverted development resources and increased service costs and litigation.

Our solutions and services must meet stringent requirements and we must develop our services and solutions quickly to keep pace with the rapidly changing market. Solutions as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new equipment or versions of our software are released. If our solutions are not free from errors or defects, we may incur an injury to our reputation, lost revenues, diverted development resources, increased customer service and support costs, and litigation. The costs incurred in correcting any product errors or defects may be substantial and could adversely affect our business, results of operations and financial condition.

If we were sued for product liability, we could face substantial liabilities that exceed our resources.

The marketing, sale and use of our products could lead to the filing of product liability claims were someone to allege that our products failed to perform as designed. A product liability claim could result in substantial damages and be costly and time-consuming for us to defend.

Although we believe that our existing insurance is adequate, our insurers may fail to defend us or our insurance may not fully protect us from the financial impact of defending against product liability claims. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could damage our reputation, or cause current clinical partners and collaborators to terminate existing agreements and potential clinical partners to seek other partners, cause customers to terminate their relationship with us and potential customers to seek alternative solutions, any of which could impact our results of operations.

If we experience manufacturing delays, interruptions in production, or delays in procurement of shippers manufactured by third parties, then we may experience customer dissatisfaction and our reputation could suffer.

If we fail to produce enough shippers at our own manufacturing facility or at a third party manufacturing facility, or if we fail to complete our shipper recycling processes as planned, we may be unable to deliver shippers to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. We currently acquire various component parts for our shippers from various independent manufacturers in the United States. We would likely experience significant delays or cessation in producing our shippers if a labor strike, natural disaster or other supply disruption were to occur at any of our main suppliers. If we are unable to procure a component from one of our manufacturers, we may be required to enter into arrangements with one or more alternative manufacturing companies, which may cause delays in producing our shippers. In addition, because we depend (in part) on third party manufacturers, our profit margins may be lower, which will make it more difficult for us to achieve profitability. To date, we have not experienced any material delay that has adversely impacted our operations. As our business develops, it becomes more likely that such problems could arise.

We expect to base our equipment and inventory purchasing decisions on our forecasts of customers’ demand, and if our forecasts are inaccurate, our operating results could be materially harmed.

As our customer base increases, we expect to need to purchase additional equipment and inventory. Our forecasts will be based on multiple assumptions, each of which may cause our estimates to be inaccurate, affecting our ability to provide products to our customers. When demand for our products increases significantly, we may not be able to meet demand on a timely basis, and we may need to expend a significant amount of time working with our customers to allocate limited supply and maintain positive customer relations, or we may incur additional costs in order to rush the manufacture and delivery of additional products. If we underestimate customers’ demand, we may forego revenue opportunities, lose market share and damage our customer relationships. Conversely, if we overestimate customer demand, we may purchase more equipment and inventory than we are able to use or sell at any given time or at all. As a result of our failure properly to estimate demand for our products, we could have excess or obsolete equipment and/or inventory, resulting in a decline in the value of our equipment and/or inventory, which would increase our costs of revenues and reduce our liquidity. Our failure to accurately manage our equipment purchases and inventory relative to demand would adversely affect our operating results.

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If we experience delays or interruption in shipping due to factors outside of our control, such disruption could lead to customer dissatisfaction and harm our reputation.

We rely on third party shipment and carrier services to transport our shippers containing biological material. These third party operations could be subject to natural disasters, adverse weather conditions, other business disruptions, and carrier error, which could cause delays in the delivery of our shippers, which in turn could cause serious harm to the biological material being shipped. As a result, any prolonged delay in shipment, whether due to technical difficulties, power failures, break-ins, destruction or damage to carrier facilities as a result of a natural disaster, fire, or any other reason, could result in damage to the contents of the shipper. If we are unable to cause the delivery of our shippers in a timely matter and without damage, this could also harm our operating results and our reputation, even if we are not at fault.

Our solutions and services may expose us to liability in excess of our current insurance coverage.

Our solutions and services involve significant risks of liability, which may substantially exceed the revenues we derive from them. We cannot predict the magnitude of these potential liabilities. We currently maintain general liability insurance, with coverage in the amount of $1 million per occurrence, subject to a $2 million annual limitation, and product liability insurance with a $1 million annual coverage limitation. Claims may be made against us that exceed these limits.

Our liability policy is an “occurrence” based policy. Thus, our policy was complete when we purchased it and following cancellation of the policy, it will continue to provide coverage for future claims based on conduct that took place during the policy term. Our insurance coverage, however, may not protect us against all liability because our policies typically have various exceptions to the claims covered and also require us to assume some costs of the claim, even though a portion of the claim may be covered. In addition, if we expand into new markets, we may not be aware of the need for, or be able to obtain insurance coverage for such activities or, if insurance is obtained, the dollar amount of any liabilities incurred could exceed our insurance coverage. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, financial condition and results of operations.

If we use biological and hazardous materials in a manner that causes injury, we could be liable for damages.

Our customers may ship potentially harmful biological materials in our shippers. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject to, on an ongoing basis, federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. In the event of an accident, we could be held liable for damages.

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If we cannot compete effectively, we will lose business.

Our services and solutions are positioned to be competitive in the life sciences cold-chain logistics market. While there are technological and marketing barriers to entry, we cannot guarantee that the barriers we are capable of producing will be sufficient to defend the market share we wish to gain against current and future competitors. Our principal competitive considerations in our market include:

•	financial resources to allocate to proper marketing and an appropriate sales effort,
•	acceptance of our solutions model,
•	acceptance of our solutions including per use fee structures and other charges for services,
•	keeping up technologically with ongoing development of enhanced features and benefits,
•	reductions in the delivery costs of competitors’ solutions,
•	the ability to develop and maintain and expand strategic alliances,
•	establishing our brand name,
•	our ability to deliver our solutions to our customers when requested,
•	our timing of introductions of new solutions and services, and
•	financial resources to support working capital needs and required capital investments in infrastructure.

Current and prospective competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their networks and product offerings more quickly, devote greater resources to the marketing and sale of their solutions and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional solutions competitive to those we provide or plan to provide.

We may acquire other businesses, products or technologies in order to remain competitive in our market and our business could be adversely affected as a result of any of these future acquisitions.

We may make acquisitions of complementary businesses, products or technologies. If we identify any appropriate acquisition candidates, we may not be successful in negotiating acceptable terms of the acquisition, financing the acquisition, or integrating the acquired business, products or technologies into our existing business and operations. Further, completing an acquisition and integrating an acquired business will significantly divert management time and resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business. If we consummate any significant acquisitions using stock or other securities as consideration, our shareholders’ equity could be significantly diluted. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. Acquisition financing may not be available on favorable terms, if at all. In addition, we may be required to amortize significant amounts of other intangible assets in connection with future acquisitions, which would harm our operating results and financial condition.

If we successfully develop products and/or services, but those products and/or services do not achieve and maintain market acceptance, our business will not be profitable.

The degree of acceptance of our Cryoport Express® Solutions or any future products or services by our current target markets, and any other markets to which we attempt to sell our products and services, and our profitability and growth will depend on a number of factors including, among others:

•	our shippers’ ability to perform and preserve the integrity of the materials shipped,
•	relative convenience and ease of use of our shipper and/or Cryoportal™,
•	availability of alternative products,
•	pricing and cost effectiveness,
•	effectiveness of our or our collaborators’ sales and marketing strategy, and
•	the adoption cycles of our targeted customers.

If any products or services we may develop do not achieve market acceptance, then we may not generate sufficient revenue to achieve or maintain profitability.

In addition, even if our products and services achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or services are introduced that are more favorably received than our products and services, are more cost effective, or render our products obsolete. Although we are not aware of any other treatments or methods currently being developed that would directly compete with the methods we employ, there can be no assurance that future developments in technology will not make our technology non-competitive or obsolete, or significantly reduce our operating margins or the demand for our offerings, or otherwise negatively impact our ability to be profitable.

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We may not be able to compete with our competitors in the industry because many of them have greater resources than we do.

We expect to continue to experience significant and increasing levels of competition in the future. In addition, there may be other companies which are currently developing competitive products and services or which may in the future develop technologies and products that are comparable, superior or less costly than our own. For example, some cryogenic equipment manufacturers with greater resources currently have solutions for storing and transporting cryogenic liquid and gases and may develop storage solutions that compete with our products. Additionally, some specialty couriers with greater resources currently provide dry ice transportation and may develop other products in the future, both of which compete with our products. A competitor that has greater resources than us may be able to bring its product to market faster than we can and offer its product at a lower price than us to establish market share. We may not be able to successfully compete with a competitor that has greater resources and such competition may adversely affect our business.

Intellectual Property Risks Associated with Our Business

Our success depends, in part, on our ability to obtain patent protection for our solutions and business model, preserve our trade secrets, and operate without infringing the proprietary rights of others.

Our policy is to seek to protect our proprietary position by, among other methods, filing United States patent applications related to our technology, inventions and improvements that are important to the development of our business. We have three issued U.S. patents, one pending U.S. patent application, and one recently filed U.S. provisional patent application, all relating to various aspects of our solutions and services. Our patents or patent application may be challenged, invalidated or circumvented in the future or the rights granted may not provide a competitive advantage. We intend to vigorously protect and defend our intellectual property. Costly and time-consuming litigation brought by us may be necessary to enforce our patents and to protect our trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others.

We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. In the past our employees, consultants, advisors and suppliers have not always executed confidentiality agreements and inventions assignment and work for hire agreements in connection with their employment, consulting, or advisory relationships. Consequently, we may not have adequate remedies available to us to protect our intellectual property should one of these parties attempt to use our trade secrets or refuse to assign any rights he or she may have in any intellectual property he or she developed for us. Additionally, our competitors may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technology, or we may not be able to meaningfully protect our rights in unpatented proprietary technology.

While we are not aware of any third party that is infringing any of our patents or trademarks nor do we believe that we are infringing on the patents or trademarks of any other person or organization, we cannot guarantee that our current and potential competitors and other third parties have not filed (or in the future will not file) patent applications for (or have not received or in the future will not receive) patents or obtain additional proprietary rights that will prevent, limit or interfere with our ability to make, use or sell our solutions either in the United States or internationally. Additionally, we may face assertions of claims by holders of patents alleging that we are infringing upon their patent rights, which claims may be without merit, but may nonetheless result in our incurring substantial costs of defense.

We are dependent on a third party for the continued development and maintenance of our CryoportalTM software.

Our proprietary CryoportalTM is a logistics platform software used by our customers, business partners and client care team to automate the entry of orders, prepare customs documentation and facilitate status and location monitoring of shipped orders while in transit. The continued development of the CryoportalTM platform is contracted with an outside software development company. If this developer becomes unable or unwilling to continue work on scheduled projects, and an alternative software development company cannot be secured, we may not be able to implement needed enhancements to the system. Failure to proceed with enhancements or the loss of our license for the system would adversely affect our ability to generate new business and serve existing customers, resulting in a reduction in revenue.

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Our customers could also become the target of litigation relating to the patent and other intellectual property rights of others.

Any litigation relating to the intellectual property rights of others could trigger technical support and indemnification obligations in licenses or customer agreements that we may enter into. These obligations could result in substantial expenses, including the payment by us of costs and damages relating to claims of intellectual property infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relationships with such customers and cause the sale of our products to decrease. No assurance can be given that claims for indemnification will not be made, or that if made, such claims would not have a material adverse effect on our business, operating results or financial conditions.

Our CryoportalTM software platform may be subject to intentional disruption that could adversely impact our reputation and future revenues.

We have implemented our CryoportalTM software platform which is used by our customers and business partners to automate the entry of orders, prepare customs documentation and facilitate status and location monitoring of shipped orders while in transit. Although we believe we have sufficient controls in place to prevent intentional disruptions, we could be a target of cyber-attacks specifically designed to impede the performance of the CryoportalTM software platform. Similarly, experienced computer programmers may attempt to penetrate our CryoportalTM software platform in an effort to search for and misappropriate proprietary or confidential information or cause interruptions of our services. Because the techniques used by such computer programmers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. Our activities could be adversely affected and our reputation, brand and future sales could be harmed if such intentionally disruptive efforts were successful.

Regulatory Risks Relating to Our Business

Complying with certain regulations that apply to shipments using our solutions can limit our activities and increase our cost of operations.

Shipments using our solutions and services are subject to various regulations in the various countries in which we operate. For example, shipments using our solutions may be required to comply with the shipping requirements promulgated by the Centers for Disease Control (“CDC”), the Occupational Safety and Health Organization (“OSHA”), the Department of Transportation (“DOT”) as well as rules established by the IATA and the ICAO. Additionally, our data logger may be subject to regulation and certification by the Food and Drug Administration (“FDA”), Federal Communications Commission (“FCC”), and the Federal Aviation Administration (“FAA”). We will need to ensure that our solutions and services comply with relevant rules and regulations to make our solutions and services marketable, and in some cases compliance is difficult to determine. Significant changes in such regulations could require costly changes to our solutions and services or prevent use of our shippers for an extended period of time while we seek to comply with changed regulations. If we are unable to comply with any of these rules or regulations or fail to obtain any required approvals, our ability to market our solutions and services may be adversely affected. In addition, even if we are able to comply with these rules and regulations, compliance can result in increased costs. In either event, our financial results and condition may be adversely affected. We depend on our business partners and unrelated and frequently unknown third party agents in foreign countries to act on our behalf to complete the importation process and to make delivery of our shippers to the final user. The failure of these third parties to perform their duties could result in damage to the contents of the shipper resulting in customer dissatisfaction or liability to us, even if we are not at fault.

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Risks Relating to Ownership of Our Common Stock

Certain of our existing stockholders own and have the right to acquire a substantial number of shares of common stock.

As of February 25, 2016, our directors, executive officers and beneficial owners of 5% or more of our outstanding common stock beneficially owned 1,884,596 shares of common stock (without regard to beneficial ownership limitations contained in certain warrants) assuming their exercise of all outstanding warrants and options that are exercisable within 60 days of February 25, 2016 or approximately 15.4%% of our outstanding common stock. As such, the concentration of beneficial ownership of our common stock may have the effect of delaying or preventing a change in control of Cryoport and may adversely affect the voting or other rights of other holders of our common stock.

The sale of substantial shares of our common stock may depress our stock price.

As of February 25, 2016, there were 12,242,776 shares of our common stock outstanding. Substantially all of these shares of common stock are eligible for trading in the public market. The market price of our common stock may decline if our stockholders sell a large number of shares of our common stock in the public market, or the market perceives that such sales may occur. We could also issue up to 11,124,054 shares of our common stock including shares to be issued upon the exercise of outstanding warrants (including the Outstanding Warrants) and 7,126,029 options are issuable upon exercise of outstanding options or reserved for future issuance under our stock incentive plans as of February 25, 2016, as further described in the following table:

Number of Shares of Common Stock Issuable or Reserved for Issuance
Common stock issuable upon exercise of outstanding warrants (including the Original Warrants)	11,124,054
Common stock issuable upon exercise of outstanding options or reserved for future incentive awards under our stock incentive plans	7,126,029
Total	18,250,083

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock and warrants, the price of our common stock and warrants could decline.

The trading market for our common stock and warrants relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our common stock and warrants could decline if one or more equity analyst downgrades our stock or if analysts downgrade our stock or issue other unfavorable commentary or cease publishing reports about us or our business.

We have not paid dividends on our common stock in the past and do not expect to pay dividends in the fore- seeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board of Directors may consider the payment of any such dividends. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the price of our common stock appreciates.

We need additional capital, and the sale of additional shares of common stock or other equity securities could result in additional dilution to our stockholders.

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Our current cash and cash equivalents and anticipated cash flow from operations are insufficient to meet our cash needs. We require additional cash resources to fund our operations and may require additional funds in the future due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. The sale of additional equity securities, or debt securities convertible into equity securities, could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.

Our Articles of Incorporation allow our Board of Directors to issue up to 2,500,000 shares of “blank check” preferred stock.

Our Articles of Incorporation allows our Board of Directors to issue up to 2,500,000 shares of “blank check” preferred stock, without action by our stockholders. We have designated 800,000 shares as Class A Preferred Stock and 585,000 shares as Class B Preferred Stock, none of which are currently issued and outstanding. Accordingly, the Board of Directors will have discretion to issue up to 1,115,000 shares on terms determined by them. Without limiting the foregoing, (i) such shares of preferred stock could have liquidation rights that are senior to the liquidation preference applicable to our common stock and Preferred Stock, (ii) such shares of preferred stock could have voting or conversion rights, which could adversely affect the voting power of the holders of our common stock and Preferred Stock and (iii) the ownership interest of holders of our common stock will be diluted following the issuance of any such shares of preferred stock. In addition the issuance of such shares of blank check preferred stock could have the effect of discouraging, delaying or preventing a change of control of our Company.

Provisions in our bylaws and Nevada law might discourage, delay or prevent a change of control of our Company or changes in our management and, as a result, may depress the trading price of our common stock.

Provisions of our bylaws and Nevada law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. The relevant bylaw provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include having advance notice requirements for stockholder proposals and nominations, requiring that all stockholder action be conducted at a meeting of the stockholders, establishing that 75% of the outstanding voting stock is required for stockholders to call a special meeting, and the ability of our Board of Directors to make, alter or repeal our bylaws.

Absent approval of our Board of Directors, our bylaws may only be amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote.

In addition, Section 78.438 of the Nevada Revised Statutes prohibits a publicly-held Nevada corporation from engaging in a business combination with an interested stockholder (generally defined as a person which together with its affiliates owns, or within the last three years has owned, 10% of our voting stock, for a period of two years after the date of the transaction in which the person became an interested stockholder) unless the business combination is approved in a prescribed manner.

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Even though we are not incorporated in California, we may become subject to a number of provisions of the California General Corporation Law.

Section 2115(b) of the California Corporations Code imposes certain requirements of California corporate law on corporations organized outside California that, in general, are doing more than 50% of their business in California and have more than 50% of their outstanding voting securities held of record by persons residing in California. While we are not currently subject to Section 2115(b), we may become subject to it in the future.

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The following summarizes some of the principal differences which would apply if we become subject to Section 2115(b).

Under both Nevada and California law, cumulative voting for the election of directors is permitted. However, under Nevada law, cumulative voting must be expressly authorized in the Articles of Incorporation and our Amended and Restated Articles of Incorporation do not authorize cumulative voting. If we become subject to Section 2115(b), we may be required to permit cumulative voting if any stockholder properly requests to cumulate his or her votes.

Under Nevada law, the stockholders may remove directors by the vote of two-thirds of the voting power of the issued and outstanding stock entitled to vote. However, California law permits the removal of directors by the vote of only a majority of the outstanding shares entitled to vote. If we become subject to Section 2115(b), the removal of a director may be accomplished by a majority vote, rather than a vote of two-thirds, of the stockholders entitled to vote.

Under California law, the corporation must take certain steps to be allowed to provide for greater indemnification of its officers and directors than is provided in the California Corporation Code. If we become subject to Section 2115(b), our ability to indemnify our officers and directors, to the extent permitted in our Articles of Incorporation, Bylaws and under Nevada law, may be limited by California law.

Nevada law permits distributions to stockholders as long as, after the distribution, (i) the corporation would be able to pay its debts as they become due and (ii) the corporation’s total assets are at least equal to its liabilities and preferential dissolution obligations. Under California law, distributions may be made to stockholders as long as the corporation would be able to pay its debts as they mature and either (i) the corporation’s retained earnings equal or exceed the amount of the proposed distributions, or (ii) after the distributions, the corporation’s tangible assets are at least 125% of its liabilities and the corporation’s current assets are at least equal to its current liabilities (or, 125% of its current liabilities if the corporation’s average operating income for the two most recently completed fiscal years was less than the average of the interest expense of the corporation for those fiscal years). If we become subject to Section 2115(b), we will have to satisfy more stringent financial requirements to be able to pay dividends to our stockholders. Additionally, stockholders may be liable to the corporation if we pay dividends in violation of California law.

California law permits a corporation to provide “supermajority vote” provisions in its Articles of Incorporation, which would require specific actions to obtain greater than a majority of the votes, but not more than 662⁄3 percent. Nevada law does not permit supermajority vote provisions. If we become subject to Section 2115(b), it is possible that our stockholders would vote to amend our Articles of Incorporation and require a supermajority vote for us to take specific actions.

Under California law, in a disposition of substantially of all the corporation’s assets, if the acquiring party is in control of or under common control with the disposing corporation, the principal terms of the sale must be approved by 90 percent of the stockholders. Although Nevada law does contain certain rules governing interested stockholder business combinations, it does not require similar stockholder approval. If we become subject to Section 2115(b), we may have to obtain the vote of a greater percentage of the stockholders to approve a sale of our assets to a party that is in control of, or under common control with, us.

California law places certain additional approval rights in connection with a merger if all of the shares of each class or series of a corporation are not treated equally or if the surviving or parent party to a merger represents more than 50 percent of the voting power of the other corporation prior to the merger. Nevada law does not require such approval. If we become subject to Section 2115(b), we may have to obtain the vote of a greater percentage of the stockholders to approve a merger that treats shares of a class or series differently or where a surviving or parent party to the merger represents more than 50% of the voting power of the other corporation prior to the merger.

California law requires the vote of each class to approve a reorganization or a conversion of a corporation into another entity. Nevada law does not require a separate vote for each class. If we become subject to Section 2115(b), we may have to obtain the approval of each class if we desire to reorganize or convert into another type of entity.

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California law provides greater dissenters’ rights to stockholders than Nevada law. If we become subject to Section 2115(b), more stockholders may be entitled to dissenters’ rights, which may limit our ability to merge with another entity or reorganize.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, and current and potential stockholders may lose confidence in our financial reporting.

We are required by the SEC to establish and maintain adequate internal control over financial reporting that provides reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses in those internal controls.

Any failure to maintain such internal controls in the future could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis as required by the SEC and NASDAQ, we could face severe consequences from those authorities. In either case, there could result a material adverse effect on our business. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our publicly-filed SEC reports are reviewed by the SEC from time to time and any significant changes required as a result of any such review may result in material liability to us and have a material adverse impact on the trading price of our common stock.

The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements and to enhance the overall effectiveness of companies’ public filings, and reviews of such reports are now required at least every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time, and we could be required to modify or reformulate information contained in prior filings as a result of an SEC review. Any modification or reformulation of information contained in such reports could be significant and could result in material liability to us and have a material adverse impact on the trading price of our common stock.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, certain listing requirements, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

Risks Related to the Offer

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Amend and Exercise.

Although our Board of Directors has approved the Offer, it makes no recommendation as to whether holders of Original Warrants should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer to Amend and Exercise. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants will in the future equal or exceed the exercise price per share of the Amended Warrants. We do not take a position as to whether you ought to participate in the Offer to Amend and Exercise.

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If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants for common stock, and will be subject to all the risks associated with being a stockholder of the Company and give up the time value attributable to your Original Warrant with respect to the Elected Shares.

The Amended Warrants will terminate if the holders do not exercise their Amended Warrants prior to the Expiration Date. If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s common stock. In addition, you will be giving up the time value attributable to your Original Warrants with respect to the Elected Shares by exercising the Original Warrants, as amended, prior to the original expiration date of your Original Warrant.

The shares of common stock issuable upon exercise of the Amended Warrants are subject to resale and market restrictions during the Lock-Up Period.

The shares of common stock issuable upon exercise of the Amended Warrants are subject to lock up provisions that provide that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the shares issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period for sixty (60) days after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions. In addition, a holder, acting alone or with others, participating in the Offer has agreed not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. As a result, the holder will be subject to market and the other risks discussed herein during the period of these resale and market restrictions.

Income tax consequences of participation in the Offer to Amend and Exercise.

We have not obtained, and do not intend to obtain, either a ruling from the Internal Revenue Service (“IRS”) or an opinion of legal counsel regarding the U.S. federal income tax consequences of amending the Original Warrants and immediately exercising the Amended Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer. See Section 20 “Material U.S. Federal Income Tax Consequences.”

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Amend and Exercise. See Section 2 “Purposes of the Offer and Use of Proceeds; Plans or Proposals” for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Amended Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Offer to Amend and Exercise.

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DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE

Overview

Cryoport, Inc., a Nevada corporation, is referred to in this Offer to Amend and Exercise Warrants to Purchase Common Stock (this “Offer to Amend and Exercise”) as “we,” “us,” “Cryoport” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, certain of the Company’s outstanding warrants as set forth in Section 3 “Eligible Warrants” (collectively, the “Original Warrants”) with respect to up to 2,448,000 shares of common stock issuable upon exercise of such warrants (the “Offer”). Pursuant to this Offer to Amend and Exercise, Original Warrants properly tendered (and not validly withdrawn) will be amended, with respect to all or a portion of the shares purchasable under such warrants at your election (the “Elected Shares”), as set forth in Section 6 “Terms of Amended Warrants,” subject to a pro rata reduction as described in Section 4 “Maximum Number of Elected Shares Which may be Issued.” Such amendments will be made pursuant to the terms of the applicable Amendment to Warrant to Purchase Common Stock (the “Amendment” and, each Original Warrant, as amended by the applicable Amendment, an “Amended Warrant”) attached as Exhibit A-1 and Exhibit A-2 to the Election Form (as defined below).

You may not elect to amend your Original Warrant with respect to your Elected Shares (subject to pro rata reduction as described below) and not also exercise your right to purchase all of such shares. Participation in the Offer requires both amendment of your Original Warrants with respect to your Elected Shares (subject to pro rata reduction as described below) as set forth in this Offer to Amend and Exercise and your exercise of the Amended Warrants, which will happen simultaneously effective as of the Expiration Date if your Original Warrants are properly tendered in the Offer.

In the event that your Original Warrants are properly tendered in the Offer, the Company will issue you the Elected Shares (subject to a pro rata reduction as described below). If your Elected Shares are less than all of the shares of common stock issuable upon exercise of your Original Warrant, the right to purchase the number of shares of common stock in excess of the Elected Shares will be reissued to you pursuant to a replacement warrant with the same terms and conditions of the applicable Original Warrant. In addition, if the aggregate number of Elected Shares for all holders participating in the Offer is greater than 2,448,000 shares, your and each of the other participating holder’s number of Elected Shares will be reduced on as close to a pro rata basis as is possible without issuance of fractional shares. In such instance, the Company will issue you a replacement warrant reflecting the number of your Elected Shares that were not accepted as a result of the pro rata reduction, and your tendered payment for such shares will be returned to you.

You may elect to participate in the Offer with respect to some or all of your Original Warrants that you hold. If you choose not to participate in the Offer, your Original Warrants will remain in full force and effect with no change in the terms of the Original Warrants.

This Offer to Amend and Exercise, together with the Election to Consent, Participate and Exercise Warrant (the “Election Form”), Notice of Withdrawal, and forms of Amendments constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer and instructions as to how you can amend your Original Warrants and exercise an Amended Warrant. You should read all of the materials carefully before you decide whether to participate in the transaction.

The Offer will be open through 9:00 p.m., Pacific Time on March 30, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”).

SECTION 1. FORWARD-LOOKING STATEMENTS

This Offer to Amend and Exercise contains forward-looking statements and concern matters that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar words which are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable as of the date of this Offer to Amend and Exercise, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from the views and expectations set forth in this Offer to Amend and Exercise. You should be aware that these statements are projections or estimates as to future events and are subject to a number of factors that may tend to influence the accuracy of the statements. These forward-looking statements should not be regarded as a representation by the Company or any other person that the events or plans of the Company will be achieved. You should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Amend and Exercise. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Amend and Exercise or to reflect the occurrence of unanticipated events. The “Risk Factors” section of this Offer to Amend and Exercise sets forth detailed risks, uncertainties and cautionary statements regarding the Company’s business, the Company’s common stock and the risks of participating in the Offer. You should also review the factors and risks we describe in the reports we file from time to time with the SEC filed after the date of this Offer to Amend and Exercise. Actual results may differ materially from any forward looking statement.

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SECTION 2. PURPOSES OF THE OFFER AND USE OF PROCEEDS; PLANS OR PROPOSALS

Purpose and Use of Proceeds

The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to amend and exercise their warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price, together with a shortened exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

Plans or Proposals

No plans or proposals described in this Offer to Amend and Exercise or in any materials sent to the holders of the Original Warrants in connection with this Offer to Amend and Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder who elects to participate in the Offer will be required to tender payment for the Elected Shares and, subject to our acceptance of the election, will acquire additional shares of the Company’s common stock. As of February 25, 2016, the Company had 12,242,776 shares of common stock outstanding. Assuming Original Warrants to purchase 2,448,000 shares of the Company’s common stock (which represents approximately, but less than, 19.999% of the Company’s outstanding common stock as of February 25, 2016; see Section 4 “Maximum Number of Elected Shares Which may be Issued”) are amended and the Amended Warrants are exercised pursuant to the terms of the Offer, the Company’s outstanding shares of common stock would increase to 14,690,776 shares, with the shares issued upon exercise of the Amended Warrants representing 16.66% of the then outstanding shares of common stock.

If a holder’s Elected Shares are less than all of the shares of common stock issuable upon exercise of such holder’s Original Warrant, the right to purchase the number of shares of common stock in excess of such Elected Shares will be reissued to such holder pursuant to a replacement warrant with the same terms and conditions of the applicable Original Warrant.

SECTION 3. ELIGIBLE WARRANTS

The following Original Warrants are subject to the Offer:

(1)	warrants to purchase 833,860 shares of the Company’s common stock at an exercise price of $8.28 per share issued in connection with a private placement of units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock with closings that occurred between February 2012 and March 2012 (the “2012 Warrants”);

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(2)	warrants to purchase 43,860 shares of the Company’s common stock at an exercise price of $2.28 per share issued in connection with a private placement of bridge notes in June 2013;

(3)	warrants to purchase 28,736 shares of the Company’s common stock at an exercise price of $3.48 per share issued in connection with a private placement of bridge notes in August 2013;

(4)	warrants to purchase 105,776 shares of the Company’s common stock at an exercise price of $2.40 per share issued in connection with a private placement of bridge notes in September 2013;

(5)	warrants to purchase 1,700,634 shares of the Company’s common stock at an exercise price of $4.44 per share issued in connection with the conversion of certain bridge notes into units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock in September 2013;

(6)	warrants to purchase 74,728 shares of the Company’s common stock at an exercise price of $5.88 per share issued in connection with various private placements of bridge notes with closings that occurred between December 2013 and March 2014; and

(7)	warrants to purchase 1,167,789 shares of the Company’s common stock at an exercise price of $6.00 per share issued in connection with various private placements of (i) the Company’s Class A Preferred Stock and Class B Preferred stock with closings that occurred between May 2014 and June 2015, and (ii) bridge notes between December 2014 and February 2015, and in connection with the amendment of certain related-party promissory notes in February and March 2015.

The exercise price and number of shares issuable upon conversion of the Original Warrants have been adjusted for the 1-for-12 reverse stock split that became effective on May 19, 2015. Accordingly the Original Warrants issued to you will reflect a greater number of shares and a lower exercise price than those set forth above.

If you have questions regarding the terms of your Original Warrants, please contact the Solicitation Agent (identified below).

You may elect to participate in the Offer with respect to some or all of your Original Warrants that you hold. If you choose not to participate in the Offer, your Original Warrants will remain in full force and effect with no change in the terms of the Original Warrants.

SECTION 4. MAXIMUM NUMBER OF ELECTED SHARES WHICH MAY BE ISSUED

If the aggregate number of Elected Shares for all holders participating in the Offer is greater than 2,448,000 shares (which represents approximately, but less than, 19.999% of the Company’s outstanding common stock as of February 25, 2016), each participating holder’s number of Elected Shares for an Amended Warrant will be reduced on as close to a pro rata basis as is possible without requiring the issuance of fractional shares. The proration will be based on the ratio of (i) 2,448,000 to (ii) the total number of Elected Shares elected for all holders participating in the Offer. The Company will publicly announce the final proration factor by press release promptly after the Expiration Time. If the number of your Elected Shares, including after any pro rata reduction described above, is less than all of the shares of common stock issuable under your Original Warrant, then the Company will, promptly following the Expiration Date: (a) issue you a replacement warrant with the same terms and conditions of the applicable Original Warrant representing the right to purchase the number of shares of common stock in excess of the Elected Shares, and (b) provide you with a check equal to any excess amount of cash paid to exercise the Amended Warrant resulting from the pro rata reduction, without interest thereon or deduction therefrom. If you elect to participate in the Offer with respect to Original Warrants with different exercise prices and the number of your Elected Shares is subject to a pro rata reduction as described above, such pro rata reduction will be applied to your Original Warrants starting at the lowest exercise price, such that your Original Warrants with the highest exercise prices will be amended and exercised in the Offer.

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For example, a holder owns Original Warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock at exercise prices of $8.28 (500,000 shares), $6.00 (450,000 shares), and $4.44 (50,000 shares). Holder properly tenders Original Warrants in accordance with the terms and conditions of the Offer with respect to only 900,000 shares of common stock, consisting of (a) 500,000 Elected Shares under the Original Warrant to purchase shares at an exercise price of $8.28 and (b) 400,000 Elected Shares under the Original Warrant to purchase shares at an exercise price of $6.00, while retaining the Original Warrant to purchase 50,000 shares at an exercise price of $6.00. In connection therewith, holder delivered cash to the Company in the amount of $1,125,000 (900,000 x $1.25 exercise price of the Amended Warrants). If the Company accepts the holder’s tender of Original Warrants, the Company will issue holder 900,000 Elected Shares and a replacement warrant to purchase the 50,000 shares that were not included in such holder’s election with the same terms and conditions of the Original Warrant to purchase shares at an exercise price of $6.00.

Alternatively, under the same facts and in the event the total Elected Shares for all holders was 3,000,000 shares, such holder’s tender for 900,000 shares would be reduced to 81.6% (2,448,000 / 3,000,000) of such number, or 734,400 shares. The Company will issue holder 734,400 Elected Shares and a replacement warrant to purchase 215,600 shares (50,000 shares that were not included in the holder’s election plus 165,600 shares that were excluded from the offer as a result of the pro rata reduction) with the same terms and conditions of the Original Warrant to purchase shares at an exercise price of $6.00. As the aggregate exercise price for the holder’s 734,400 Elected Shares is $918,000 (734,400 x $1.25 exercise price of the Amended Warrants), promptly following the Expiration Date, the Company would cause to be delivered to such holder a check for an amount equal to $207,000 (the $1,125,000 amount for payment of the exercise price of 900,000 shares less the $918,000 payment for the final reduced Elected Shares issued to such Holder).

SECTION 5. EXPIRATION DATE

The Offer will be open through 9:00 p.m., Pacific Time on March 30, 2016, as may be extended by the Company in its sole discretion.

SECTION 6. TERMS OF AMENDED WARRANTS

Pursuant to the Offer, the Original Warrants properly tendered (and not validly withdrawn) will be amended as described below with respect to the Elected Shares (subject to a pro rata reduction as described above):

New Exercise Price: The exercise price will be reduced to $1.25 per share.

New Term: The term of the Original Warrants is being shortened to expire concurrently with the Expiration Date.

Lock-Up Period: The Amended Warrants will contain a lock-up provision that provides that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the Elected Shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”). In addition, the Company may impose stop-transfer restrictions to enforce these restrictions.

No Cashless Exercise: The Amended Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Amended Warrants.

Market Restrictions: A holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

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Registration Rights: On or prior to June 30, 2016 (the “Filing Date”), the Company will be required to prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 covering resales of the Elected Shares. In addition, the Company is required to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC. In the event that the Company fails to file such registration statement by the Filing Date, then for each month following the Filing Date that the Company has not filed such registration statement, the Company shall issue to the holder of Elected Shares, for no additional consideration, one share of common stock for every one hundred Elected Shares held by such holder; provided, however, the Company shall only be liable to issue such shares for the first three months following the Filing Date and shall not be liable if any such delay is due to such holder’s failure to promptly provide on request by the Company any information required or the provision of inaccurate or incomplete information by such holder.

Other Terms: Except as set forth above, all other terms of the Amended Warrants will be the same as the terms of the Original Warrants. See the forms of Amendments attached as Exhibit A-1 and Exhibit A-2 to the Election Form. The form of Amendment attached as Exhibit A-1 to the Election Form will amend all of the Original Warrants, except for the 2012 Warrants, which will be amended by the form of Amendment attached as Exhibit A-2 to the Election Form.

SECTION 7. CONDITIONS TO THE OFFER TO AMEND AND EXERCISE

The Offer is subject to certain conditions as described herein:

(i) We are not making this Offer to Amend and Exercise to, nor will we accept any Election Form from or on behalf of, Original Warrant holders in any state where the Company is prohibited from making the Offer by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

(ii) You may not elect to amend your Original Warrant with respect to your Elected Shares (subject to pro rata reduction as described below) and not also exercise your right to purchase all of such shares. Participation in the Offer requires both amendment of your Original Warrants with respect to your Elected Shares (subject to pro rata reduction as described below) as set forth in this Offer to Amend and Exercise and your exercise of the Amended Warrants, which will happen simultaneously effective as of the Expiration Date if your Original Warrants are properly tendered in the Offer.

The Offer is not conditioned upon obtaining financing or any minimum number of Original Warrants being tendered.

SECTION 8. EXTENSION OF OFFER TO AMEND AND EXERCISE PERIOD; TERMINATION; AMENDMENTS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date. In the event that the Company elects to extend the Expiration Date, it will issue a notice of such extension by press release or other public announcement, which notice will include the approximate number of Original Warrants tendered pursuant to the Offer based upon the Offering Materials received by the Company as of such date, and will be issued no later than 6:00 a.m. Pacific time (9:00 a.m. Eastern time) on the next business day after the scheduled Expiration Date.

There can be no assurance, however, that the Company will exercise its right to extend the Offer. Amendments to the Offer will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Offer to Amend and Exercise or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants. Also, should the Company, pursuant to the terms and conditions of this Offer to Amend and Exercise, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or it waives a material condition of the Offer, the Company will extend the Offer to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in the Solicitation Agent’s fee or change in percentage of securities sought, all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

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The Company also expressly reserves the right, in its sole discretion, to terminate the Offer by making a public announcement of such termination. Our reservation of this right is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company must return the Original Warrants tendered promptly after termination of the Offer and the amount of cash paid by a holder to exercise the Amended Warrant, without interest thereon or deduction therefrom.

SECTION 9. PROCEDURE FOR PARTICIPATING IN the OFFER AND EXERCISING AMENDED WARRANTS

To participate in the Offer and receive the number of shares of the Company’s common stock issuable upon exercise of an Amended Warrant, you must deliver to the Company on or before the Expiration Date all of the following (collectively, the “Acceptance and Exercise Documents”):

(i)	a signed copy of the Election Form;

(ii)	a signed copy of an accredited investor representation (which is included as Annex C to the Election Form);

(iii)	a signed copy of a selling stockholder questionnaire (which is included as Annex D to the Election Form); and

(iv)	the original copy of the warrant certificate(s) representing your Original Warrants (the “Original Warrant Certificates”), or an Affidavit of Loss and Indemnification Agreement (which is included as Annex E to the Election Form), for cancellation.

In addition to the delivery of the Acceptance and Exercise Documents to us, you also must tender cash in the amount equal to $1.25 per share multiplied by the number of Elected Shares (the “Exercise Payment”). The Exercise Payment must be tendered in the form of a check payable to Fidelity Bank, as escrow agent for the Company (the “Escrow Agent”), or by wire transfer to the Escrow Agent, as set forth in the Election Form. The Acceptance and Exercise Documents and the Exercise Payment must be received before the Expiration Date. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Cryoport, Inc., 17305 Daimler Street, Irvine, CA 92614, Attn: Robert Stefanovich, CFO. Original Warrant Certificates must be mailed or physically delivered to the Company, but the Company will accept delivery of the other Acceptance and Exercise Documents via facsimile to (949) 544-8815 or via email to stockadministrator@cryoport.com.

SECTION 10. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Original Warrants in accordance with Section 9 “Procedure for Participating in the Offer and Exercising Amended Warrants” above on or prior to the Expiration Date, promptly following the Expiration Date, the Company will notify the Escrow Agent and the transfer agent for the Company’s common stock of the Company’s acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents, and the Company will issue and deliver to you the number of Elected Shares issuable under the Amended Warrant subject to any pro rata reduction described in Section 4 “Maximum Number of Elected Shares Which may be Issued.”

SECTION 11. WITHDRAWAL RIGHTS

If you change your mind after tendering your Original Warrants and want to withdraw your tender, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date by delivery to: Cryoport, Inc., 17305 Daimler Street, Irvine, CA 92614, Attn: Robert Stefanovich, CFO, via facsimile to (949) 544-8815 or via email to stockadministrator@cryoport.com. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us after the Expiration Date if your Original Warrants Certificates (or Affidavit of Loss and Indemnification Agreement) and other Acceptance and Exercise Documents have not been accepted by us prior to April 27, 2016, which is the fortieth business day from the commencement of the Offer.

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If you properly withdraw, we will promptly: (i) cancel your signed copy of the Election Form; (ii) return to you the Original Warrant Certificate (or issue you a new warrant certificate with the same terms as the Original Warrant Certificate if you submitted an Affidavit of Loss and Indemnification Agreement or as adjusted, if needed, to reflect the reverse stock split); and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant, without interest thereon or deduction therefrom.

SECTION 12. REGISTRATION OF WARRANT SHARES

The Elected Shares we issue upon exercise of the Amended Warrants will be “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

Pursuant to the terms of the Amended Warrants, on or prior to the Filing Date (June 30, 2016), the Company will be required to prepare and file with the SEC a registration statement on Form S-1 (the “Registration Statement”) covering resales of the Elected Shares. In addition, the Company is required to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC. In the event that the Company fails to file the Registration Statement by the Filing Date, then for each month following the Filing Date that the Company has not filed the Registration Statement, the Company shall issue to the holder of Elected Shares, for no additional consideration, one share of common stock for every one hundred Elected Shares held by such holder; provided, however, the Company shall only be liable to issue such shares for the first three months following the Filing Date and shall not be liable if any such delay is due to such holder’s failure to promptly provide on request by the Company any information required or the provision of inaccurate or incomplete information by such holder.

Following the effective date of the Registration Statement, the holders of shares of common stock who are listed as selling stockholders in the Registration Statement may sell their shares of common stock covered under the Registration Statement in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the prospectus in the Registration Statement. Absent the registration of the shares of common stock issued in the Offer, holders (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.

SECTION 13. TRADING MARKET AND PRICE RANGE OF ORIGINAL WARRANTS, AMENDED WARRANTS AND COMMON STOCK

There is no established trading market for the Original Warrants or the Amended Warrants.

The Company’s common stock is currently listed on the NASDAQ Capital Market and is traded under the symbol “CYRX.” Prior to July 29, 2015, the Company’s common stock was quoted on the OTCQB. The quarterly high and low reported bid prices for our common stock as quoted on the OTCQB or the high and low sales price on the NASDAQ Capital Market, as applicable, for the periods indicated are as follows:

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	High		Low
First quarter (April 1, 2015 to June 30, 2015)	$9.48	[1]	$5.50	[1]
Second quarter (July 1, 2015 to September 30, 2015)	$7.21		$2.24
Third quarter (October 1, 2015 to December 31, 2015)	$3.16		$2.00
Fourth quarter (January 1, 2016 to February 29, 20162)	$2.18		$1.03

________________________

[1]	Adjusted for the Company’s 1-for-12 reverse stock split in May 2015.

[2]	Last trading day before the date of this Offer to Amend and Exercise. The Company’s fourth quarter ends on March 31.

SECTION 14. SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. The Company will use its existing working capital to pay the fees and expenses associated with the transactions contemplated by this Offer to Amend and Exercise.

SECTION 15. TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS

Jerrell W. Shelton, Chairman, President and Chief Executive of the Company, holds Original Warrants to purchase an aggregate of 15,322 shares of common stock and is eligible to participate in the Offer on the same terms and conditions as the other holders of the Original Warrants. On March 3, 2016, the Company entered into a letter agreement with Mr. Shelton, pursuant to which Mr. Shelton agreed not to participate in the Offer.

Except with the negotiation and execution of the Solicitation Agency Agreement described in Section 22 “Fees and Expenses” below, none of our directors or executive officers participated in any other transaction involving the Original Warrants during the past 60 days.

SECTION 16. INFORMATION REGARDING THE COMPANY

The following summary highlights selected information regarding the Company. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer or exercise your Amended Warrant. Before making an investment decision, you should read this entire Offer to Amend and Exercise carefully, including the “Risk Factors” section above.

General Overview

We provide cryogenic logistics solutions to the life sciences industry through a combination of purpose-built proprietary packaging, information technology and specialized cold chain logistics knowhow. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services, we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Cryoport Express® Solutions include a sophisticated cloud-based logistics operating platform, which is branded as the Cryoportal™. The Cryoportal™ supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Cryoportal™ records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of-condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

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The branded packaging for our Cryoport Express® Solutions includes our liquid nitrogen dry vapor shippers, the Cryoport Express® Shippers. The Cryoport Express® Shippers are cost-effective and reusable cryogenic transport shippers (our standard shipper is a patented vacuum flask) utilizing an innovative application of “dry vapor” liquid nitrogen technology. Cryoport Express® Shippers are International Air Transport Association certified and validated to maintain stable temperatures of minus 150° Celsius and below for a 10-day dynamic shipment period. The Company currently features three Cryoport Express® Shippers: the Standard Dry Shipper (holding up to 75 2.0 ml vials), the High Volume Dry Shipper (holding up to 500 2.0 ml vials) and the Cryoport Express® CXVC1 Shipper (holding up to 1,500 2.0 ml vials). In addition, we assist clients with internal secondary packaging as well (e.g., vials, canes, straws, plates, etc.).

Our most used solution is the “turnkey” solution, which can be accessed directly through our cloud-based Cryoportal™ or by contacting Cryoport Client Care for order entry. Once an order is placed and cleared, we ship a fully charged Cryoport Express® Shipper to the client who conveniently loads its frozen commodity into the inner chamber of the Cryoport Express® Shipper. The customer then closes the shipper package and reseals the shipping box displaying the next recipient’s address (“Flap A”) for pre-arranged carrier pick up. Cryoport arranges for the pick-up of the parcel by a shipping service provider, which is designated by the client or chosen by Cryoport, for delivery to the client’s intended recipient. The recipient simply opens the shipper package and removes the frozen commodity that has been shipped. The recipient then reseals the package, displaying the nearest Cryoport Operations Center address (“Flap B”), making it ready for pre-arranged carrier pick-up. When the Cryoport Operations Center receives the Cryoport Express® Shipper, it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

In late 2012, we shifted our focus to become a comprehensive cryogenic logistics solutions provider. Recognizing that clients in the life sciences industry have varying requirements, we unbundled our technologies, establishing customer facing solutions and taking a consultative approach to the market. Today, in addition to our standard turnkey solution, described above, we also provide the following customer facing, value-added solutions to address our various clients’ needs:

•	“Customer Staged Solution,” designed for clients making 50 or more shipments per month. Under this solution, we supply an inventory of our Cryoport Express® Shippers to our customer, in an uncharged state, enabling our customer (after training/certification) to charge them with liquid nitrogen and use our Cryoportal™ to enter orders with shipping and delivery service providers for the transportation of the package. Once the order is released, our customer service professionals monitor the shipment and the return of the shipper to us for cleaning, quality assurance testing and reuse.

•	“Customer Managed Solution,” a limited customer implemented solution whereby we supply our Cryoport Express® Shippers to clients in a fully charged state, but leaving it to the client to manage the shipping, including the selection of the shipping and delivery service provider and the return of the shipper to us.

•	“powered by CryoportSM,” available to providers of shipping and delivery services who seek to offer a “branded” cryogenic logistics solution as part of their service offerings, with “powered by CryoportSM” appearing prominently on the offering software interface and packaging. This solution can also be private labeled upon meeting certain requirements, such as minimum required shipping volumes.

•	“Integrated Solution,” which is our outsource solution. It is our most comprehensive solution and involves our management of the entire cryogenic logistics process for our client, including Cryoport employees at the client’s site to manage the client’s cryogenic logistics function in total.

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•	“Regenerative Medicine Point-of-Care Repository Solution,” designed for allogeneic therapies. Under this solution we supply our Cryoport Express® Shipper to ship and store cryogenically preserved life science products for up to 6 days (or longer periods with supplementary shippers) at a point-of-care site, with the Cryoport Express® Shipper serving as a temporary freezer/repository enabling the efficient and effective distribution of temperature sensitive allogeneic cell-based therapies without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device. Our customer service professionals monitor each shipment throughout the predetermined process including the return of the shipper to us. When the Cryoport Operations Center receives the Cryoport Express® Shipper package it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

•	“Personalized Medicine and Cell-based Immunotherapy Solution,” designed for autologous therapies. Under this solution our Cryoport Express® Shipper serves as an enabling technology for the safe transportation of manufactured autologous cellular-based immunotherapies by providing a comprehensive logistics solution for the verified chain of custody and condition transport from, (a) the collection of the patient’s cells in a hospital setting, to (b) a central processing facility where they are manufactured into a personalized medicine, to (c) the safe, cryogenically preserved return of these irreplaceable cells to a point-of-care treatment facility. If required, the Cryoport Express® Shipper can then serve as a temporary freezer/repository to allow the efficient distribution of this personalized medicine to the patient when and where the medical provider needs it most without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device. Our customer service professionals monitor each shipment throughout the predetermined process, including the return of the shipper to us. When the Cryoport Operations Center receives the Cryoport Express® Shipper package it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

Strategic Logistics Alliances

We have sought to establish strategic alliances as a long-term method of marketing our solutions providing minus 150° Celsius shipping conditions to the life sciences industry. We have focused our efforts on leading companies in the logistics services industry as well as participants in the life sciences industry. In connection with our alliances with providers of shipping services, we refer to their respective offerings as “powered by CryoportSM” to reflect our solutions being integrated into our alliance partner’s services.

Cryoport now serves and supports the three largest integrators in the world, responsible for over 85% of worldwide airfreight, with its advanced cryogenic logistics solutions for life sciences. We operate with each independently and confidentially in support of their respective market and sales strategies. These agreements with the three largest integrators in the world represent a significant validation of our solutions and the way we conduct our business.

FedEx. In January 2013, we entered into a master agreement with Federal Express Corporation (“FedEx”) (the “FedEx Agreement”) renewing these services and providing FedEx with a non-exclusive license and right to use a customized version of our Cryoportal™ for the management of shipments made by FedEx customers. The FedEx Agreement became effective on January 1, 2013 and was amended in December 2015 to extend the initial term for an additional three years, expiring on December 31, 2018. FedEx has the right to terminate this agreement at any time for convenience upon 180 days’ notice.

Under our FedEx Agreement, we provide frozen shipping logistics services through the combination of our purpose-built proprietary technologies and turnkey management processes. FedEx markets and sells Cryoport’s services for frozen temperature-controlled cold chain transportation as its FedEx® Deep Frozen Shipping Solution on a non-exclusive basis and at its sole expense. As part of the solution, Cryoport has developed a FedEx-branded version of the Cryoportal™ software platform, which is “powered by CryoportSM” for use by FedEx and its customers giving them access to the full capabilities of our cloud-based logistics management software platform.

DHL. In June 2014, we entered into a master agreement with LifeConEx, a part of DHL Global Forwarding (“DHL”). This relationship with DHL is a further implementation of the Company’s expansion of distribution partnerships under the “powered by CryoportSM” model described above, allowing us to expand our sales and marketing reach through our partners and build awareness of the benefits of our validated cryogenic solution offerings. DHL enhanced its cold chain logistics offerings to its life sciences and healthcare customers with Cryoport’s validated cryogenic solutions. DHL’s network offers Cryoport’s cryogenic solutions under the DHL brands as “powered by CryoportSM”. In addition, DHL’s customers will be able to have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and receive preferred DHL shipping rates and discounts. Our proprietary logistics management operating platform, the Cryoportal™, is integrated with DHL’s tracking and billing systems to provide DHL life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

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UPS. In October 2014, we added United Parcel Services, Inc. (“UPS”) as our third major distributor by entering into an agreement with UPS Oasis Supply Corporation, a part of UPS, whereby UPS will offer our validated and comprehensive cryogenic solutions to its life sciences and healthcare customers on a global basis. This relationship with UPS is a further implementation of the Company’s expansion of distributors under the “powered by CryoportSM” model described above, allowing us to further expand our sales and marketing reach through our partners and build awareness of the benefits of our validated cryogenic solution offerings through UPS.

As a result of our new relationship with UPS, UPS customers will have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and gain access to UPS’s broad array of domestic and international shipping and logistics solutions at competitive prices. Our proprietary logistics management operating platform, the Cryoportal™, is integrated with UPS’s tracking and billing systems to provide UPS life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

Life Sciences Agreements

Zoetis. In December 2012, we signed an agreement with Pfizer Inc. relating to Zoetis Inc. (formerly the animal health business unit of Pfizer Inc.) pursuant to which we were engaged to manage frozen shipments of a key poultry vaccine. Under this arrangement, Cryoport provides on-site logistics personnel and its logistics management operating platform, the Cryoportal™ to manage shipments from the Zoetis manufacturing site in the United States to domestic customers as well as various international distribution centers. As part of our logistics management services, Cryoport is constantly analyzing logistics data and processes to further introduce economies and reliability throughout the network, ensuring products arrive at their destinations in specified conditions, on-time and with the optimum utilization of resources. The Company manages Zoetis’ total fleet of dewar flask shippers used for this purpose, including liquid nitrogen shippers. In July 2013 the agreement was amended to expand Cryoport’s scope to manage all logistics of Zoetis’ key frozen poultry vaccine to all Zoetis’ international distribution centers as well as all domestic shipments. In October 2013, the agreement was further amended to expand Cryoport’s role to include the logistics management for a second poultry vaccine. In September 2015, the agreement was further amended and extended through September 2018, subject to certain termination and extension provisions.

In summary, we serve the life sciences industry with cryogenic logistics solutions that are advanced, comprehensive, reliable, validated, and efficient. Our clients include those companies and institutions that have logistics requirements for personalized medicine, immunotherapies, stem cells, cell lines, tissue, vaccines, in-vitro fertilization, cord blood, and other temperature sensitive commodities of life sciences.

Recent Developments

The Board of Directors authorized the 1-for-12 reverse stock split that became effective on May 19, 2015. All prior periods presented in this Report have been adjusted to reflect the twelve to one reverse stock split. Financial information updated by this capital change includes earnings per common share, dividends per common share, stock price per common share, weighted average common shares, outstanding common shares, treasury shares, common stock, and additional paid-in capital.

On July 29, 2015, the Company completed the sale of common stock and warrants (the “Units”) under a registered public offering. The gross proceeds to Cryoport from the offering, including the partial exercise of the over-allotment option, were approximately $6.8 million, before underwriting discounts and commissions and other offering expenses (approximately $5.9 after underwriting discounts, commissions and other expenses).

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The public offering price per Unit was $3.25. Each Unit consists of one share of common stock and a warrant to purchase one share of common stock. Under the terms of the offering, Cryoport issued 2,090,750 shares of common stock and warrants to purchase up to an aggregate of 2,090,750 shares of common stock, inclusive of the partial exercise of the over-allotment option. The common stock and the warrants are immediately separable and trade on the Nasdaq Capital Market under the symbols CYRX, and CYRXW, respectively. The warrants have a per share exercise price of $3.57, are exercisable immediately and will expire five years from the date of issuance.

On September 16, 2015, the Company entered into the Purchase and Sale Agreement by and between KLATU Networks, LLC (“KLATU”) and the Company. Pursuant to the Purchase and Sale Agreement, the Company purchased from KLATU certain intellectual property and intellectual property rights related to the Company’s Cryoportal™ logistics management platform, which KLATU previously developed for and licensed to the Company pursuant to the Master Consulting and Engineering Services Agreement, by and between KLATU and the Company, dated October 9, 2007. As full compensation for the sale and assignment of the Developed Technology from KLATU to the Company, the Company paid KLATU an aggregate amount of $400,000.

In November 2015, the shareholders approved an increase in the authorized number of shares from 20,833,333 shares to 50,000,000 shares.

On January 30, 2016, the Company caused the mandatory exchange of all its outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock consisting of 454,750 shares of Class A Convertible Preferred Stock and 534,571 shares of Class B Convertible Preferred Stock, into (i) an aggregate of 4,977,038 shares of common stock of the Company and (ii) an aggregate of 4,977,038 warrants, each warrant representing the right to purchase one share of common stock.

On March 1, 2016, the Company and/or its wholly owned subsidiary Cryoport Systems, Inc., a California corporation, entered into definitive agreements to amend and restate certain related party notes with outstanding principal of $923,791 in the aggregate pursuant to Second Amended and Restated Promissory Notes dated February 29, 2016 to increase the interest rate to 7% per annum, extend the term to April 1, 2017, and modify the repayment provisions to provide for repayment of 10% of the original principal balance and accrued interest of such notes on a quarterly basis commencing April 1, 2016 and a payment of the remaining outstanding balance on April 1, 2017. In addition, the Company issued to such note holders warrants to purchase an aggregate of 24,551 shares of the Company's common stock at an exercise price of $1.88 per share expiring April 1, 2019 and agreed to reimburse up to $5,000 of legal fees incurred by the note holders.

Also on March 1, 2016, the Company entered into a verbal agreement with one of the holders of the related party notes with an original principal balance of $35,761 to extend the term of such note to April 1, 2016.

Corporate History

We are a Nevada corporation originally incorporated under the name G.T.5-Limited (“GT5”) on May 25, 1990. In connection with a Share Exchange Agreement, on March 15, 2005 we changed our name to Cryoport, Inc. and acquired all of the issued and outstanding shares of common stock of Cryoport Systems, Inc., a California corporation, in exchange for 200,901 shares of our common stock (which represented approximately 81% of the total issued and outstanding shares of common stock following the close of the transaction). Cryoport Systems, Inc., which was originally formed in 1999 as a California limited liability company, and subsequently reorganized into a California corporation on December 11, 2000, remains the operating company under Cryoport, Inc. Our principal executive offices are located at 17305 Daimler Street, Irvine, CA 92614. The telephone number of our principal executive offices is (949) 470-2300, and our main corporate website is www.cryoport.com.

The Company became public by a reverse merger with a shell company in May 2005. Over time the Company has transitioned from being a development company to a fully operational public company, providing cold chain logistics solutions to the biotechnology and life sciences industries globally.

SECTION 17. HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE COMPANY

The Company has included the consolidated financial statements of the Company for the fiscal years ended March 31, 2015 and 2014 and the unaudited condensed consolidated interim financial information for the quarterly period ended December 31, 2015 as Exhibit A and Exhibit B hereto, respectively. The Company’s net tangible book value per share as of December 31, 2015 was $0.69. The Company has included unaudited pro forma information reflecting the effect of the Offer attached hereto as Exhibit C. In preparing the attached unaudited pro forma condensed financial information, the Company assumed that Original Warrants to purchase 2,448,000 shares of the Company’s common stock (which represents approximately, but less than, 19.999% of the Company’s outstanding common stock as of February 25, 2016; see Section 4 “Maximum Number of Elected Shares Which may be Issued”) are amended and the Amended Warrants are exercised pursuant to the terms of the Offer, and that the Offer was completed as of the end of the quarterly period ended December 31, 2015. The unaudited pro forma condensed financial information is presented for informational and illustrative purposes only and does not purport to project our future consolidated statement of operations or financial position.

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SECTION 18. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER

The current officers and directors of the Company are:

Name	Position Held with our Company
Jerrell W. Shelton	Chairman, President and Chief Executive Officer
Robert S. Stefanovich	Chief Financial Officer, Treasurer and Corporate Secretary
Richard J. Berman	Director
Robert Hariri, M.D., Ph.D.	Director
Ramkumar Mandalam, Ph.D.	Director
Edward J. Zecchini	Director

As of February 25, 2016, there were outstanding Original Warrants to purchase an aggregate of 3,955,383 shares of common stock. Jerrell W. Shelton, Chairman, President and Chief Executive of the Company, holds Original Warrants to purchase an aggregate of 15,322 shares of common stock (representing less than 1% of the common stock issuable upon exercise of the Original Warrants) and is eligible to participate in the Offer on the same terms and conditions as the other holders of the Original Warrants. On March 3, 2016, the Company entered into a letter agreement with Mr. Shelton, pursuant to which Mr. Shelton agreed not to participate in the Offer.

Except as set forth above, none of the Company’s other executive officers, directors or control persons hold Original Warrants.

SECTION 19. LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer and the issuance of the shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Offer are subject to the conditions described in Section 7 “Conditions of the Offer to Amend and Exercise” above.

SECTION 20. MATERIAL U.S. FEDERAL INCOME TAX Considerations

The following is a discussion of certain material U.S. federal income tax considerations that we believe will be applicable to Original Warrant holders who participate in the Offer, exchange Original Warrants for Amended Warrants, exercise Amended Warrants for our common stock, and own and ultimately dispose of our common stock. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange or otherwise respecting the considerations addressed below and, as discussed below, there can be no assurance that the IRS will not take a position inconsistent with the treatment discussed below.

This discussion does not provide a complete analysis of all potentially applicable aspects of federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this analysis is not intended to be wholly applicable to all categories of Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”).

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This discussion is based upon current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, and other applicable authorities and guidelines, all of which are subject to change (possibly with retroactive effect).

This discussion assumes that Original Warrant holders hold their Original Warrants (and will hold their shares of our common stock received upon the exercise of their Amended Warrants) as capital assets (i.e., generally for investment). In addition, the following discussion does not address the tax consequences of participating in the Offer (or of holding shares of our common stock received upon the exercise of the Amended Warrants) under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer, holding shares of our common stock received upon the exercise of the Amended Warrants, and, in each instance, the related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Original Warrant (or a beneficial owner of shares of our common stock received upon exercise of the Amended Warrants), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnership, and any partner of any such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of participating in the Offer and owning and disposing of shares of our common stock received upon exercise of the Amended Warrants).

Exchange of Original Warrants for Amended Warrants

Although not free from doubt, the Company intends to take the position that (i) the amendment of your Original Warrants (such amendment also referred to as an exchange of Original Warrants for Amended Warrants) followed by (ii) an exercise of Amended Warrants, are treated as two separate and independent events for U.S. tax purposes and that, therefore, the exchange of Original Warrants for Amended Warrants will constitute a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants. Under this treatment, (i) an Original Warrant holder will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange, (ii) such holder’s tax basis in the Amended Warrants received in the exchange will be equal to the holder’s tax basis in the Original Warrants exchanged therefore, and (iii) such holder’s holding period respecting the Amended Warrants received in the exchange will include the holder’s holding period respecting the Original Warrants exchanged therefore.

The foregoing tax discussion is based on current tax law, regulations and interpretive rulings as they exist at this time. The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer or of a holder’s participation in the Offer, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer, the U.S. federal income tax consequences of the Offer are unclear, and alternative characterizations are possible that could require you to immediately recognize gain or loss, or may impact your holding period. For example, the IRS could take the position that the exchange of Original Warrants for Amended Warrants is properly treated as a fully taxable exchange, in which case an Original Warrant holder would recognize capital gain or loss equal to the difference between such holder’s adjusted tax basis in the Original Warrants exchanged, and the fair market value of the Amended Warrants received in connection with such exchange. In such a case, immediately following the exchange, a holder’s adjusted tax basis in the Amended Warrants would be equal to the fair market value of the Amended Warrants on the date of the exchange. Also, in such a case, the holding period for the Amended Warrants will generally commence on the day after the exchange. In light of the uncertainty and discussion above, we urge you to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Exercise of Amended Warrants for Shares of Our Common Stock

Upon exercise of an Amended Warrant by a holder, such holder will not recognize gain or loss and will instead be treated as acquiring shares of our common stock as a result of such exercise. In such a case, the holder will have an adjusted tax basis in the common stock so acquired equal to the sum of (i) such holder’s adjusted tax basis in the Amended Warrant immediately prior to such exercise, plus (ii) the exercise price paid by such holder for the common stock in connection with exercising such Amended Warrant. The holding period for the common stock so acquired will generally commence on the date after the date of the exercise of the Amended Warrant.

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Distributions Paid on Shares of Our Common Stock

In general, a distribution you receive in respect of our common stock will be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in a holder’s shares of our common stock and, to the extent such distribution exceeds such holder’s adjusted basis in such shares of our common stock, as capital gain from the sale or exchange of such stock. The tax implications of such sale are generally discussed below under “Sale or Other Taxable Disposition of Common Stock.”

In general, an individual (as opposed to a corporate) holder of shares of our common stock recognizes ordinary income on the receipt of a dividend. Under current law, the highest marginal U.S. federal income tax rate applicable to individuals with respect to their ordinary income is 39.6%. However, a reduced rate of tax (e.g., 20%) may be available for certain “qualified dividend income” depending on your particular facts and circumstances, including whether you satisfy certain holding period requirements respecting the shares of our common stock upon which the dividend is paid.

In general, corporate holders of shares of our common stock will be entitled to a deduction (sometimes referred to as a “dividends received deduction”) equal to 70% of distributions which are treated as dividends on our common stock. However, these holders will not be entitled to this deduction with respect to amounts treated as a return of capital or capital gain. In addition, the benefit of this deduction may be reduced by the corporate alternative minimum tax. Furthermore, the dividends received deduction is subject to various limitations which, among other things, require a certain holding period and restrict the availability of the deduction if the underlying stock on which the dividend is paid is “debt financed.” Corporate holders should consult their tax advisors as to their eligibility for this deduction.

Sale or Other Taxable Disposition of Common Stock

Except in certain circumstances discussed below, in general, upon a sale or other taxable disposition of common stock, a holder generally will recognize capital gain or loss for U.S. federal income tax purposes. The amount of such gain or loss will be measured by the difference between (i) the sum of the amount of cash and the fair market value of any property received upon the sale or other taxable disposition of the stock, and (ii) such holder’s adjusted tax basis in the common stock being disposed of or sold. For these purposes, a holder’s adjusted tax basis in the common stock will generally be the price which the holder paid for the stock (which for these purposes will generally be comprised of the price paid to acquire the Original Warrants, plus the exercise price paid pursuant to the Amended Warrants in connection with the exercise of such warrants), subject to applicable adjustments (if any), such as a distribution which is treated as a return of capital on the common stock.

Under current law, the highest marginal U.S. federal income tax rate applicable to individuals respecting long-term capital gains is twenty percent (20%). Gain will be long-term capital gain if the holder’s holding period in the common stock is more than one year. Short-term capital gains are generally taxed at ordinary income tax rates. Capital losses generally offset capital gains. However, for individual holders, excess capital losses are allowed as a deduction against ordinary income, up to the lesser of $3,000 or the amount of such excess; and unused capital losses may be carried forward. Corporate (as opposed to individual) holders will generally be subject to tax on such gains at a maximum rate of thirty-five percent.

In certain circumstances, a redemption of our common stock may be treated as a distribution (and not a sale as discussed immediately above). A redemption of common stock will be treated as a sale if all of the holder’s interest in the Company is redeemed or certain other tests are met which generally involve a sufficient reduction in the holder’s interest (including deemed interest under certain constructive ownership rules) in the Company. If the transaction is treated as a sale, then the tax treatment of the holder will follow that which is described above with respect to the sale other taxable disposition of our stock. Alternatively, the entire amount of the cash and property received in connection with a redemption may be treated as a distribution. This treatment will be applied without an offset of the holder’s adjusted tax basis in the redeemed shares of our common stock. Rather, the redemption proceeds will be treated in the same manner as distributions (described above under “Distributions Paid on Shares of Our Common Stock”). If the redemption is treated as a distribution (as opposed to a sale), then the holder’s adjusted tax basis in the redeemed shares of our common stock, to the extent not reduced through distributions treated as a return of capital, will be transferred to the holder’s remaining shares of our common stock.

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Medicare Tax

In addition to the U.S. federal income tax imposed on dividends (discussed above under “Distributions Paid on Shares of Our Common Stock”) and on gains (discussed above under “Sale or Other Taxable Disposition of Common Stock”), certain individuals, estates and trusts whose income exceeds an applicable threshold generally will be required to pay a 3.8% Medicare surtax on “net investment income.” For these purposes, “net investment income” generally includes, among other things, dividends and any gain from the sale or other disposition in respect of securities liked shares of common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

THE FOREGOING DISCUSSION IS NOT A COMPLETE DISCUSSION OF ALL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF THE EXCHANGE OF ORIGINAL WARRANTS FOR AMENDED WARRANTS, THE EXERCISE OF AMENDED WARRANTS FOR OUR COMMONS TOCK, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SECTION 21. ACCOUNTING TREATMENT

If Original Warrants to purchase 2,448,000 shares of the Company’s common stock (which represents approximately, but less than, 19.999% of the Company’s outstanding common stock as of February 25, 2016; see Section 4 “Maximum Number of Elected Shares Which may be Issued”) are amended and the Amended Warrants are exercised pursuant to the terms of the Offer, the Company’s cash will increase by the net aggregate proceeds from exercise of $2,694,000 and there will be a corresponding increase to shareholders’ equity for the same amount.

In addition, the Company determined that the Offer is to be accounted for as a modification of the terms of the warrants to induce exercise by the warrant holders. A short-term inducement offer shall be accounted for as a modification of the terms of equity based awards, only to the extent that the inducement is accepted by the warrant holders. Modification accounting requires the incremental fair value of the equity instrument arising from the modification to be recognized as an expense on the income statement. The Company determined that it would be appropriate to record the incremental fair value from the Offer as a charge to the income statement for those holders that elect to exercise their warrants under such inducement offer.

SECTION 22. FEES AND EXPENSES

The Company has retained Emergent Financial Group, Inc. to act as its exclusive solicitation agent (the “Solicitation Agent”) for the Offer pursuant to the Solicitation Agency Agreement attached as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the SEC of which this Offer to Amend and Exercise is a part. The Solicitation Agent, in accordance with the terms of the Solicitation Agency Agreement, will use its best efforts to maximize the number of holders of Original Warrants who elect to participate in the Offer and exercise their Amended Warrants, including appropriate communications with the Original Warrant holders, as well as with the Original Warrant holders’ brokers, agents or other representatives. The Solicitation Agent will receive a cash fee equal to 7% of the gross proceeds received from the exercise of Amended Warrants pursuant to the Offer. In addition, the Solicitation Agent shall be paid a non-accountable expense allowance equal to three percent (3%) of the gross proceeds received from the exercise of Amended Warrants pursuant to the Offer; provided, however, that the expense allowance will be reduced to two percent (2%) of such gross proceeds if the number of shares of common stock issued upon exercise of the Amended Warrants is less than 500,000. At the conclusion of the Offer, provided that a minimum of 500,000 shares of common stock are issued upon the exercise of Amended Warrants, the Company will issue the Solicitation Agent (or its designees) a warrant to purchase a number of shares of the Company’s common stock equal to ten percent (10%) of the number of shares of common stock issued upon exercise of the Amended Warrants at an exercise price equal to $2.04 per share. The warrant will have a term of five years following the date of issuance and a cashless exercise provision.

The Company has agreed to indemnify the Solicitation Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Company may also use the services of its officers and employees to solicit holders of the Original Warrants to participate in the Offer without additional compensation.

36

SECTION 23. TRANSFERS

The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to the reasonable satisfaction of the Company. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

SECTION 24. ADDITIONAL INFORMATION

The Company has filed with the SEC a Schedule TO. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Amend and Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.

The Company is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

The Company intends to rely on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder for an exemption of the Offer and the issuance of Amended Warrants, if any, and the shares of common stock issuable upon the exercise of such warrants.

37

The Original Warrants were initially issued to investors in private placement transactions, in each case in reliance on the exemption from registration provided by Rule 506(b) of Regulation D. In connection with such transactions, all of the initial holders of the Original Warrants represented to the Company that they were “accredited investors” within the meaning of Rule 501 under Regulation D. There are 235 current holders of the Original Warrants, which holders include substantially all of the initial holders of the Original Warrants as well as 8 transferees who acquired Original Warrants from some of the initial holders. In connection with such transfers, these transferees of the Original Warrants represented that they were accredited investors at the time of transfer.

Based on their prior representations, the Company anticipates that each of the holders of the Original Warrants continue to qualify as accredited investors. In order to determine whether the holders of the Original Warrants continue to qualify as accredited investors, any such holder seeking to participate in the Offer is required to complete and submit an accredited investor representation (see Section 9 “Procedure for Participating in the Offer and Exercising Amended Warrants”). The Company and its legal counsel will review accredited investor representations as they are received through the Expiration Date.

In the event that the Company receives a completed accredited investor representations from any holder of Original Warrants that desires to participate in the Offer indicating that such holder is no longer an accredited investor, the Company will, prior to the Expiration Date, file as part of a subsequent amendment to the Schedule TO, and distribute to all holders of Original Warrants, supplemental disclosure which includes all of the information required by Rule 502 of Regulation D, thereby satisfying the requirements of Rule 506(b). In such a circumstance, the Company will extend the Expiration Date of the Offer to the extent required under the Exchange Act and the rules promulgated thereunder. In the event that one or more holders does fail to qualify as an accredited investor, the Company believes that (a) it is unlikely that the number of such holders will be greater than thirty-five; and (b) the procedure outlined above will satisfy the information requirements of Rule 502.

SECTION 25. INFORMATION REQUESTS

Please direct questions or requests for assistance regarding the Offer and the Offering Materials to the Solicitation Agent. The Solicitation Agent may be reached at:

Emergent Financial Group, Inc.

3600 American Boulevard West, Suite 670

Bloomington, MN 55431

Attention: Erik Voldness

Telephone: (952) 829-1210

(email: evoldness@emergentfinancial.com)

Please direct requests for additional copies of the Offering Materials, in writing, to the Solicitation Agent at the address above.

38

Exhibit A

Cryoport, Inc. and Subsidiary

Consolidated Financial Statements

As of March 31, 2015 and 2014

For Each of the Two Years Ended March 31, 2015

Cryoport, Inc. and Subsidiary

Consolidated Financial Statements

F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and

Stockholders of Cryoport, Inc.

We have audited the accompanying consolidated balance sheets of CryoPort, Inc. (the “Company”) as of March 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for each of the years in the two-year period ended March 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CryoPort, Inc. at March 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and has had negative cash flows from operations since inception. Although the Company has cash and cash equivalents of $1.4 million at March 31, 2015, management has estimated that cash on hand, which include proceeds from Class B convertible preferred stock received subsequent to the fourth quarter of fiscal 2015, will only be sufficient to allow the Company to continue its operations into the third quarter of fiscal 2016. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

May 19, 2015

F-2

Cryoport, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,405,186	$369,581
Accounts receivable, net of allowance for doubtful accounts of $12,200 and $24,600, respectively	589,699	515,825
Inventories	69,680	29,703
Other current assets	97,337	196,505
Total current assets	2,161,902	1,111,614
Property and equipment, net	307,926	408,892
Intangible assets, net	136,821	180,086
Deposits and other assets	—	9,358
Total assets	$2,606,649	$1,709,950

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and other accrued expenses	$758,696	$579,678
Accrued compensation and related expenses	725,712	454,288
Notes payable and accrued interest, net of discount of $221,400 at March 31, 2015	535,507	—
Convertible debentures payable and accrued interest, net of discount of $184,800 at March 31, 2014	—	1,622,359
Related-party notes payable and accrued interest, net of discount of $259,600 at March 31, 2015	976,581	1,358,120
Total current liabilities	2,996,496	4,014,445
Related-party notes payable, net of current portion	26,452	—
Total liabilities	3,022,948	4,014,445

Commitments and contingencies
Stockholders’ (Deficit) Equity:
Preferred stock, $0.001 par value; 2,500,000 shares authorized:
Class A convertible preferred stock, $0.001 par value; 800,000 shares authorized; 454,750 and 0 shares issued and outstanding at March 31, 2015 and 2014, respectively (aggregate liquidation preference of $5,758,485 at March 31, 2015)	455	—
Class B convertible preferred stock, $0.001 par value; 585,000 shares authorized; 161,709 and 0 shares issued and outstanding at March 31, 2015 and 2014, respectively (aggregate liquidation preference of $1,944,351 at March 31, 2015)	162	—
Common stock, $0.001 par value; 20,833,333 shares authorized; 5,025,577 and 4,998,330 issued and outstanding at March 31, 2015 and 2014, respectively	5,026	4,999
Additional paid-in capital	97,346,137	83,567,380
Accumulated deficit	(97,768,079)	(85,876,874)
Total stockholders’ deficit	(416,299)	(2,304,495)
Total liabilities and stockholders’ deficit	$2,606,649	$1,709,950

See accompanying notes to consolidated financial statements.

F-3

Cryoport, Inc. and Subsidiary

Consolidated Statements of Operations

	Years Ended March 31,
	2015	2014
Revenues	$3,935,320	$2,659,943
Cost of revenues	2,766,391	2,222,988
Gross margin	1,168,929	436,955
Operating costs and expenses:
Selling, general and administrative	6,409,381	5,106,219
Research and development	352,580	409,111
Total operating costs and expenses	6,761,961	5,515,330
Loss from operations	(5,593,032)	(5,078,375)
Other (expense) income:
Debt conversion expense	—	(13,713,767)
Interest expense	(1,428,015)	(784,454)
Other expense, net	(4,266)	(8,078)
Change in fair value of derivatives	—	20,848
Loss before provision for income taxes	(7,025,313)	(19,563,826)
Provision for income taxes	(1,600)	(1,600)
Net loss	(7,026,913)	(19,565,426)
Preferred stock beneficial conversion charge	(4,864,292)	—
Undeclared cumulative preferred dividends	(305,328)	—
Net loss attributable to common stockholders	$(12,196,533)	$(19,565,426)
Net loss per share attributable to common stockholders – basic and diluted	$(2.44)	$(4.81)
Weighted average shares outstanding – basic and diluted	5,006,219	4,070,876

See accompanying notes to consolidated financial statements.

F-4

Cryoport, Inc. and Subsidiary

Consolidated Statements of Stockholders’ (Deficit) Equity

	Class A		Class B						Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid–In Capital	Deficit	(Deficit) Equity
Balance at March 31, 2013	—	$—	—	$—	3,146,719	$3,147	$64,245,026	$(66,311,448)	$(2,063,275)
Net loss	—	—	—	—	—	—	—	(19,565,426)	(19,565,426)
Stock-based compensation expense	—	—	—	—	—	—	678,119	—	678,119
Estimated relative fair value of warrants issued in connection with convertible bridge notes payable	—	—	—	—	—	—	478,229	—	478,229
Issuance of common stock upon exercise of options and warrants	—	—	—	—	131,943	132	326,758	—	326,890
Issuance of common stock units upon conversion of convertible bridge notes and accrued interest	—	—	—	—	1,719,668	1,720	4,125,481	—	4,127,201
Induced debt conversion expense	—	—	—	—	—	—	13,713,767	—	13,713,767
Balance at March 31, 2014	—	—	—	—	4,998,330	4,999	83,567,380	(85,876,874)	(2,304,495)
Net loss	—	—	—	—	—	—	—	(7,026,913)	(7,026,913)
Stock-based compensation expense	—	—	—	—	—	—	864,306	—	864,306
Issuance of Class A convertible preferred stock, net of offering costs of $577,600	291,142	291	—	—	—	—	2,915,774	—	2,916,065
Issuance of Class A convertible preferred stock upon conversion of 5% bridge notes and accrued interest	163,608	164	—	—	—	—	1,766,833	—	1,766,997
Issuance of Class B convertible preferred stock, net of offering costs of $249,000	—		161,709	162	—	—	1,691,344	—	1,691,506
Issuance of common stock upon exercise of options and warrants	—	—	—	—	23,913	24	92,585	—	92,609
Accretion of the fair value of the Class A and Class B convertible preferred stock beneficial conversion features and relative fair value of warrants	—	—	—	—	—	—	4,864,292	(4,864,292)	—
Estimated relative fair value of beneficial conversion feature of 5% bridge notes	—	—	—	—	—	—	826,919	—	826,919
Issuance of restricted stock in connection with consulting agreement	—	—	—	—	3,334	3	17,397	—	17,400
Estimated relative fair value of warrants issued in connection with related-party notes payable	—	—	—	—	—	—	280,370	—	280,370
Estimated relative fair value of warrants issued in connection with 7% notes payable	—	—	—	—	—	—	458,937	—	458,937

Balance at March 31, 2015	454,750	$455	161,709	$162	5,025,577	$5,026	$97,346,137	$(97,768,079)	$(416,299)

See accompanying notes to consolidated financial statements.

F-5

Cryoport, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Years Ended March 31,
	2015	2014
Cash Flows From Operating Activities:
Net loss	$(7,026,913)	$(19,565,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	197,938	311,590
Amortization of debt discount and deferred financing costs	1,368,305	678,915
Stock-based compensation expense	881,706	678,119
Change in fair value of derivative instruments	—	(20,848)
Loss on disposal of cryogenic shippers	16,423	16,066
Provision for bad debt	2,713	24,876
Debt conversion expense	—	13,713,767
Changes in operating assets and liabilities:
Accounts receivable, net	(76,587)	(323,604)
Inventories	(39,977)	9,509
Other assets	10,174	(26,588)
Accounts payable and other accrued expenses	209,138	(221,929)
Accrued compensation and related expenses	271,424	236,856
Accrued interest	57,954	108,038
Net cash used in operating activities	(4,127,702)	(4,380,659)
Cash Flows From Investing Activities:
Purchases of property and equipment	(70,130)	(138,886)
Net cash used in investing activities	(70,130)	(138,886)
Cash Flows From Financing Activities:
Proceeds from the issuance of Class A and Class B convertible preferred stock, net of offering costs	4,607,571	—
Proceeds from exercise of stock options and warrants	92,609	326,890
Proceeds from the issuance of notes payable	915,000	—
Proceeds from issuance of convertible debt	—	4,558,301
Repayment of notes payable	(173,623)	—
Repayment of convertible debt	(50,000)	—
Repayment of offering and deferred financing costs	(30,120)	(463,169)
Repayment of related-party notes payable	(128,000)	(96,000)
Net cash provided by financing activities	5,233,437	4,326,022
Net change in cash and cash equivalents	1,035,605	(193,523)
Cash and cash equivalents — beginning of year	369,581	563,104
Cash and cash equivalents — end of year	$1,405,186	$369,581
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$753	$—
Cash paid for income taxes	$1,600	$1,600
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Deferred financing costs in connection with convertible debt payable included in accounts payable	$—	$30,120
Accretion of convertible preferred stock beneficial conversion feature and relative fair value of warrants issued in connection with the convertible preferred stock units to accumulated deficit	$4,864,292	$—
Estimated relative fair value of warrants issued in connection with convertible bridge notes payable	$—	$478,229
Estimated relative fair value of warrants issued in connection with related-party convertible notes payable	$280,370	$—
Estimated relative fair value of warrants issued in connection with notes payable	$458,937	$—
Conversion of bridge notes payable and accrued interest into common stock units	$—	$4,127,201
Conversion of convertible debentures payable and accrued interest into convertible preferred stock units	$1,766,997	$—

See accompanying notes to consolidated financial statements.

F-6

Cryoport, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Nature of the Business

Cryoport Inc. (the “Company”, “Cryoport”, “we” or “our”) is a Nevada corporation originally incorporated under the name G.T.5-Limited (“GT5”) on May 25, 1990. In connection with a Share Exchange Agreement, on March 15, 2005 we changed our name to Cryoport, Inc. and acquired all of the issued and outstanding shares of common stock of Cryoport Systems, Inc., a California corporation, in exchange for 200,901 shares of our common stock (which represented approximately 81% of the total issued and outstanding shares of common stock following the close of the transaction). Cryoport Systems, Inc., which was originally formed in 1999 as a California limited liability company, and subsequently reorganized into a California corporation on December 11, 2000, remains an operating company under Cryoport, Inc. We became “publicly held” by the reverse merger with GT5 described above. Over time the Company transitioned from being a development company to a fully operational public company in early 2011, providing global cryogenic logistics solutions to the biotechnology and life sciences industries.

The Company became public by a reverse merger with a shell company in May 2005. Over time the Company has transitioned from being a development company to a fully operational public company, providing cold chain logistics solutions to the biotechnology and life sciences industries globally.

Since fiscal year 2011, the Company has taken significant steps towards commercialization of the Cryoport Express® logistics solutions in validating, perfecting and expanding its features. The Company has now managed shipments of its Cryoport Express® Shippers through its CryoportalTM into and out of more than 80 countries, handling a vast array of different biological products and specimens.

We provide cryogenic logistics solutions to the life sciences industry through a combination of purpose-built proprietary packaging, information technology and specialized cold chain logistics knowhow. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). We provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Cryoport Express® Solutions include a sophisticated cloud-based logistics operating platform, which is branded as the Cryoportal™. The Cryoportal™ supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Cryoportal™ records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of-condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

The branded packaging for our Cryoport Express® Solutions includes our liquid nitrogen dry vapor shippers, the Cryoport Express® Shippers. The Cryoport Express® Shippers are cost-effective and reusable cryogenic transport containers (our standard shipper is a patented vacuum flask) utilizing an innovative application of “dry vapor” liquid nitrogen (“LN2”) technology. Cryoport Express® Shippers are International Air Transport Association (“IATA”) certified and validated to maintain stable temperatures of minus 150° C and below for a 10-day dynamic shipment period. The Company currently features three Cryoport Express® Shippers: the Standard Dry Shipper (holding up to 75 2.0 ml vials), the High Volume Dry Shipper (holding up to 500 2.0 ml vials) and the recently introduced Cryoport Express® CXVC1 Shipper (holding up to 1,500 2.0 ml vials). In addition, we assist clients with internal secondary packaging as well (e.g., vials, canes, straws, plates, etc.)

Our most used solution is the “turnkey” solution, which can be accessed directly through our cloud-based Cryoportal™ or by contacting Cryoport Client Care for order entry. Once an order is placed and cleared, we ship a fully charged Cryoport Express® Shipper to the client who conveniently loads its frozen commodity into the inner chamber of the Cryoport Express® Shipper.  The customer then closes the shipper package and reseals the shipping box displaying the next recipient’s address (“Flap A”) for pre-arranged carrier pick up.  Cryoport arranges for the pick-up of the parcel by a shipping service provider, which is designated by the client or chosen by Cryoport, for delivery to the client’s intended recipient.  The recipient simply opens the shipper package and removes the frozen commodity that has been shipped.  The recipient then reseals the package, displaying the nearest Cryoport Operations Center address (“Flap B”), making it ready for pre-arranged carrier pick-up. The When the Cryoport Operations Center receives the Cryoport Express® Shipper, it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

F-7

In late 2012, we shifted our focus to become a comprehensive cryogenic logistics solutions provider. Recognizing that clients in the life sciences industry have varying requirements, we unbundled our technologies, establishing customer facing solutions and taking a consultative approach to the market. Today, in addition to our standard “Turn-key Solution,” described above, we also provide the following customer facing, value-added solutions to address our various clients’ needs:

•	“Customer Staged Solution,” designed for clients making 50 or more shipments per month. Under this solution, we supply an inventory of our Cryoport Express® Shippers to our customer, in an uncharged state, enabling our customer (after training/certification) to charge them with liquid nitrogen and use our Cryoportal™ to enter orders with shipping and delivery service providers for the transportation of the package. Once the order is released, our customer services professionals monitor the shipment and the return of the shipper to us for cleaning, quality assurance testing and reuse.

•	“Customer Managed Solution,” a limited customer implemented solution whereby we supply our Cryoport Express® Shippers to clients in a fully charged state, but leaving it to the client to manage the shipping, including the selection of the shipping and delivery service provider and the return of the shipper to us. .

•	“powered by CryoportSM,” available to providers of shipping and delivery services who seek to offer a “branded” cryogenic logistics solution as part of their service offerings, with “powered by CryoportSM” appearing prominently on the offering software interface and packaging. This solution can also be private labeled upon meeting certain requirements, such as minimum required shipping volumes.

•	“Integrated Solution,” which is our outsource solution. It is our most comprehensive solution and involves our management of the entire cryogenic logistics process for our client, including Cryoport employees at the client’s site to manage the client’s cryogenic logistics function in total.

•	“Regenerative Medicine Point-of-Care Repository Solution,” designed for allogeneic therapies. In this model we supply our Cryoport Express® Shipper to ship and store cryogenically preserved life science products for up to 6 days (or longer periods with supplementary shippers) at a point-of-care site, with the Cryoport Express® Shipper serving as a temporary freezer/repository enabling the efficient and effective distribution of temperature sensitive allogeneic cell-based therapies without the expense, inconvenience, and potential costly failure of an on-sight, cryopreservation device. Our customer service professionals monitor each shipment throughout the predetermined process including the return of the shipper to us. When the Cryoport Operations Center receives the Cryoport Express® Shipper package it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

•	“Personalized Medicine and Cell-based Immunotherapy Solution,” designed for autologous therapies. In this model our Cryoport Express® Shipper serves as an enabling technology for the safe transportation of manufactured autologous cellular-based immunotherapy market by providing a comprehensive logistics solution for the verified chain of custody and condition transport from, (a) the collection of the patient’s cells in a hospital setting, to (b) a central processing facility where they are manufactured into a personalized medicine, to (c) the safe, cryogenically preserved return of these irreplaceable cells to a point-of-care treatment facility. If required, the Cryoport Express® Shipper can then serve as a temporary freezer/repository to allow the efficient distribution of this personalized medicine to the patient when and where the medical provider needs it most without the expense, inconvenience, and potential costly failure of an on-sight, cryopreservation device. Our customer services professionals monitor each shipment throughout the predetermined process, including the return of the shipper to us. When the Cryoport Operations Center receives the Cryoport Express® Shipper package it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

Strategic Logistics Alliances

We have sought to establish strategic alliances as a method of marketing our solutions providing minus 150° C shipping conditions to the life sciences industry. We have focused our efforts on leading companies in the logistics services industry as well as participants in the life sciences industry. In connection with our alliances with providers of shipping services, we refer to their offerings as “powered by CryoportSM” to reflect our solutions being integrated into our alliance partner’s services.

Cryoport now serves and supports the three largest integrators in the world, responsible for over 85% of worldwide airfreight, with its advanced cryogenic logistics solutions for life sciences. We operate with each independently and confidentially in support of their respective market and sales strategies. We maintain our independent partnerships with strict confidentiality guidelines within the Company. These agreements represent a significant validation of our solutions and the way we conduct our business.

F-8

FedEx. In January 2013, we entered into a master agreement with Federal Express Corporation (“FedEx”) (the “FedEx Agreement”) renewing these services and providing FedEx with a non-exclusive license and right to use a customized version of our CryoportalTM for the management of shipments made by FedEx customers. The FedEx Agreement became effective on January 1, 2013 and, unless sooner terminated as provided in the FedEx Agreement, expires on December 31, 2015. FedEx has the right to terminate this agreement at any time for convenience upon 180 days’ notice.

Under our FedEx Agreement, we provide frozen shipping logistics services through the combination of our purpose-built proprietary technologies and turnkey management processes. FedEx markets and sells Cryoport’s services for frozen temperature-controlled cold chain transportation as its FedEx® Deep Frozen Shipping Solution on a non-exclusive basis and at its sole expense. During fiscal year 2013, the Company worked closely with FedEx to further align its sales efforts and accelerate penetration within FedEx’s life sciences customer base through improved processes, sales incentives, joint customer calls and more frequent communication at the sales and executive level. In addition, FedEx has developed a FedEx branded version of the CryoportalTM software platform, which is “powered by CryoportSM” for use by FedEx and its customers giving them access to the full capabilities of our cloud-based logistics management software platform.

DHL. In June 2014, we entered into a master agreement with LifeConEx, a part of DHL Global Forwarding (“DHL”). This relationship with DHL is a further implementation of the Company’s expansion of distribution partnerships under the “powered by CryoportSM” model described above, allowing us to expand our sales and marketing reach through our partners and build awareness of the benefits of our validated cryogenic solution offerings. DHL can now enhance and supplement its cold chain logistics offerings to its life sciences and healthcare customers with Cryoport’s validated cryogenic solutions. DHL added 15 additional certified Life Sciences stations in the second quarter of 2014 bringing the Thermonet network to 60 stations in operation. Over the course of rolling out our new relationship, this expanded network will offer Cryoport’s cryogenic solutions under the DHL brands as “powered by CryoportSM”. In addition, DHL’s customers will be able to have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and receive preferred DHL shipping rates and discounts. Our proprietary logistics management operating platform, the CryoportalTM, is integrated with DHL’s tracking and billing systems to provide DHL life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

UPS. In October 2014, we added United Parcel Services, Inc. (“UPS”) as our third major distributor by entering into an agreement with UPS Oasis Supply Corporation, a part of UPS, whereby UPS will offer our validated and comprehensive cryogenic solutions to its life sciences and healthcare customers on a global basis. This relationship with UPS is a further implementation of the Company’s expansion of distributors under the “powered by CryoportSM” model described above, allowing us to further expand our sales and marketing reach through our partners and build awareness of the benefits of our validated cryogenic solution offerings through UPS.

Over the course of rolling out our new relationship with UPS, UPS customers will have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and gain access to UPS’s broad array of domestic and international shipping and logistics solutions at competitive prices. Our proprietary logistics management operating platform, the CryoportalTM, is integrated with UPS’s tracking and billing systems to provide UPS life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

These agreements the three largest integrators in the world represent a significant validation of our solutions and the way we conduct our business.

Life Sciences Agreements

Zoetis. In December 2012, we signed an agreement with Pfizer Inc. relating to Zoetis Inc. (formerly the animal health business unit of Pfizer Inc.) pursuant to which we were engaged to manage frozen shipments of a key poultry vaccine. Under this arrangement, Cryoport provides on-site logistics personnel and its logistics management operating platform, the CryoportalTM to manage shipments from the Zoetis manufacturing site in the United States to domestic customers as well as various international distribution centers. As part of our logistics management services, Cryoport is constantly analyzing logistics data and processes to further introduce economies and reliability throughout the network, ensuring products arrive at their destinations in specified conditions, on-time and with the optimum utilization of resources. The Company manages Zoetis’ total fleet of dewar flask shippers used for this purpose, including liquid nitrogen shippers. In July 2013 the agreement was amended to expand Cryoport’s scope to manage all logistics of Zoetis’ key frozen poultry vaccine to all Zoetis’ international distribution centers as well as all domestic shipments. In October 2013, the agreement was further amended to further expand Cryoport’s role to include the logistics management for a second poultry vaccine.

F-9

Liventa Biosciences. In February 2014, we entered into a services agreement with Liventa Bioscience, Inc. (“Liventa”), a privately-held, commercial stage biotechnology company focused on cell-based, advanced biologics in the orthopedic industry. Under this agreement, Liventa will use Cryoport’s Regenerative Medicine Point-of-Care Repository Solution for the logistics of its cell-based therapies requiring cryogenic temperatures and also provide Cryoport Express® Solutions to other biologics suppliers within the orthopedic arena. The agreement combines Cryoport’s proprietary, purpose-built cold chain logistics solutions for cell-based and advanced biologic tissue forms with Liventa’s distribution capability to orthopedic care providers. The implementation of Cryoport’s Regenerative Medicine Point-of-Care Repository Solution will eliminate the risks of degradation and also eliminate the need for expensive onsite cryogenic freezers for storage of cell-based orthopedic therapies. This will enable Liventa to confidently serve orthopedic practices, surgical centers, pain clinics, hospitals and, eventually, pharmacies and specialty care providers. The agreement has an initial three-year term and may be renewed for consecutive three-year terms, unless earlier terminated by either party. Liventa also agreed to certain performance criteria and the issuance of 150,000 shares of its common stock to Cryoport in exchange for the exclusive right to offer, market and promote Cryoport Express® Solutions for cellular-based therapies requiring cryogenic temperatures for use in the orthopedic arena in the United States.

In summary, we serve the life sciences industry with cryogenic logistics solutions that are advanced, comprehensive, reliable, validated, and efficient. Our clients include those companies and institutions that have logistics requirements for personalized medicine, immunotherapies, stem cells, cell lines, tissue, vaccines, in-vitro fertilization, cord blood, and other temperature sensitive commodities of life sciences.

Going Concern

The consolidated financial statements have been prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We have sustained operating losses since our inception and have used substantial amounts of working capital in our operations. At March 31, 2015, we had an accumulated deficit of $97.8 million. During the year ended March 31, 2015, we used cash in operations of $4.1 million and had a net loss of $7.0 million.

We expect to continue to incur substantial additional operating losses from costs related to the commercialization of our Cryoport Express® Solutions and do not expect that revenues from operations will be sufficient to satisfy our funding requirements in the near term. We believe that our cash resources at March 31, 2015, additional funds raised subsequent to March 31, 2015 through the Class B convertible preferred stock (see Note 15), together with the revenues generated from our services will be sufficient to sustain our planned operations into the third quarter of fiscal year 2016; however, we must obtain additional capital to fund operations thereafter and for the achievement of sustained profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. We are currently working on funding alternatives in order to secure sufficient operating capital to allow us to continue to operate as a going concern.

Future capital requirements will depend upon many factors, including the success of our commercialization efforts and the level of customer adoption of our Cryoport Express® Solutions as well as our ability to establish additional collaborative arrangements. We cannot make any assurances that the sales ramp will lead to achievement of sustained profitable operations or that any additional financing will be completed on a timely basis and on acceptable terms or at all. Management’s inability to successfully achieve significant revenue increases or implement cost reduction strategies or to complete any other financing will adversely impact our ability to continue as a going concern. To address this issue, the Company is seeking additional capitalization to properly fund our efforts to become a self-sustaining financially viable entity.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP.

On May 12, 2015, our Board of Directors approved an amendment to our certificate of incorporation to effect a reverse stock split by a ratio of 1-for-12, with no reduction in the number of shares of common stock that were previously authorized in our certificate of incorporation.  The reverse stock split is effective on May 19, 2015.  Unless otherwise noted, all share and per share data in this annual report give effect to the 1-for-12 reverse stock split of our common stock. Financial information updated by this capital change includes earnings per common share, dividends per common share, stock price per common share, weighted average common shares, outstanding common shares, treasury shares, common stock, additional paid-in capital, and share-based compensation.

F-10

Principles of Consolidation

The consolidated financial statements include the accounts of Cryoport, Inc. and its wholly owned subsidiary, Cryoport Systems, Inc. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from estimated amounts. The Company’s significant estimates include allowances for doubtful accounts, recoverability of long-lived assets, allowance for inventory obsolescence, deferred taxes and their accompanying valuations, and valuation of equity instruments and conversion features.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, related-party notes payable, convertible debentures payable, notes payable, accounts payable and accrued expenses. The carrying value for all such instruments approximates fair value at March 31, 2015 and 2014 due to their short-term nature. The difference between the fair value and recorded values of the related-party notes payable is not significant.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Concentrations of Credit Risk

The Company maintains its cash accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) with basic deposit insurance coverage limits up to $250,000 per owner. At March 31, 2015 and 2014, the Company had cash balances of approximately $1.3 million and $159,000, respectively, which exceeded the FDIC insurance limit. The Company performs ongoing evaluations of these institutions to limit its concentration risk exposure.

Customers

The Company grants credit to customers within the U.S. and to a limited number of international customers and does not require collateral. Revenues from international customers are generally secured by advance payments except for a limited number of established foreign customers. The Company generally requires advance or credit card payments for initial revenues from new customers. The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectible amounts are provided based on past experience and a specific analysis of the accounts, which management believes is sufficient. Accounts receivable at March 31, 2015 and 2014 are net of reserves for doubtful accounts of $12,200 and $24,600, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts. The Company maintains reserves for bad debt and such losses, in the aggregate, historically have not exceeded our estimates.

The majority of the Company’s customers are in the biotechnology, pharmaceutical and life science industries. Consequently, there is a concentration of accounts receivable within these industries, which is subject to normal credit risk. At March 31, 2015 and 2014, respectively, there was one customer that accounted for 14.6% and 30.6% of net accounts receivable. No other single customer owed us more than 10% of net accounts receivable at March 31, 2015 and 2014.

The Company has revenue from foreign customers primarily in Europe, Japan, Canada, India and Australia. During fiscal years 2015 and 2014, the Company had revenues from foreign customers of approximately $617,200 and $434,000, respectively, which constituted approximately 15.7% and 16.3% of total revenues, respectively. For the fiscal year ended March 31, 2015 and 2014, there was one customer that accounted for 22.7% and 30.8% of total revenues. No other single customer generated over 10% of total revenues during 2015 and 2014.

F-11

Inventories

The Company’s inventories consist of accessories that are sold and shipped to customers along with pay-per-use containers that are not returned to the Company with the containers at the culmination of the customer’s shipping cycle. Inventories are stated at the lower of cost or current estimated market value. Cost is determined using the standard cost method which approximates the first-in, first-to-expire method. Inventories are reviewed periodically for slow-moving or obsolete status. The Company writes down the carrying value of its inventories to reflect situations in which the cost of inventories is not expected to be recovered. Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories. Raw materials and finished goods include material costs less reserves for obsolete or excess inventories. The Company evaluates the current level of inventories considering historical trends and other factors, and based on the evaluation, records adjustments to reflect inventories at its net realizable value. These adjustments are estimates, which could vary significantly from actual results if future economic conditions, customer demand, competition or other relevant factors differ from expectations. These estimates require us to make assessments about future demand for the Company’s products in order to categorize the status of such inventories items as slow-moving, obsolete or in excess-of-need. These estimates are subject to the ongoing accuracy of the Company’s forecasts of market conditions, industry trends, competition and other factors.

Property and Equipment

The Company provides shipping containers to its customers and charges a fee in exchange for the use of the container. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the container over a period of time. The Company retains the title to the containers and provides its customers the use of the container for a specific shipping cycle. At the culmination of the customer’s shipping cycle, the container is returned to the Company. As a result, the Company classifies the containers as fixed assets for the per-use container program.

Property and equipment are recorded at cost. Cryogenic shippers, which comprise of 90% and 89% of the Company’s net property and equipment balance at March 31, 2015 and 2014, respectively, are depreciated using the straight-line method over their estimated useful lives of three years. Equipment and furniture are depreciated using the straight-line method over their estimated useful lives (generally three to seven years) and leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter. Equipment acquired under capital leases is amortized over the estimated useful life of the assets or term of the lease, whichever is shorter and included in depreciation and amortization expense.

Betterments, renewals and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in current operations.

Intangible Assets

Intangible assets are comprised of patents and trademarks and software development costs. The Company capitalizes costs of obtaining patents and trademarks, which are amortized, using the straight-line method over their estimated useful life of five years. The Company capitalizes certain costs related to software developed for internal use. Software development costs incurred during the preliminary or maintenance project stages are expensed as incurred, while costs incurred during the application development stage are capitalized and amortized using the straight-line method over the estimated useful life of the software, which is five years. Capitalized costs include purchased materials and costs of services including the valuation of warrants issued to consultants.

Long-lived Assets

If indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the fair value to the carrying value. We believe the future cash flows to be received from the long-lived assets will exceed the assets’ carrying value, and accordingly, we have not recognized any impairment losses through March 31, 2015.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the issuance of the convertible notes payable and private equity financing. Deferred financing costs related to the issuance of debt are being amortized over the term of the financing instrument using the effective interest method while deferred financing costs from equity financings are netted against the gross proceeds received from the equity financings.

Conversion Features

If a conversion feature of convertible debt is not accounted for as a derivative instrument and provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount. The convertible debt is recorded net of the discount related to the BCF. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method.

F-12

Preferred stock is convertible to common stock at a rate of conversion that is below market value, therefore, this feature is characterized as a BCF. The Company records this BCF as a discount to the preferred stock and accretes the discount to retained earnings as a deemed dividend upon issuance of the preferred stock.

Income Taxes

The Company accounts for income taxes under the provision of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, or ASC 740. As of March 31, 2015 and 2014, there were no unrecognized tax benefits included in the accompanying consolidated balance sheets that would, if recognized, affect the effective tax rate.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Based on the weight of available evidence, the Company’s management has determined that it is more likely than not that the net deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s income tax provision consists of state minimum taxes.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on its consolidated balance sheets at March 31, 2015 and 2014, respectively and has not recognized interest and/or penalties in the consolidated statements of operations for the years ended March 31, 2015 and 2014. The Company is subject to taxation in the U.S. and various state jurisdictions. As of March 31, 2015, the Company is no longer subject to U.S. federal examinations for years before 2011 and for California franchise and income tax examinations for years before 2010. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carry forward amount. The Company is not currently under examination by U.S. federal or state jurisdictions.

Revenue Recognition

The Company provides shipping containers to its customers and charges a fee in exchange for the use of the container. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the containers over a period of time. The Company retains title to the containers and provides its customers the use of the container for a specified shipping cycle. At the culmination of the customer’s shipping cycle, the container is returned to the Company.

The Company recognizes revenue for the use of the shipper at the time of the delivery of the shipper to the end user of the enclosed materials, and at the time that collectability is reasonably certain. Revenue is based on gross amounts, net of discounts and allowances.

The Company also provides logistics support and management to some customers, which may include onsite logistics personnel. Revenue is recognized for these services as services are rendered and at the time that collectability is reasonably certain.

Accounting for Shipping and Handling Revenue, Fees and Costs

The Company classifies amounts billed for shipping and handling as revenue. Shipping and handling fees and costs are included in cost of revenues in the accompanying consolidated statements of operations.

Research and Development Expenses

Expenditures relating to research and development are expensed in the period incurred.

Stock-based Compensation

The Company accounts for stock-based payments to employees and directors in accordance with stock-based payment accounting guidance which requires all stock-based payments to employees and directors, including grants of employee stock options and warrants, to be recognized based upon their estimated fair values. The fair value of stock-based awards is estimated at grant date using the Black-Scholes option pricing method (“Black-Scholes”) and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period.

F-13

Since stock-based compensation is recognized only for those awards that are ultimately expected to vest, the Company has applied an estimated forfeiture rate to unvested awards for the purpose of calculating compensation cost. These estimates will be revised, if necessary, in future periods if actual forfeitures differ from estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs. The estimated forfeiture rates at March 31, 2015 and 2014 was zero as the Company has not had a significant history of forfeitures and does not expect significant forfeitures in the future.

Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options or warrants are classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during years ended March 31, 2015 and 2014.

The Company uses Black-Scholes to estimate the fair value of stock-based awards. The determination of fair value using Black-Scholes is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors.

The Company’s stock-based compensation plans are discussed further in Note 12.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of the Company’s common stock for acquiring goods or services are measured at the estimated fair value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the estimated fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete. When it is appropriate for the Company to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current estimated fair values at each of those interim financial reporting dates.

Basic and Diluted Net Income (Loss) Per Share

We calculate basic and diluted net income (loss) per share attributable to common stockholders using the weighted average number of common shares outstanding during the periods presented, and adjust the amount of net income (loss) used in this calculation for cumulative preferred stock dividends, (if any), whether they are earned or not during the period. In periods of a net loss position, basic and diluted weighted average shares are the same. For the diluted earnings per share calculation, we adjust the weighted average number of common shares outstanding to include dilutive stock options, warrants and shares associated with the conversion of convertible debt and convertible preferred stock outstanding during the periods. For the year ended March 31, 2015, the Company had cumulative, undeclared dividends that have not been accrued related to its preferred stock of $305,328, which were added to the net loss on the consolidated statement of operations in order to calculate net loss per common share attributable to common stockholders.

The following shows the amounts used in computing net loss per share for each of the two years in the period ended March 31, 2015:

	Years Ended March 31,
	2015	2014
Net loss	$(7,026,913)	$(19,565,426)
Less:
Preferred stock beneficial conversion charge	(4,864,292)	—
Undeclared cumulative preferred dividends	(305,328)	—
Net loss attributable to common stockholders	$(12,196,533)	$(19,565,426)
Weighted average shares issued and outstanding	5,006,219	4,070,876
Basic and diluted net loss per share attributable to commons stockholders	$(2.44)	$(4.81)

The following table sets forth the number of shares excluded from the computation of diluted earnings per share, as their inclusion would have been anti-dilutive:

F-14

	Years Ended March 31,
	2015	2014
Class A convertible preferred stock	1,136,875	—
Class B convertible preferred stock	404,273	—
Stock options	419,785	288,193
Warrants	436,779	268,478
	2,397,712	556,671

Segment Reporting

We currently operate in one reportable segment.

Fair Value Measurements

We measure fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on a three-tier hierarchy that prioritizes the inputs used to measure fair value. These tiers include the following:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data. These inputs include quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Currently we do not have any items classified as Level 2.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

 In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in the assessment of fair value.

We have no assets or liabilities that are required to be measured at fair value on a recurring basis as of March 31, 2015 and 2014.

Foreign Currency Transactions

We record foreign currency transactions at the exchange rate prevailing at the date of the transaction with resultant gains and losses being included in results of operations. Foreign currency transaction gains and losses have not been significant for any of the periods presented.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the reporting periods beginning after December 15, 2016 and early application is permitted. Management is currently assessing the impact the adoption of ASU 2014-15 will have on our consolidated financial statements.

F-15

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. ASU 2014-09 supersedes the revenue recognition requirements in FASB Topic 605, "Revenue Recognition". The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2016 and early adoption is not permitted. In April 2015, the FASB proposed a one year deferral of the effective date for public entities and others, related to this ASU. The comment deadline for the one year deferral period is May 29, 2015. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management has not selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on our consolidated financial statements

Note 3. Inventories

Inventories consist of the following:

	March 31,
	2015	2014
Raw materials	$41,725	$18,283
Finished goods	27,955	11,420
	$69,680	$29,703

Note 4. Property and Equipment

Property and equipment consist of the following:

	March 31,
	2015	2014
Cryogenic shippers	$1,034,554	$1,037,286
Furniture and fixtures	30,746	30,746
Machinery and equipment	350,520	386,731
Leasehold improvements	23,652	30,913
	1,439,472	1,485,676
Less accumulated depreciation and amortization	(1,131,546)	(1,076,784)
	$307,926	$408,892

Total depreciation and amortization expense related to property and equipment amounted to $154,700 and $219,400 for the years ended March 31, 2015 and 2014, respectively.

Note 5. Intangible Assets

	March 31, 2015
Intangible assets consist of the following:	Gross Amount	Accumulated Amortization	Net Amount	Weighted Average Amortization Period (years)
Patents and trademarks	$154,214	$(56,128)	$98,086	5.0
Software development costs for internal use	547,127	(508,392)	38,735	1.0
Total intangible assets	$701,341	$(564,520)	$136,821

	March 31, 2014
	Gross Amount	Accumulated Amortization	Net Amount	Weighted Average Amortization Period (years)
Patents and trademarks	$154,214	$(55,712)	$98,502	4.9
Software development costs for internal use	547,127	(465,543)	81,584	1.6
Total intangible assets	$701,341	$(521,255)	$180,086

Amortization expense for intangible assets for the years ended March 31, 2015 and 2014 was $43,200 and $92,200, respectively.

Future amortization of intangible assets is approximately as follows:

F-16

Years Ending March 31,
2016	$49,800
2017	28,200
2018	19,600
2019	19,600
2020	19,600
$136,800

Note 6. Accrued Compensation and Related Expenses

Accrued compensation and related expenses consist of the following:

	March 31,
	2015	2014
Accrued salary and wages	$161,241	$80,328
Accrued paid time off	159,992	155,166
Accrued board of director fees	401,532	214,553
Other accrued obligations	2,947	4,241
	$725,712	$454,288

Board of director’s fees aggregating $346,700 at March 31, 2015 were paid in April 2015.

Note 7. Notes Payable

From December 2014 through February 2015, the Company issued to certain accredited investors 2014 Series Secured Promissory Notes (the “7% Bridge Notes”) in the aggregate original principal amount of $915,000. The 7% Bridge Notes accrue interest at a rate of 7% per annum. All principal and interest under the 7% Bridge Notes will be due on July 1, 2015, however, the Company may elect to extend the maturity date of the notes to January 1, 2016 by providing written notice to the note holders and a warrant to purchase a number of shares of the Company’s common stock equal to (a) the then outstanding principal balance of the note, divided by (b) $6.00 multiplied by 125%. The Company may prepay the 7% Bridge Notes at any time without penalty and shall prepay the 7% Bridge Notes in an amount equal to 25% of the net cash proceeds received by the Company during each month from the issuance of either debt or equity.

The 7% Bridge Notes are secured by all tangible assets of the Company pursuant to the terms of that certain Security Agreement dated December 3, 2014 between the Company and the note holders. The Company is obligated to keep the collateral and all of its other personal property and assets free and clear of all other security interests, except for certain limited exceptions.

In connection with the issuance of the 7% Bridge Notes, the Company issued the note holders warrants to purchase 190,625 shares of common stock at an exercise price of $6.00 per share. The warrants were exercisable on May 31, 2015 and expire on November 30, 2021. The relative fair value of the warrants of $458,900 was recorded as a debt discount and is amortized to interest expense using the straight-line method which approximates the effective interest method over the term of the notes.  During the year ended March 31, 2015, the Company amortized $237,500 of the debt discount to interest expense for these notes.

The Company did not pay any discounts or commissions with respect to the issuance of the 7% Bridge Notes or the warrants. In January and March 2015, the Company repaid an aggregate of $173,600 of the original principal balance outstanding, representing 25% of the net proceeds received from the Class A and Class B convertible preferred stock offering through February 28, 2015. All remaining principal and accrued interest at March 31, 2015 was repaid in April 2015.

Note 8. Convertible Debentures Payable

2013 and 2014 Bridge Notes

In the fourth quarter of fiscal 2013 and first nine months of fiscal 2014, the Company issued to certain accredited investors unsecured convertible promissory notes (the “Bridge Notes”) in the original principal amount of $1,294,500 and $2,765,300, respectively, for total principal of $4,059,800, pursuant to the terms of subscription agreements and letters of investment intent.

F-17

The Bridge Notes accrued interest at a rate of 15% per annum from date of issuance until January 31, 2013 and at a rate of 5% per annum from February 1, 2013 through the date of payment, in each case on a non-compounding basis. All principal and interest under the Bridge Notes were due on December 31, 2013.

In connection with the issuance of the Bridge Notes to three accredited investors totaling $400,000 in June, July and August 2013, the Company granted these investors warrants to purchase 149,789 shares of common stock at an exercise prices ranging from $2.28 to $3.48 per share. The relative fair value of the warrants of $199,200 was recorded as a debt discount and was amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the Bridge Notes. These Bridge Notes accrued interest at 8% per annum from the date of issuance through date of payment, on a non-compounding basis. All other terms of these Bridge Notes are consistent with the rest of the Bridge Notes. Upon conversion of the Bridge Notes in September and October 2013, the remaining unamortized debt discount was amortized to interest expense.

In September and October 2013, the Bridge Note holders accepted an offer by the Company and converted an aggregate of $4,127,200 of outstanding principal and accrued interest under the Bridge Notes into 1,719,668 units (the “Units”) at a price of $2.40 per Unit, with each Unit consisting of (i) one share of common stock of the Company (“Common Stock”) and (ii) one warrant to purchase one share of Common Stock at an exercise price of $4.44 per share. The warrants are exercisable beginning on March 31, 2015 and have a term of five years from date of issuance. As the transaction was considered an induced conversion under the applicable accounting guidance, the Company recognized $13,713,800 in debt conversion expense representing the estimated fair value of the securities transferred in excess of the estimated fair value of the securities issuable upon the original conversion terms of the Bridge Notes. The Company calculated the estimated fair value of the common stock issued by using the closing price of the stock on the date of issuance. The estimated fair value of the warrants was calculated using Black-Scholes.

Upon conversion of the Bridge Notes, the remaining unamortized debt discount was amortized to interest expense. During the years ended March 31, 2015 and 2014, the Company amortized $0 and $199,200, respectively, to interest expense.

5% Bridge Notes

From December 2013 to March 2014, the Company issued to certain accredited investors unsecured convertible promissory notes in the original principal amount of $1,793,000.

The 5% Bridge Notes accrued interest at a rate of 5% per annum from the date of issuance through date of payment, on a non-compounding basis. All principal and interest under the 5% Bridge Notes became due on June 30, 2014.

In connection with the issuance of the 5% Bridge Notes, the Company granted these investors warrants to purchase 74,709 shares of common stock at an exercise price of $5.88 per share. The warrants were exercisable on May 31, 2014 and expire on December 31, 2018. The relative fair value of the warrants of $279,100 was recorded as a debt discount and was amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the 5% Bridge Notes.  During the years ended March 31, 2015 and 2014, the Company amortized $184,700 and $94,400, respectively, of the debt discount to interest expense for these notes.

The agreement allowed that in the event the Company designated and issued one or more types of equity securities while the 5% Bridge Notes were outstanding (a “Subsequent Offering”), the Company must provide written notice to the holders of the notes and such holders had a right to convert up to all of the principal and accrued unpaid interest on the notes into shares of such equity securities on the same terms as the Subsequent Offering during the ten days following the provision of such notice. The conversion price for these equity securities was 90% of the offering price for the equity securities in the Subsequent Offering. At the time of issuance, the Company was unable to value the conversion feature of these 5% Bridge Notes given the absence of a fixed conversion rate and the convertibility of the 5% Bridge Notes was contingent upon the completion of a Subsequent Offering. However, on May 6, 2014, the Company completed the first convertible preferred stock offering which established a firm commitment date. This triggered the valuation of the beneficial conversion feature of the 5% Bridge Notes which aggregated $826,900 and was recorded as interest expense during the year ended March 31, 2015. Note holders with a principal amount of $1,743,000, together with $24,000 of accrued interest, converted their 5% Bridge Notes to convertible preferred stock units (see Note 11) and one note holder was paid principal and interest of $50,800.

Emergent Financial Group, Inc. (“Emergent”) served as the Company’s placement agent in connection with the original placement of the Bridge Notes and 5% Bridge Notes and earned a commission of 9% of the original principal balance of such notes. Debt financing costs in the aggregate of $492,500, comprised primarily of the commission earned by Emergent, were amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the notes. During the years ended March 31, 2015 and 2014, the Company amortized $98,400 and $385,400, respectively, of the debt financing costs to interest expense for these notes.

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Note 9. Related-Party Transactions

 As of March 31, 2015 and 2014, the Company had aggregate principal balances of $1.3 million and $555,500, respectively, in outstanding unsecured indebtedness owed to five related parties, including four former members of the Board of Directors, representing working capital advances made to the Company from February 2001 through March 2005.

Related-Party Convertible Notes Payable

In March 2015, we entered into definitive agreements relating to the exchange or amendment of the notes evidencing such working capital advances. Three of the notes issued to Patrick Mullins, M.D., Maryl Petreccia and Jeffrey Dell, M.D., which as of March 31, 2015 had outstanding principal balances of $448,200, $266,700 and $208,900, respectively, were amended and the holders received warrants for the purchase 37,347, 22,224, and 17,412 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, and warrants to purchase 834, 417, and 417 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, to reimburse the three note holders for any fees or other expenses incurred in connection with this transaction. The convertible notes, as amended, require interest payments on a calendar quarterly basis and all outstanding principal and accrued interest on the maturity date, which is the earlier to occur of (i) March 1, 2016, (ii) the sale of all or substantially all of our assets, or (iii) the merger, consolidation or other similar reorganization of the Company or an affiliate of our Company with another entity. Under the terms of such convertible note, upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Company for the sale of shares of common stock or includes the sale of shares of common stock among the sale of other securities, the holder has the option to convert into the securities issued in such offering at a twenty percent (20%) discount to the price per share (or per unit, if applicable) of the securities issued by the Company in such offering. The securities issued to the holder upon conversion will be restricted securities.

One note issued to Raymond Takahashi, M.D., was exchanged for (i) a new convertible promissory note with an original principal amount equal to the outstanding principal and interest of the original note, and (ii) a warrant to purchase 1,490 shares of the Company’s common stock at an exercise price of $6.00 per share, exercisable on February 20, 2015 and expiring on February 19, 2018. The new convertible note, which as of March 31, 2015 had an outstanding principal balance of $35,800, requires interest payments on a calendar quarterly basis and all outstanding principal and accrued interest on the maturity date, which is March 1, 2016. Under the terms of such convertible note, upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Company for the sale of shares of common stock or includes the sale of shares of common stock among the sale of other securities, the holder has the option to convert into the securities issued in such offering at a twenty percent (20%) discount to the price per share (or per unit, if applicable) of the securities issued by the Company in such offering. The securities issued to the holder upon conversion will be restricted securities.

The conversion of the related-party convertible notes payable at a 20% discount to the price per share of the securities issued in a public offering is contingent upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Company. The fair value of the beneficial conversion feature will be recorded upon the contingency being resolved and the Company estimated the fair value of the beneficial conversion feature of the related-party convertible notes aggregated $521,000 at March 31, 2015.

The relative fair value of the related-party warrants of $280,400 was recorded as a debt discount and will be amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the convertible notes.  During the year ended March 31, 2015, the Company amortized $20,800 of the debt discount to interest expense for these convertible notes.

 Related-party interest expense under these notes was $33,500 and $36,500 for the years ended March 31, 2015 and 2014, respectively. Accrued interest, which is included in related-party notes payable in the accompanying consolidated balance sheets, amounted to $4,600 and $802,600 as of March 31, 2015 and 2014, respectively.

Related-Party Note Payable

One note issued to Marc Grossman, M.D., which as of March 31, 2015 had an outstanding principal balance of $298,500, as amended, now provides for interest at a rate of 6% per annum commencing on March 13, 2015; however, no interest payments will be due if no event of default occurs and if the Company (i) complies with its regular payment obligations, reimburses the payee for attorneys’ fees in connection with the negotiation of the note amendment, up to a maximum amount of $1,000, on the later of (A) March 13, 2015, or (B) three (3) days after receiving written notice from the payee of the amount of attorneys’ fees incurred by payee, and (iii) the Company immediately pays all unpaid amounts due and payable in full before the earlier of May 1, 2016 or at the same time that payee(s) of any other promissory note(s) with the Company that were issued in 2005 are paid in full before May 1, 2016, other than (Y) notes that are satisfied upon conversion into common stock, warrants or any other equity of the Company, or (Z) notes that have been paid in full before March 2, 2015. All principal and interest under the original note, as amended by the note amendment, will be due and shall be paid on May 1, 2016. The note requires monthly payments of $20,000, except for the month of June 2015, where the monthly payment is $72,000.

5% Bridge Notes

From December 2013 to March 2014, the Company issued 5% Bridge Notes in the original principal amount of $1,793,000. This includes two notes in the aggregate amount of $120,000 issued to Jerrell Shelton, the Company’s Chief Executive Officer, on December 11, 2013 and January 10, 2014 as well as a note in the amount of $100,000 issued to GBR Investments, LLC on February 3, 2014, of which Richard Rathmann, a Director of the Company, is the manager (see Note 8).

F-19

Class A Convertible Preferred Stock

In November 2014, both Mr. Shelton and GBR Investments, LLC participated in the Class A convertible preferred stock offering described in Note 11 and the Company issued 4,167 shares of Class A convertible preferred stock each in exchange for an aggregate amount of $100,000.

Note 10. Commitments and Contingencies

Facility and Equipment Leases

We lease 11,900 square feet of corporate, research and development, and warehouse facilities in Lake Forest, California under an operating lease expiring June 30, 2015, which we do not intend to renew. In May 2015, we amended the lease to convert to a month-to-month basis, commencing July 1, 2015. The base rent will be $9,500 and either party will have the right to cancel this month-to-month agreement by giving the other party a minimum of a 90-day prior written notice. We are currently exploring other facilities to meet our growing demands. The lease agreement contains certain scheduled rent increases, which are accounted for on a straight-line basis. We also lease certain office equipment which expires in March 2018.

Future minimum lease payments are approximately as follows:

Years ending March 31,	Operating Leases
2016	$27,200
2017	5,500
2018	5,500
$38,200

Rent expense for the years ended March 31, 2015 and 2014 was approximately $168,900 and $178,000, respectively.

Employment Agreements

We have entered into employment agreements with certain of our officers under which payment and benefits would become payable in the event of termination by us for any reason other than cause, or upon a change in control of our Company, or by the employee for good reason.

Consulting and Engineering Services

Effective November 1, 2010, the Company entered into a Second Amendment to Master Consulting and Engineering Services Agreement (the “Second Amendment”) with KLATU Networks, LLC (“KLATU”), which amended the Master Consulting and Engineering Services Agreement between the parties dated as of October 9, 2007 (the “Agreement”), as amended by the First Amendment to Master Consulting and Engineering Services Agreement between the parties dated as of April 23, 2009. The parties entered into the Second Amendment to clarify their mutual intent and understanding that all license rights granted to the Company under the Agreement, as amended, shall survive any termination or expiration of the Agreement. In addition, in recognition that the Company has paid KLATU less than the market rate for comparable services, the Second Amendment provides that if the Company terminates the Agreement without cause, which the Company has no intention of doing, or liquidates, KLATU shall be entitled to receive additional consideration for its services provided from the commencement of the Agreement through such date of termination, which additional compensation shall not be less than $2 million plus two times the “cost of work” (as defined in the Agreement). Any such additional compensation would be payable in three equal installments within 12 months following the date the amount of such additional compensation is determined. If KLATU terminates that agreement, no such payments are payable.

The agreement provides for one year terms ending on December 31 of each year, but it automatically renews for one year periods unless otherwise terminated. Consulting fees for services provided by KLATU were $339,300 and $395,300 for the years ended March 31, 2015 and 2014, respectively.

Litigation

The Company may become a party to product litigation in the normal course of business. The Company accrues for open claims based on its historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon the Company’s consolidated financial condition or results of operations.

F-20

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the States of California and Nevada. In connection with its facility lease, the Company has indemnified its lessor for certain claims arising from the use of the facility. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement.

Note 11. Stockholders’ Equity

Authorized Stock

The Company has 20,833,333 authorized shares of common stock with a par value of $0.001 per share. In September 2011, our stockholders approved an amendment to the Amended and Restated Articles of Incorporation to authorize a class of undesignated or "blank check" preferred stock, consisting of 2,500,000 shares at $0.001 par value per share. Shares of preferred stock may be issued in one or more series, with such rights, preferences, privileges and restrictions to be fixed by the Company's board of directors. In May 2014, our stockholders approved a Certificate of Designation, which designated 800,000 shares of preferred stock as Class A Convertible Preferred Stock. In February 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 400,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class B Convertible Preferred Stock. In April 2015, the Company filed with the Secretary of State of the State of Nevada to increase the number shares of Class B Convertible Preferred Stock from 400,000 shares to 585,000 shares.

Designation of Class A Convertible Preferred Stock

On May 2, 2014, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 800,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class A Convertible Preferred Stock (“Class A Preferred Stock”).

The rights, preferences, and privileges of the Class A Preferred Stock are summarized as follows:

•	Dividends shall accrue on shares of Class A Preferred Stock at the rate of $0.96 per annum. Such dividends shall accrue day-to-day, shall be cumulative, and shall be payable on when, as, and if declared by the Board of Directors of the Company.

•	In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Class A Preferred Stock then outstanding shall be entitled to receive a liquidation preference payment equal to $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus any accrued dividends, but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

•	Shares of Class A Preferred Stock shall vote together with the common stock on an as-converted basis. Holders of the Class A Preferred Stock will have 2.5 votes per share of Class A Preferred Stock held compared to one vote for each share of the Company’s common stock.

•	At any time after September 1, 2014, shares of Class A Preferred Stock shall be convertible into 2.5 shares of common stock. In addition, accrued but unpaid dividends on the Preferred Stock, whether or not declared, will also be convertible into common stock after September 1, 2014 at the rate of one share for each $4.80 of dividend. Such conversion is subject to adjustment in the event of any stock split or combination, certain dividends and distributions, and any reorganization, recapitalization, reclassification, consolidation, or merger involving the Company.

•	Shares of the Class A Preferred Stock shall be subject to redemption by the Company at any time on or after January 15, 2017, upon payment of $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus all accrued but unpaid dividends, whether or not declared, thereon.

•	On March 26, 2015, the Company filed with the Secretary of State of the State of Nevada an Amended and Restated Certificate of Designation (“Restated Designation”). The Restated Designation adopted certain special mandatory conversion provisions for the Class A Preferred Stock upon a qualified offering (defined as a public offering resulting in at least $5,000,000 of gross cash proceeds), whereby the Class A Preferred Stock is converted into the type of securities issued in such qualified offering at a twenty percent (20%) discount.

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Issuance of Class A Convertible Preferred Stock

In May 2014, the Company entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Class A Investors”) pursuant to certain subscription agreements and elections to convert between the Company and the Class A Investors. Through March 31, 2015, aggregate gross cash proceeds of $3.5 million (approximately $2.9 million after offering costs) were collected in exchange for the issuance of 291,142 shares of our Class A Convertible Preferred Stock, and warrants, exercisable for five years, to purchase up to a total of 194,095 shares of our common stock at an exercise price of $6.00 per share. The Company intends to use the net proceeds for working capital purposes.

Pursuant to the subscription agreements, the Company issued shares of a newly established Class A Convertible Preferred Stock and warrants to purchase common stock of Cryoport. The shares and warrants were issued as a unit (a “Unit”) consisting of (i) one share of Class A Convertible Preferred Stock and (ii) one warrant to purchase 0.67 shares of the Company’s common stock at an exercise price of $6.00 per share, which were immediately exercisable and may be exercised at any time on or before March 31, 2019.

Pursuant to the terms of the 5% Bridge Notes issued by the Company between December 2013 and March 2014 with a total original principal amount of $1,793,000, the issuance of the Units to Class A Investors at $12.00 per Unit entitled the holders of the 5% Bridge Notes to convert up to the entire principal and accrued interest amount under the 5% Bridge Notes into Units at a rate of $10.80 per Unit. Through March 31, 2015, 5% Bridge Note holders totaling $1,743,000 in original principal sum elected to convert their 5% Bridge Notes, including accrued interest of $24,000, for Units in exchange for the issuance of 163,608 shares of our Class A Convertible Preferred Stock and warrants to purchase up to 109,072 shares of our common stock at an exercise price of $6.00 per share. Two of the 5% Bridge Note holders that executed subscription agreements to convert 5% Bridge Notes in the aggregate principal amount of $220,000 are affiliates of the Company – Jerrell W. Shelton, the Company’s Chief Executive Officer, and GBR Investments, LLC, which is managed by Richard Rathmann, a Director and Chairman of the Board of Directors of the Company (collectively, the “Affiliates”).

The fair value of the beneficial conversion feature of the convertible preferred stock issuance and the relative fair value of the warrants issued, aggregated $3.0 million through March 31, 2015. This amount was accreted to accumulated deficit and additional paid-in capital during the year ended March 31, 2015.

Emergent served as the Company’s placement agent in this transaction and received, with respect to the gross proceeds received from Class A Investors who converted their 5% Bridge Notes into Units (not including those conversions by the Affiliates), a commission of 3% and a non-accountable finance fee of 1% of such proceeds, and with respect to gross proceeds received from all other Investors, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Investors, plus reimbursement of legal expenses of up to $40,000. Emergent was issued a warrant to purchase 0.25 shares of common stock at an exercise price of $6.00 per share for each Unit issued in this transaction. The offering of Units to new Investors concluded on February 4, 2015.

As of March 31, 2015, 454,750 shares of Class A Convertible Preferred Stock and 303,167 of the related warrants were outstanding for Class A Investors and 106,432 warrants were outstanding for Emergent in connection with the Class A Convertible Preferred Stock offering and the 5% Bridge Note conversions.

No dividends have been declared as of March 31, 2015; however, the cumulative preferred stock dividend of $301,500 is included in the net loss attributable to common stockholders (see Note 2) and the liquidation preference.

Designation of Class B Convertible Preferred Stock

On February 20, 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 400,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class B Convertible Preferred Stock (“Class B Preferred Stock”). On April 15, 2015, the Company filed with the Secretary of State of the State of Nevada to increase the number of Class B Convertible Preferred stock from 400,000 to 585,000 shares.

The rights, preferences, and privileges of the Class B Preferred Stock are summarized as follows:

•	Dividends shall accrue on shares of Class B Preferred Stock at the rate of $0.96 per annum. Such dividends shall accrue day-to-day, shall be cumulative, and shall be payable on when, as, and if declared by the Board of Directors of the Company.

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•	In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Class B Preferred Stock then outstanding shall be entitled to receive a liquidation preference payment equal to $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus any accrued dividends, but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

•	Shares of Class B Preferred Stock shall vote together with the common stock on an as-converted basis. Holders of the Class B Preferred Stock will have 2.5 votes per share of Class B Preferred Stock held compared to one vote for each share of the Company’s common stock.

•	At any time after issuance, shares of Class B Preferred Stock shall be convertible into 2.5 shares of common stock. In addition, accrued but unpaid dividends on the Class B Preferred Stock, whether or not declared, will also be convertible into common stock after issuance at the rate of one share for each $4.80 of dividend. Such conversion is subject to adjustment in the event of any stock split or combination, certain dividends and distributions, and any reorganization, recapitalization, reclassification, consolidation, or merger involving the Company.

•	Shares of the Class B Preferred Stock shall be subject to redemption by the Company at any time on or after January 15, 2017, upon payment of $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus all accrued but unpaid dividends, whether or not declared, thereon.

•	Shares of the Class B Preferred stock shall be subject to special mandatory conversion provisions upon a qualified offering (defined as a public offering resulting in at least $5,000,000 of gross cash proceeds), whereby the Class B Preferred Stock is converted into the type of securities issued in such qualified offering at a twenty percent (20%) discount.

Issuance of Class B Convertible Preferred Stock

In February 2015, the Company entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Class B Investors”) pursuant to certain subscription agreements and elections to convert between the Company and the Class B Investors. Through March 31, 2015, aggregate gross cash proceeds of $1.9 million (approximately $1.7 million after offering costs) were collected in exchange for the issuance of 161,709 shares of our Class B Convertible Preferred Stock, and warrants, exercisable for five years, to purchase up to a total of 107,806 shares of our common stock at an exercise price of $6.00 per share. The Company intends to use the net proceeds for working capital purposes.

Pursuant to the subscription agreements, the Company issued shares of a newly established Class B Convertible Preferred Stock and warrants to purchase common stock of Cryoport. The shares and warrants were issued as a unit (a “Unit”) consisting of (i) one share of Class B Convertible Preferred Stock and (ii) one warrant to purchase 0.67 shares of the Company’s common stock at an exercise price of $6.00 per share, which were immediately exercisable and may be exercised at any time on or before May 31, 2020.

The fair value of the beneficial conversion feature of the convertible preferred stock issuance and the relative fair value of the warrants issued, aggregated $1.9 million through March 31, 2015. This amount was accreted to accumulated deficit and additional paid-in capital during the year ended March 31, 2015.

Emergent served as the Company’s placement agent in this transaction and received, with respect to the gross proceeds received from Class B Investors, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Class B Investors, plus reimbursement of legal expenses of up to $5,000. Emergent was issued a warrant to purchase 0.25 shares of common stock at an exercise price of $6.00 per share for each Unit issued in this transaction. The offering of Units to new Class B Investors will conclude on May 18, 2015.

As of March 31, 2015, 161,709 shares of Class B Convertible Preferred Stock and 107,806 of the related warrants were outstanding for Class B Investors and 38,115 warrants were outstanding for Emergent in connection with the Class B Convertible Preferred Stock offering.

No dividends have been declared as of March 31, 2015; however, the cumulative preferred stock dividend of $3,800 is included in the net loss attributable to common stockholders and the liquidation preference (see Note 2).

Common Stock Reserved for Future Issuance

As of March 31, 2015, approximately 8.8 million shares of common stock were issuable upon conversion or exercise of rights granted under prior financing arrangements, preferred stock, stock options and warrants, as follows:

F-23

Class A and B convertible preferred stock converted to common stock	1,541,148
Exercise of stock options	1,793,745
Exercise of warrants	5,475,806
Total shares of common stock reserved for future issuances	8,810,699

In August 2014 and January 2015, we issued an aggregate of 3,334 shares of restricted common stock to a consultant in exchange for services. The Company recognized $17,400 in stock-based compensation expense related to these shares for the year ended March 31, 2015.

Note 12. Stock-Based Compensation

Warrant Activity

We typically issue warrants to purchase shares of our common stock to investors as part of a financing transaction or in connection with services rendered by placement agents and consultants. Included in outstanding warrants are 21,905 warrants at March 31, 2015 and 2014, respectively, issued to employees or directors. Our outstanding warrants expire on varying dates through November 2021. A summary of warrant activity is as follows:

	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2013	3,085,600	$14.16
Issued	2,103,436	4.20
Exercised	(77,193)	2.64
Forfeited	(3,311)	101.88
Expired	(9,004)	95.52
Outstanding — March 31, 2014	5,099,528	10.08
Issued	826,284	6.00
Exercised	(23,256)	4.08
Expired	(426,750)	39.36
Outstanding — March 31, 2015	5,475,806	$7.20	2.6	$11,225,300
Vested (exercisable) — March 31, 2015	5,278,516	$7.20	2.4	$10,704,400

(1)	Aggregate intrinsic value represents the difference between the exercise price of the warrant and the closing market price of the common stock on March 31, 2015, which was $8.64 per share.

The following table summarizes information with respect to warrants outstanding and exercisable at March 31, 2015:

Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$2.28 – 2.40	198,965	3.3	$2.40	198,965	$2.40
$2.52 – 4.44	1,729,315	3.5	$4.44	1,729,315	$4.44
$4.56 – 8.28	1,734,819	3.0	$7.20	1,537,529	$7.20
$8.40 – 11.04	1,785,964	0.7	$9.24	1,785,964	$9.24
$11.16 – 129.60	26,743	2.2	$85.92	26,743	$85.92
	5,475,806			5,278,516

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Stock Options

We have three stock incentive plans: the 2002 Stock Incentive Plan (the “2002 Plan”), the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2011 Stock Incentive Plan (the “2011 Plan”), (collectively, the “Plans”). The 2002 Plan expired and no options have been granted pursuant the 2002 Plan or 2009 Plan subsequent to the adoption of the 2011 Plan. On September 6, 2013 the stockholders approved an increase to the number of shares of the Company’s common stock available for issuance under the 2011 Plan by 591,667 shares. On August 29, 2014 the stockholders approved an increase to the number of shares of the Company’s common stock available for issuance by 125,000 shares. As of March 31, 2015, the Company has 25,314 shares and 157,482 available for future awards under the 2009 Plan and the 2011 Plan, respectively. In December 2014, 262,500 options were granted outside the plan to Jerrell Shelton, the Company’s Chief Executive Officer.

During each of the two years in the period ended March 31, 2015, we granted stock options at exercise prices equal to or greater than the quoted market price of our common stock on the grant date. The fair value of each option grant was estimated on the date of grant using Black-Scholes with the following weighted average assumptions:

	March 31,
	2015	2014
Expected life (years)	1.5 – 6.1	1.6 – 6.0
Risk-free interest rate	0.31% - 2.03%	0.19% - 1.84%
Volatility	103% - 128%	127% - 140%
Dividend yield	0%	0%

The expected option life assumption is estimated based on the simplified method. Accordingly, the Company has utilized the average of the contractual term of the options and the weighted average vesting period for all options to calculate the expected option term. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of our employee stock options. The expected volatility is based on the historical volatility of our stock commensurate with the expected life of the stock-based award. We do not anticipate paying dividends on the common stock in the foreseeable future.

We recognize stock-based compensation cost over the vesting period using the straight-line single option method. Stock-based compensation expense is recognized only for those awards that are ultimately expected to vest. An estimated forfeiture rate has been applied to unvested awards for the purpose of calculating compensation cost. The estimated forfeiture rate of 0% per year is based on the historical forfeiture activity of unvested stock options. These estimates are revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs.

A summary of stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2013	424,645	$5.64
Granted (weighted-average fair value of $2.88 per share)	639,439	3.36
Exercised	(54,750)	2.40
Forfeited	(16,484)	3.84
Expired	(1,667)	72.00
Outstanding — March 31, 2014	991,183	4.20
Granted (weighted-average fair value of $4.20 per share)	955,199	4.92
Exercised	(657)	3.24
Forfeited	(150,130)	4.56
Expired	(1,850)	27.48
Outstanding — March 31, 2015	1,793,745	$4.56	8.3	$7,761,500
Vested (exercisable) — March 31, 2015	686,849	$4.68	6.8	$3,119,200
Unvested (unexercisable) — March 31, 2015	1,106,897	$4.44	3.3	$4,642,300

(1)	Aggregate intrinsic value represents the difference between the exercise price of the option and the closing market price of the common stock on March 31, 2015, which was $8.64 per share.

F-25

The following table summarizes information with respect to stock options outstanding and exercisable at March 31, 2015:

Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$2.04 – 4.68	856,959	7.8	$3.36	473,531	$3.12
$4.80 – 6.24	835,501	9.4	$4.92	121,676	$5.16
$6.36 – 11.76	90,103	4.7	$7.92	80,772	$8.04
$12.60 – 26.40	4,467	5.4	$19.44	4,155	$19.68
$51.60 – 99.72	6,715	1.5	$55.44	6,715	$55.44
	1,793,745			686,849

As of March 31, 2015, there was unrecognized compensation expense of $4.2 million related to unvested stock options, which we expect to recognize over a weighted average period of 3.3 years.

Note 13. Income Taxes

Significant components of the Company’s deferred tax assets as of March 31, 2015 and 2014 are shown below:

	March 31,
	2015	2014
	(000’s)
Deferred tax assets:
Net operating loss carryforward	$16,830	$15,379
Research credits	56	60
Expenses recognized for granting of options and warrants	1,554	1,651
Accrued expenses and reserves	20	135
Valuation allowance	(18,460)	(17,225)
	$—	$—

Based on the weight of available evidence, the Company’s management has determined that it is more likely than not that the net deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s income tax provision consists of state minimum taxes.

The income tax provision differs from that computed using the federal statutory rate applied to income before taxes as follows:

	March 31,
	2015	2014
Computed tax benefit at federal statutory rate	$(2,382,000)	$(6,650,000)
State tax, net of federal benefit	(187,000)	(327,000)
Warrant MTM Adjustment	—	(7,000)
Induced conversion costs	—	4,663,000
Interest expense	462,000	—
Permanent items and other	873,600	4,600
Valuation allowance	1,235,000	2,318,000
	$1,600	$1,600

At March 31, 2015, the Company has federal and state net operating loss carryforwards of approximately $43,386,000 and $36,057,000 which will begin to expire in 2019, unless previously utilized, and as of 2012 have already begun to for state carryforwards. At March 31, 2015, the Company has federal and California research and development tax credits of approximately $18,000 and $58,000, respectively. The federal research tax credit begins to expire in 2026 unless previously utilized and the California research tax credit has no expiration date.

Utilization of the net operating loss and research and development carryforwards might be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition.

F-26

The Company has not completed a study to assess whether an ownership change has occurred. If the Company has experienced an ownership change, utilization of the NOL or R&D credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL or R&D credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

On September 13, 2013, the U.S. Treasury Department released final income tax regulations on the deduction and capitalization of expenditures related to tangible property. These final regulations apply to tax years beginning on or after January 1, 2014. The Company adopted the tax treatment of expenditures to improve tangible property and the capitalization of inherently facilitative costs to acquire tangible property as of April 1, 2014. The tangible property regulations required the Company to make additional tax accounting method changes as of April 1, 2014; however, the impact of these changes was not material to the Company’s consolidated financial position, its results of operations or its footnote disclosures.

Note 14. Quarterly Financial Data (Unaudited)

A summary of quarterly financial data is as follows ($ in ‘000’s):

	Quarter Ended
	June 30	September 30	December 31	March 31
Year ended March 31, 2015
Total revenues	$937	$825	$975	$1,198
Gross margin	$339	$225	$235	$370
Operating loss	$(1,168)	$(1,375)	$(1,357)	$(1,693)
Net loss	$(2,297)	$(1,385)	$(1,408)	$(1,937)
Net loss per share attributable to common stockholders - basic and diluted	$(0.61)	$(0.64)	$(0.40)	$(0.79)
Year ended March 31, 2014
Total revenues	$488	$580	$757	$835
Gross margin	$55	$72	$167	$143
Operating loss	$(1,260)	$(1,287)	$(1,257)	$(1,274)
Net loss	$(1,324)	$(14,960)	$(1,840)	$(1,441)
Net loss per share attributable to common stockholders - basic and diluted	$(0.42)	$(4.59)	$(0.37)	$(0.29)

Earnings per basic and diluted shares are computed independently for each of the quarters presented based on basic and diluted shares outstanding per quarter and, therefore, may not sum to the totals for the year.

Note 15. Subsequent Events

From April 6, 2015 to May 18, 2015, the Company issued additional shares of the Class B Convertible Preferred Stock to Class B Investors. Gross proceeds of $4.2 million (approximately $3.6 million after offering costs) were collected in exchange for the issuance of 347,637 shares of our Class B Convertible Preferred Stock, and warrants, exercisable for five years, to purchase up to a total of 231,758 shares of our common stock at an exercise price of $6.00 per share. In May 2015, Mrs. Richard Berman, spouse of a board member, participated in the Class B Convertible Preferred Stock offering and the Company issued 1,667 shares of Class B convertible preferred stock each in exchange for an aggregate amount of $20,000. The Company intends to use the net proceeds for working capital purposes.

On May 7, 2015, the Company granted employees and members of the board of director’s options to purchase 465,625 and 20,834 shares of common stock, respectively, with an exercise price of $7.80 per share, of which 355,000 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair market value of the Company’s common stock on the date of grant.

F-27

Exhibit B

Cryoport, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	December 31,	March 31,
	2015	2015
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,247,425	$1,405,186
Accounts receivable, net of allowance for doubtful accounts of $40,600 and $12,200, respectively	616,785	589,699
Inventories	52,880	69,680
Other current assets	288,965	97,337

Total current assets	6,206,055	2,161,902
Property and equipment, net	875,673	307,926
Intangible assets, net	13,484	136,821
Deposits	363,403	—

Total assets	$7,458,615	$2,606,649

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and other accrued expenses	$1,109,243	$758,696
Accrued compensation and related expenses	377,113	725,712
Notes payable and accrued interest, net of discount of $221,400 at March 31, 2015	—	535,507
Related-party notes payable and accrued interest, net of discount of $64,000 and $259,600, respectively	981,992	976,581

Total current liabilities	2,468,348	2,996,496
Related-party notes payable, net of current portion	—	26,452

Total liabilities	2,468,348	3,022,948

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 2,500,000 shares authorized:
Class A convertible preferred stock — $0.001 par value; 800,000 shares authorized; 454,750 shares issued and outstanding at December 31, 2015 and March 31, 2015 (aggregate liquidation preference of $6,087,400 at December 31, 2015)	455	455
Class B convertible preferred stock — $0.001 par value; 585,000 shares authorized; 534,571 and 161,709 shares issued and outstanding at December 31, 2015 and March 31, 2015, respectively (aggregate liquidation preference of $6,777,047 at December 31, 2015)	535	162
Common stock, $0.001 par value; 50,000,000 shares authorized; 7,247,466 and 5,025,577 shares issued and outstanding at December 31, 2015 and March 31, 2015, respectively	7,247	5,026
Additional paid-in capital	114,334,637	97,346,137
Accumulated deficit	(109,352,607)	(97,768,079)

Total stockholders’ equity (deficit)	4,990,267	(416,299)

Total liabilities and stockholders’ equity (deficit)	$7,458,615	$2,606,649

See accompanying notes to condensed consolidated financial statements.

1

Cryoport, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Revenues	$1,458,563	$975,188	$4,326,654	$2,736,776
Cost of revenues	1,074,281	740,651	3,018,147	1,937,926

Gross margin	384,282	234,537	1,308,507	798,850

Operating costs and expenses:
Selling, general and administrative	2,835,372	1,492,732	7,019,500	4,431,290
Research and development	227,765	99,052	405,785	267,575

Total operating costs and expenses	3,063,137	1,591,784	7,425,285	4,698,865

Loss from operations	(2,678,855)	(1,357,247)	(6,116,778)	(3,900,015)
Other expense:
Interest expense	(79,946)	(48,605)	(984,748)	(1,185,337)
Other expense, net	(1,347)	(1,906)	(5,029)	(2,829)

Loss before provision for income taxes	(2,760,148)	(1,407,758)	(7,106,555)	(5,088,181)
Provision for income taxes	(305)	—	(3,625)	(1,600)

Net loss	(2,760,453)	(1,407,758)	(7,110,180)	(5,089,781)
Preferred stock beneficial conversion charge	—	(492,910)	(4,474,348)	(2,961,723)
Undeclared cumulative preferred dividends	(239,389)	(95,304)	(687,267)	(194,901)

Net loss attributable to common stockholders	$(2,999,842)	$(1,995,972)	$(12,271,795)	$(8,246,405)

Net loss per share attributable to common stockholders – basic and diluted	$(0.42)	$(0.40)	$(1.96)	$(1.65)

Weighted average shares outstanding – basic and diluted	7,225,006	5,004,821	6,259,686	5,002,683

See accompanying notes to condensed consolidated financial statements.

2

Cryoport, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Nine Months Ended December 31,
	2015	2014
Cash Flows From Operating Activities:
Net loss	$(7,110,180)	$(5,089,781)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	166,324	155,226
Amortization of debt discounts and deferred financing costs	417,003	1,148,153
Stock-based compensation expense to employees, directors and consultants	2,057,236	565,220
Estimated fair value of the beneficial conversion feature on related party notes payable	521,056	—
Loss on write-off of patents	98,086	—
Loss on disposal of property and equipment	37,247	5,773
Provision for bad debt	36,006	465
Changes in operating assets and liabilities:
Accounts receivable, net	(63,092)	107,901
Inventories	(15,274)	(37,255)
Deposits and other current assets	(479,956)	(45,022)
Accounts payable and other accrued expenses	350,547	154,249
Accrued compensation and related expenses	(330,878)	163,348
Accrued interest	(20,174)	36,430

Net cash used in operating activities	(4,336,049)	(2,835,293)

Cash Flows From Investing Activities:
Purchases of property and equipment	(713,993)	(67,851)

Net cash used in investing activities	(713,993)	(67,851)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock and warrants in public offering, net of offering costs	5,938,099	—
Proceeds from the issuance of preferred stock, net of offering costs	3,896,678	2,802,854
Proceeds from exercise of stock options and warrants	10,881	11,631
Proceeds from the issuance of notes payable	—	615,000
Repayment of notes payable	(741,377)	—
Repayment of convertible debentures	—	(50,000)
Repayment of related party notes payable	(212,000)	(72,000)

Net cash provided by financing activities	8,892,281	3,307,485

Net change in cash and cash equivalents	3,842,239	404,341
Cash and cash equivalents — beginning of period	1,405,186	369,581

Cash and cash equivalents — end of period	$5,247,425	$773,922

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Offering costs in connection with convertible preferred stock included in accounts payable	$—	$9,658

Issuance of common stock for accrued board of director compensation	$54,813	$—

Estimated relative fair value of warrants issued in connection with notes payable	$—	$312,680

Accretion of convertible preferred stock beneficial conversion feature and relative fair value of warrants issued in connection with the convertible preferred stock units to accumulated deficit	$4,474,348	$2,961,723

Reclassification of shipper inventory to fixed assets	$32,074	$—

Fair value of common stock issued to consultant for future services included in other current assets	$75,075	$—

Conversion of convertible debentures payable and accrued interest into convertible preferred stock units	$—	$1,766,997

See accompanying notes to condensed consolidated financial statements.

3

Cryoport, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

For the Three and Nine Months Ended December 31, 2015 and 2014

(Unaudited)

Note 1. Management’s Representation and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by Cryoport, Inc. (the “Company”, “Cryoport”, “our” or “we”) in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statement presentation. However, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included.

On May 12, 2015, our board of directors (the “Board of Directors”) approved an amendment to our certificate of incorporation to effect a reverse stock split by a ratio of 1-for-12.  The reverse stock split was effective on May 19, 2015.  All share and per share data in this Form 10-Q have been adjusted to give effect to the 1-for-12 reverse stock split of our common stock.

Operating results for the nine months ended December 31, 2015 are not necessarily indicative of the results that may be expected for the year ending March 31, 2016. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

The Company has evaluated subsequent events through the date of this filing and determined that no subsequent events have occurred that would require recognition in the unaudited condensed consolidated financial statements or disclosure in the notes thereto other than as disclosed in the accompanying notes.

Note 2. Nature of the Business

Cryoport is the premier provider of cryogenic logistics solutions to the life sciences industry through its purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. The Company provides leading edge logistics solutions for biologic materials, such as immunotherapies, stem cells, CAR-T cells and reproductive cells for clients worldwide. Leading global companies, such as FedEx, UPS and DHL have each separately selected Cryoport as the preferred cryogenic logistics provider for time- and temperature-sensitive biological material.  Cryoport actively supports points-of-care, contract research organizations, central laboratories, pharmaceutical companies, contract manufacturers and university researchers.

The Company is a Nevada corporation and its common stock is traded on the NASDAQ Capital Market exchange under the ticker symbol “CYRX.”

Going Concern

The unaudited condensed consolidated financial statements have been prepared using the accrual method of accounting in accordance with U.S. GAAP and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We have sustained operating losses since our inception and have used substantial amounts of working capital in our operations. At December 31, 2015, we had an accumulated deficit of $109.4 million. During the nine months ended December 31, 2015, we used cash in operations of $4.3 million and had a net loss of $7.1 million.

We expect to continue to incur substantial additional operating losses from costs related to the commercialization and expansion of our Cryoport Express® Solutions and do not expect that revenues from operations will be sufficient to satisfy our funding requirements in the near term. We believe that our cash resources at December 31, 2015, together with the revenues generated from our services will be sufficient to sustain our planned operations into the second quarter of fiscal year 2017; however, we must obtain additional capital to fund operations thereafter and for the achievement of sustained profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. We are currently working on funding alternatives in order to secure sufficient operating capital to allow us to continue to operate as a going concern.

The level of future capital requirements will depend upon many factors, including the success of our commercialization efforts and the level of customer adoption of our Cryoport Express® Solutions as well as our ability to establish additional collaborative arrangements. We cannot make any assurances that the sales ramp will lead to achievement of sustained profitable operations or that any additional financing will be completed on a timely basis and on acceptable terms or at all. Management’s inability to successfully achieve significant revenue increases or to complete any other financing will adversely impact our ability to continue as a going concern.

4

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Cryoport, Inc. and its wholly owned subsidiary, Cryoport Systems, Inc. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from estimated amounts. The Company’s significant estimates include the allowance for doubtful accounts, recoverability of long-lived assets, allowance for inventory obsolescence, deferred taxes and their accompanying valuations, and valuation of equity instruments and conversion features.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, related-party notes payable, notes payable, accounts payable and accrued expenses. The carrying value for all such instruments approximates fair value at December 31, 2015 and March 31, 2015 due to their short-term nature. The difference between the fair value and recorded values of the related-party notes payable is not significant.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Customers

The Company grants commercial trade credit to customers under established terms and conditions within the U.S. and to a limited number of international customers and does not require collateral. Revenues from international customers are generally secured by advance payments except for a limited number of established foreign customers. The Company generally requires advance or credit card payments for initial revenues from new customers, who have not received credit approval. The Company’s ability to collect receivables is affected by customer circumstances, economic fluctuations in the respective geographic areas and the industries served by the Company. Reserves for uncollectible amounts are provided based on past experience and a specific analysis of the respective accounts, which management believes is sufficient. Accounts receivable at December 31, 2015 and March 31, 2015 are net of reserves for doubtful accounts of $40,600 and $12,200, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

The majority of the Company’s customers are in the biotechnology, pharmaceutical, animal health and life science industries. Consequently, there is a concentration of accounts receivable within these industries, which is subject to normal credit risk. At December 31, 2015 and March 31, 2015, there was one customer that accounted for 10.4% and 14.6%, respectively, of net accounts receivable. No other single customer owed us more than 10% of net accounts receivable at December 31, 2015 and March 31, 2015.

The Company has revenue from foreign customers primarily in the Europe, Japan, Canada, India and Australia regions. During the nine months ended December 31, 2015 and 2014, the Company had revenues from foreign customers of approximately $631,400 and $418,800, respectively, which constituted approximately 14.6% and 15.3% of total revenues, respectively.

For the nine months ended December 31, 2015 and 2014, there was one customer that accounted for 14.5% and 25.0% of total revenues, respectively.

5

Inventories

The Company’s inventories consist of packaging materials and accessories sold to customers. Inventories are stated at the lower of cost or current estimated market value. Cost is determined using the standard cost method which approximates the first-in, first-to-expire method. Inventories are reviewed periodically for slow-moving or obsolete status. The Company writes down the carrying value of its inventories to reflect situations in which the cost of inventories is not expected to be recovered. Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories. Raw materials and finished goods include material costs less reserves for obsolete or excess inventories. The Company evaluates the current level of inventories considering historical trends and other factors, and based on such evaluation, records adjustments to reflect inventories at its net realizable value. These adjustments are estimates, which could vary significantly from actual results if future economic conditions, customer demand, competition or other relevant factors differ from expectations. These estimates require us to make assessments about future demand for the Company’s products in order to categorize the status of such inventory items as slow-moving, obsolete or in excess-of-need. These estimates are subject to the ongoing accuracy of the Company’s forecasts of market conditions, industry trends, competition and other factors.

Property and Equipment

The Company provides shipping packaging (“shipper”) to its customers and charges a fee in exchange for the use of the shipper. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the container over a period of time. The Company retains the title to the shippers and provides its customers the use of the shipper for a specific shipping cycle. At the culmination of the customer’s shipping cycle, the shipper is returned to the Company. As a result, the Company classifies the shippers as property and equipment for the per-use shipper program.

Property and equipment are recorded at cost. Cryogenic shippers are depreciated using the straight-line method over their estimated useful lives of three years. Software, equipment and furniture are depreciated using the straight-line method over their estimated useful lives (generally three to seven years) and leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter. Equipment acquired under capital leases is amortized over the estimated useful life of the assets or term of the lease, whichever is shorter and included in depreciation and amortization expense.

Betterments, renewals and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in current operations.

Intangible Assets

Intangible assets are comprised of patents and trademarks and software development costs. The Company capitalizes costs of obtaining patents and trademarks, which are amortized, using the straight-line method over their estimated useful life of five years once the patent or trademark has been issued. During the nine months ended December 31, 2015, the Company wrote off patents aggregating $98,100 to research and development expense in the accompanying condensed consolidated statement of operations. The Company capitalizes certain costs related to software developed for internal use. Software development costs incurred during the preliminary or maintenance project stages are expensed as incurred, while costs incurred during the application development stage are capitalized and amortized using the straight-line method over the estimated useful life of the software, which is five years. Capitalized costs include purchased materials and costs of services including the valuation of warrants issued to consultants.

Long-lived Assets

If indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the fair value to the carrying value. We believe the future cash flows to be received from the long-lived assets will exceed the assets’ carrying value, and accordingly, we have not recognized any impairment losses through December 31, 2015.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the issuance of the convertible notes payable and equity financings. Deferred financing costs related to the issuance of debt are being amortized over the term of the financing instrument using the effective interest method while offering costs from equity financings are netted against the gross proceeds received from the equity financings.

6

Conversion Features

If a conversion feature of convertible debt is not accounted for as a derivative instrument and provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount. The convertible debt is recorded net of the discount related to the BCF. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method.

Preferred stock is convertible to common stock at a rate of conversion that is below market value and, therefore, this feature is characterized as a BCF. The Company records this BCF as a discount to the preferred stock and accretes the discount to retained earnings as a deemed dividend through the earliest conversion date or upon issuance if the preferred stock can be immediately converted.

Income Taxes

The Company accounts for income taxes under the provision of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, or ASC 740. As of December 31, 2015 and March 31, 2015, there were no unrecognized tax benefits included in the accompanying condensed consolidated balance sheets that would, if recognized, affect the effective tax rates.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Based on the weight of available evidence, the Company’s management has determined that it is more likely than not that the net deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s income tax provision consists of state minimum taxes.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on its condensed consolidated balance sheets at December 31, 2015 and March 31, 2015 and has not recognized interest and/or penalties in the condensed consolidated statement of operations for the nine months ended December 31, 2015 and 2014. The Company is subject to taxation in the U.S. and various state jurisdictions. As of December 31, 2015, the Company is no longer subject to U.S. federal examinations for years before 2011 and for California franchise and income tax examinations for years before 2010. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carry forward amount. The Company is not currently under examination by U.S. federal or state jurisdictions.

Revenue Recognition

The Company provides shipping containers to its customers and charges a fee in exchange for the use of the shipper. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the shippers over a period of time. The Company retains title to the shipper and provides its customers the use of the shipper for a specified shipping cycle. At the culmination of the customer’s shipping cycle, the shipper is returned to the Company.

The Company recognizes revenue for the use of the shipper once the shipper has been delivered to the end user of the enclosed materials, and at the time that collectability of the related fees is reasonably certain. Revenue is recorded net of discounts and allowances.

The Company also provides logistics support and management services to some customers, which may include onsite logistics personnel. Revenue is recognized for these services as services are rendered and at the time that collectability is reasonably certain.

Accounting for Shipping and Handling Revenue, Fees and Costs

The Company classifies amounts billed for shipping and handling as revenue. Shipping and handling fees and costs are included in cost of revenues in the accompanying condensed consolidated statements of operations.

Research and Development Expenses

Expenditures relating to research and development are expensed in the period incurred.

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Stock-Based Compensation

The Company accounts for stock-based payments to employees and directors in accordance with stock-based payment accounting guidance which requires all stock-based payments to employees and directors, including grants of employee stock options and warrants, to be recognized based upon their fair values. The fair value of stock-based awards is estimated at the grant date using the Black-Scholes Option Pricing Model (“Black-Scholes”) and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period. The determination of fair value using Black-Scholes is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors.

Since stock-based compensation is recognized only for those awards that are ultimately expected to vest, the Company has applied an estimated forfeiture rate to unvested awards for the purpose of calculating compensation cost. These estimates will be revised, if necessary, in future periods if actual forfeitures differ from estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs. The estimated forfeiture rates at December 31, 2015 and March 31, 2015 were zero as the Company has not had a significant history of forfeitures and does not expect significant forfeitures in the future.

Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options or warrants are classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the nine months ended December 31, 2015 and 2014.

The Company’s stock-based compensation plans are discussed further in Note 8.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of the Company’s common stock for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete. When it is appropriate for the Company to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values at each of those interim financial reporting dates.

Basic and Diluted Net Income (Loss) Per Share

We calculate basic and diluted net income (loss) per share attributable to common stockholders using the weighted average number of common shares outstanding during the periods presented, and adjust the amount of net income (loss) used in this calculation for deemed preferred stock dividends and cumulative preferred stock dividends, whether they are earned or not during the period. In periods of a net loss position, basic and diluted weighted average shares are the same. For the diluted earnings per share calculation, we adjust the weighted average number of common shares outstanding to include dilutive stock options, warrants and shares associated with the conversion of convertible debt and convertible preferred stock outstanding during the periods. As of December 31, 2015 and March 31, 2015, the Company had cumulative, undeclared, dividends that have not been accrued related to its preferred stock of $992,600 and $305,300, respectively. During the three and nine months ended December 31, 2015 and 2014, undeclared dividends totaling $239,400 and $687,300 and $95,300 and $194,900, respectively, were added to the net loss on the condensed consolidated statements of operations in order to calculate net loss per share attributable to common stockholders.

The following shows the amounts used in computing net loss per share for the three and nine months ended December 31, 2015 and 2014:

	Nine Months Ended December 31,
	2015	2014
Net loss	$(7,110,180)	$(5,089,781)
Add:
Preferred stock beneficial conversion charge	(4,474,348)	(2,961,723)
Undeclared cumulative preferred dividends	(687,267)	(194,901)

Net loss attributable to common stockholders	$(12,271,795)	$(8,246,405)

Weighted average shares issued and outstanding-basic and diluted	6,259,686	5,002,683

Basic and diluted net loss per share attributable to common stockholders	$(1.96)	$(1.65)

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	Three Months Ended December 31,
	2015	2014
Net loss	$(2,760,453)	$(1,407,758)
Add:
Preferred stock beneficial conversion charge	—	(492,910)
Undeclared cumulative preferred dividends	(239,389)	(95,304)

Net loss attributable to common stockholders	$(2,999,842)	$(1,995,972)

Weighted average shares issued and outstanding-basic and diluted	7,225,006	5,004,821

Basic and diluted net loss per share attributable to common stockholders	$(0.42)	$(0.40)

The following table sets forth the number of shares excluded from the computation of diluted loss per share, as their inclusion would have been anti-dilutive:

	Nine Months Ended December 31,
	2015	2014
Class A convertible preferred stock	1,136,875	1,107,220
Class B convertible preferred stock	1,336,428	—
Stock options	847,015	390,011
Warrants	615,790	395,857
	3,936,108	1,893,088

Segment Reporting

We currently operate in one reportable segment.

Fair Value Measurements

We measure fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on a three-tier hierarchy that prioritizes the inputs used to measure fair value. These tiers include the following:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data. These inputs include quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

 In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in the assessment of fair value.

We have no assets or liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2015 and March 31, 2015.

Foreign Currency Translation

We record foreign currency transactions at the exchange rate prevailing at the date of the transaction with resultant gains and losses being included in results of operations. Foreign currency transaction gains and losses have not been significant for any of the periods presented.

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Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. ASU 2014-09 supersedes the revenue recognition requirements in FASB Topic 605, “Revenue Recognition”. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. In August 2015, the FASB issued ASU No. 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Management has not selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on our condensed consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory”. The amendments in this update apply to inventory that is measured using first-in, first-out (FIFO) or average cost. They do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this update, there are no other substantive changes to the guidance on measurement of inventory. The amendments in this update more closely align the measurement of inventory in International Financial Reporting Standards (IFRS) and are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Management is currently assessing the impact the adoption of ASU 2015-11 will have on our condensed consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the reporting periods beginning after December 15, 2016 and early application is permitted. Management is currently assessing the impact the adoption of ASU 2014-15 will have on our condensed consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes”. Current GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in this update will align the presentation of deferred income tax assets and liabilities with IFRS and are effective for fiscal years after December 15, 2016, including interim periods within those annual periods. Management is currently assessing the impact the adoption of ASU 2015-17 will have on our condensed consolidated financial statements.

Note 4. Related Party Transactions

As of December 31, 2015 and March 31, 2015, the Company had aggregate principal balances of $1.0 million and $1.3 million, respectively, in outstanding unsecured indebtedness owed to five related parties, including four former members of the Board of Directors, representing working capital advances made to the Company from February 2001 through March 2005.

Related-Party Notes Payable

In March 2015, we entered into definitive agreements relating to the exchange or amendment of the notes evidencing such working capital advances. Three of the notes issued to Patrick Mullins, M.D., Maryl Petreccia and Jeffrey Dell, M.D., which as of December 31, 2015 had outstanding principal balances of $448,200, $266,700 and $208,900, respectively, were amended and restated, and the holders received warrants to purchase 37,347, 22,224, and 17,412 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, and warrants to purchase 834, 417, and 417 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, to reimburse the three note holders for any fees or other expenses incurred in connection with this transaction. The notes, as amended and restated, require interest payments on a calendar quarterly basis and payment of all outstanding principal and accrued interest on the maturity date, which is the earlier to occur of (i) March 1, 2016, (ii) the sale of all or substantially all of our assets, or (iii) the merger, consolidation or other similar reorganization of the Company or an affiliate of our Company with another entity. Under the terms of such notes, upon the closing of the public offering in July 2015 (see Note 7), the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) discount to the price per unit issued by the Company in such offering. The holders elected not to convert into such securities issued by the Company.

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One note issued to Raymond Takahashi, M.D., was exchanged for (i) a new promissory note with an original principal amount equal to the outstanding principal and interest of the original note, and (ii) a warrant to purchase 1,490 shares of the Company’s common stock at an exercise price of $6.00 per share, exercisable on February 20, 2015 and expiring on February 19, 2018. The new note, which as of December 31, 2015 had an outstanding principal balance of $35,800, requires interest payments on a calendar quarterly basis and payment of all outstanding principal and accrued interest on the maturity date, which is March 1, 2016. Under the terms of such note, upon the closing of the public offering in July 2015 (see Note 7) the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) discount to the price per unit issued by the Company in such offering. The holder elected not to convert into such securities issued by the Company.

The conversion feature of the related-party notes payable at a 20% discount resulted in a BCF. The fair value of the BCF of $521,100 was recorded as a debt discount upon the resolution of the contingency and it was amortized to interest expense over the conversion term which ended on September 29, 2015.

The relative fair value of the related-party warrants of $280,400 was recorded as a debt discount and is being amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the convertible notes. During the nine months ended December 31, 2015 and 2014, the Company amortized $195,600 and $0, respectively, of the debt discount to interest expense for these convertible notes.

 Related-party interest expense under these notes was $43,400 and $23,600 for the nine months ended December 31, 2015 and 2014, respectively. Accrued interest, which is included in related-party notes payable in the accompanying condensed consolidated balance sheets, amounted to $0 and $4,600 as of December 31, 2015 and March 31, 2015, respectively.

One note issued to Marc Grossman, M.D., which as of December 31, 2015 had an outstanding principal balance of $86,500, as amended, now provides for interest at a rate of 6% per annum commencing on March 13, 2015; however, no interest payments will be due if no event of default occurs and if the Company (i) complies with its regular payment obligations, (ii) reimburses the payee for attorneys’ fees in connection with the negotiation of the note amendment, up to a maximum amount of $1,000, on the later of (A) March 13, 2015, or (B) three (3) days after receiving written notice from the payee of the amount of attorneys’ fees incurred by payee, and (iii) the Company immediately pays all unpaid amounts due and payable in full before the earlier of May 1, 2016 or at the same time that payee(s) of any other promissory note(s) with the Company that were issued in 2005 are paid in full before May 1, 2016, other than (Y) notes that are satisfied upon conversion into common stock, warrants or any other equity of the Company, or (Z) notes that have been paid in full before March 2, 2015. All principal and interest under the original note, as amended by the note amendment, will be due and shall be paid on May 1, 2016. The note requires monthly payments of $20,000, except for the month of June 2015, where the monthly payment was $72,000.

Class B Convertible Preferred Stock

In May 2015, the spouse of the board member Mr. Richard Berman, participated in the Class B convertible preferred stock offering and the Company issued 1,667 shares of Class B convertible preferred stock for total proceeds of $20,000.

Note 5. Notes Payable

From December 2014 through February 2015, the Company issued to certain accredited investors 2014 Series Secured Promissory Notes (the “7% Bridge Notes”) in the aggregate original principal amount of $915,000. The 7% Bridge Notes accrued interest at a rate of 7% per annum. All principal and interest under the 7% Bridge Notes were due on July 1, 2015. In January and March 2015, the Company repaid an aggregate of $173,600 of the original principal balance outstanding, representing 25% of the net proceeds received from the Class A and Class B convertible preferred stock offering through February 28, 2015. All remaining principal and accrued interest was repaid in April 2015.

In connection with the issuance of the 7% Bridge Notes, the Company issued the note holders warrants to purchase 190,625 shares of common stock at an exercise price of $6.00 per share. The warrants were exercisable on May 31, 2015 and expire on November 30, 2021. The relative fair value of the warrants of $458,900 was recorded as a debt discount and was amortized to interest expense using the straight-line method which approximates the effective interest method over the term of the notes.  During the nine months ended December 31, 2015, the Company amortized $221,400 of the debt discount to interest expense for these notes.

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The Company did not pay any discounts or commissions with respect to the issuance of the 7% Bridge Notes or the warrants.

Note 6. Commitments and Contingencies

Facility and Equipment Leases

On October 21, 2015, we entered into a new operating lease for 27,600 square foot corporate, research and development, and warehouse facility in Irvine, California under an operating lease which commences on the substantial completion of the improvements thereon which we expect to be completed in February 2016 and expires seven years after such date, subject to our option to extend the lease for two additional five-year periods. The initial base rent will be approximately $24,700 per month. This lease agreement contains certain scheduled annual rent increases which will be accounted for on a straight-line basis. We also lease certain office equipment which expires in March 2018.

Employment Agreements

We have entered into employment agreements with certain of our officers under which payment and benefits would become payable in the event of termination by us for any reason other than cause, or upon a change in control of our Company, or by the employee for good reason.

Consulting and Engineering Services

On September 16, 2015, the Company entered into the Purchase and Sale Agreement (the “Purchase and Sale Agreement”), by and between KLATU Networks, LLC (“KLATU”) and the Company. Pursuant to the Purchase and Sale Agreement, the Company purchased from KLATU certain intellectual property and intellectual property rights related to the Company’s CryoportalTM logistics management platform (the “Developed Technology”), which KLATU previously developed for and licensed to the Company pursuant to the Master Consulting and Engineering Services Agreement, by and between KLATU and the Company, dated October 9, 2007 (as amended, the “Master Consulting and Engineering Services Agreement”). As full compensation for the sale and assignment of the Developed Technology from KLATU to the Company, the Company paid KLATU an aggregate amount of $400,000 in two equal installments of $200,000.

Concurrently with entering into the Purchase and Sale Agreement, on September 16, 2015, the Company and KLATU entered into the Amended and Restated Master Consulting and Engineering Services Agreement (the “Amended and Restated Master Consulting and Engineering Services Agreement”) to amend and restate the Master Consulting and Engineering Services Agreement. The Amended and Restated Master Consulting and Engineering Services Agreement provides a framework for KLATU to perform certain consulting, software and hardware engineering development services as mutually agreed upon and further set forth in one or more Statements of Work (as defined in the Amended and Restated Master Consulting and Engineering Services Agreement). To ensure the availability of KLATU personnel to perform services pursuant to the Amended and Restated Master Consulting and Engineering Services Agreement, the Company agreed to pay KLATU a minimum of $25,000 per month for services fees, which may be carried forward as advance payment for future services under certain conditions. The initial term of the agreement is until December 31, 2017 and will thereafter automatically renew for subsequent one year terms, unless notice of termination is given.

Consulting fees for services provided by KLATU were $75,000 and $95,600 for the three months ended December 31, 2015 and 2014, respectively, and $215,500 and $257,500 for the nine months ended December 31, 2015 and 2014, respectively.

Litigation

The Company may become a party to product litigation in the normal course of business. The Company accrues for open claims based on its historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon the Company’s consolidated financial condition or results of operations.

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. Certain of these guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying condensed consolidated balance sheets.

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In addition, the Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the States of California and Nevada.

Note 7. Stockholders’ Equity

Authorized Stock

The Company has 50,000,000 authorized shares of common stock with a par value of $0.001 per share which were increased in November 2015 upon approval from our stockholders from 20,833,333 authorized shares. In September 2011, our stockholders approved an amendment to the Amended and Restated Articles of Incorporation to authorize a class of undesignated or “blank check” preferred stock, consisting of 2,500,000 shares at $0.001 par value per share. Shares of preferred stock may be issued in one or more series, with such rights, preferences, privileges and restrictions to be fixed by the Board of Directors. In May 2014, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 800,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class A Convertible Preferred Stock. In February 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 400,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class B Convertible Preferred Stock. In April 2015, the Company filed with the Secretary of State of the State of Nevada an Amendment to the Certificate of Designation to increase the number shares of Class B Convertible Preferred Stock from 400,000 shares to 585,000 shares.

On October 1, 2015, the Company issued 55,000 shares of common stock with a fair value of $150,200 to a consultant for investor relation services under a consulting agreement that expires on April 1, 2016. At December 31, 2015, $75,100 is included in other current assets in the accompanying condensed consolidated balance sheet.

Class A Convertible Preferred Stock

In May 2014, the Company entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Class A Investors”) pursuant to certain subscription agreements and elections to convert between the Company and the Class A Investors. As of December 31, 2015 and March 31, 2015, 454,750 shares of Class A Convertible Preferred Stock and 303,167 of the related warrants were outstanding for Class A Investors and 106,432 warrants were outstanding for Emergent Financial, Inc. (“Emergent”) in connection with the Class A Convertible Preferred Stock offering and the 5% Bridge Note conversions.

No dividends have been declared as of December 31, 2015; however, a cumulative preferred stock dividend of $630,400 and $301,500 is included in the liquidation preference at December 31, 2015 and March 31, 2015, respectively.

Class B Convertible Preferred Stock

In February 2015, the Company entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Class B Investors”) pursuant to certain subscription agreements and elections to convert between the Company and the Class B Investors. During the nine months ended December 31, 2015, aggregate gross cash proceeds of $4.5 million (approximately $3.9 million after offering costs) were collected in exchange for the issuance of 372,862 shares of our Class B Convertible Preferred Stock, and warrants, which were immediately exercisable and may be exercised at any time on or before May 31, 2020, to purchase up to a total of 248,575 shares of our common stock at an exercise price of $6.00 per share. The shares and warrants were issued as a unit consisting of (i) one share of Class B Convertible Preferred Stock and (ii) one warrant to purchase 0.67 shares of the Company’s common stock.

The fair value of the beneficial conversion feature of the convertible preferred stock issuance and the relative fair value of the warrants issued, aggregated $4.5 million during the nine months ended December 31, 2015. The amount of $4.5 million was accreted to accumulated deficit and additional paid-in capital during the nine months ended December 31, 2015.

Emergent served as the Company’s placement agent in this transaction and received, with respect to the gross proceeds received from Class B Investors, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Class B Investors, plus reimbursement of legal expenses of up to $5,000. Emergent was issued a warrant to purchase 0.25 shares of common stock at an exercise price of $6.00 per share for each Unit issued in this transaction. The offering of units to new Class B Investors concluded on June 9, 2015.

In May 2015, the spouse of the board member Mr. Richard Berman, participated in the Class B Convertible Preferred Stock offering and the Company issued 1,667 shares of Class B Convertible Preferred Stock for proceeds of $20,000.

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As of December 31, 2015 and March 31, 2015, 534,571 and 161,709 shares, respectively, of Class B Convertible Preferred Stock, and 356,381 and 107,806, respectively, of the related warrants were outstanding for Class B Investors and 130,914 and 38,115 warrants, respectively, were outstanding for Emergent in connection with the Class B Convertible Preferred Stock offering.

No dividends have been declared as of December 31, 2015; however, a cumulative preferred stock dividend of $362,200 and $3,800 is included in the liquidation preference at December 31, 2015 and March 31, 2015, respectively.

Emergent received total cash consideration of $1.3 million and was issued warrants to purchase 237,345 shares of common stock with respect to the gross proceeds the Company received from the Class A and Class B offerings.

All shares of Class A and Class B Convertible Preferred Stock were converted to units of common stock in January 2016 (See Note 9).

Public Equity Offering

On July 29, 2015, the Company completed the sale of common stock and warrants (the “Units”) under a registered public offering. The gross proceeds to Cryoport from the offering, including the partial exercise of the over-allotment option, were approximately $6.8 million, before underwriting discounts and commissions and other offering expenses (approximately $6.2 million after underwriting discounts, commissions and other expenses).

The public offering price per Unit was $3.25. Each Unit consists of one share of common stock and a warrant to purchase one share of common stock. Under the terms of the offering, Cryoport issued 2,090,750 shares of common stock and warrants to purchase up to an aggregate of 2,090,750 shares of common stock, inclusive of the partial exercise of the over-allotment option. The warrants have a per share exercise price of $3.57, are exercisable immediately and will expire five years from the date of issuance.

In connection with this offering, the Company issued to Aegis Capital Corp. (“Aegis”), the underwriters’ representative in the offering, a warrant to purchase up to 80,000 shares of the Company’s common stock and Aegis received a total cash consideration, including the reimbursement of public offering-related expenses, of $0.6 million. If such warrant is exercised, each share of common stock may be purchased at $4.47 per share (137.5% of the price of the units sold in the offering), commencing on July 23, 2016 and expiring July 23, 2020.

In connection with this offering, the Company incurred $266,100 in offering costs that have been offset against the proceeds from this offering.

Common Stock Reserved for Future Issuance

As of December 31, 2015, approximately 13.9 million shares of common stock were issuable upon conversion or exercise of rights granted under prior financing arrangements, stock options and warrants, as follows:

Class A and B convertible preferred stock converted to common stock	2,473,303
Exercise of stock options	4,002,899
Exercise of warrants	7,444,736
Total shares of common stock reserved for future issuances	13,920,938

Note 8. Stock-Based Compensation

Warrant Activity

We typically issue warrants to purchase shares of our common stock to investors as part of a financing transaction or in connection with services rendered by placement agents and consultants. Our outstanding warrants expire on varying dates through November 2021. A summary of warrant activity is as follows:

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	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2015	5,475,806	7.20
Issued	2,512,179	3.93
Exercised	(49,339)	2.40
Forfeited	—	—
Expired	(493,910)	9.33

Outstanding — December 31, 2015	7,444,736	$5.96	2.9	$-

Vested (exercisable) — December 31, 2015	7,444,736	$5.96	2.9	$-

(1)	Aggregate intrinsic value represents the difference between the exercise price of the warrant and the closing market price of our common stock on December 31, 2015, which was $2.02 per share.

The fair value of each warrant issued was estimated on the date of issuance using Black-Scholes with the following assumptions:

Expected life (years)	5.0 – 5.2
Risk-free interest rate	1.33% – 1.73%
Volatility	98.6% – 121.3%
Dividend yield	0%

Stock Options

We have four stock incentive plans: the 2002 Stock Incentive Plan (the “2002 Plan”), the 2009 Stock Incentive Plan (the “2009 Plan”), the 2011 Stock Incentive Plan (the “2011 Plan”) and the 2015 Omnibus Equity Incentive Plan (the “2015 Plan” and, collectively, the “Plans”). The 2002 Plan, the 2009 Plan, and the 2011 Plan (the “Prior Plans”) have been superseded by the 2015 Plan. In October 2015, the stockholders approved the 2015 Plan for 5,000,000 shares. The Prior Plans will remain in effect until all awards granted under such Prior Plans have been exercised, forfeited, cancelled, or have otherwise expired or terminated in accordance with the terms of such awards, but no awards will be made pursuant to the Prior Plans after the effectiveness of the 2015 Plan. As of December 31, 2015, the Company had 3,091,600 shares available for future awards under the 2015 Plan.

In May 2015, the Company granted employees and members of the board of directors options to purchase 465,633 and 20,835 shares of common stock, respectively, with an exercise price of $7.80 per share, of which 355,001 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair market value of the Company’s common stock on the date of grant.

We granted stock options at exercise prices equal to or greater than the quoted market price of our common stock on the grant date. The fair value of each option grant was estimated on the date of grant using Black-Scholes with the following assumptions:

Expected life (years)	5.2 to 6.4
Risk-free interest rate	1.7% to 1.9%
Volatility	115.9% to 122.3%
Dividend yield	0%

The expected option life assumption is estimated based on the simplified method. Accordingly, the Company has utilized the average of the contractual term of the options and the weighted average vesting period for all options to calculate the expected option term. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of our employee stock options. The expected volatility is based on the historical volatility of our stock commensurate with the expected life of the stock-based award. We do not anticipate paying dividends on the common stock in the foreseeable future.

We recognize stock-based compensation cost over the vesting period using the straight-line single option method. Stock-based compensation expense is recognized only for those awards that are ultimately expected to vest. An estimated forfeiture rate has been applied to unvested awards for the purpose of calculating compensation cost. The estimated forfeiture rate of 0% per year is based on the historical forfeiture activity of unvested stock options. These estimates are revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs.

15

A summary of stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2015	1,793,745	$4.56
Granted (weighted-average fair value of $2.94 per share)	2,394,868	4.02
Exercised	(4,601)	2.47
Forfeited	(181,113)	4.33

Outstanding — December 31, 2015	4,002,899	$4.23	8.7	$—

Vested (exercisable) — December 31, 2015	1,144,928	$4.57	7.3	$—

Unvested (unexercisable) — December 31, 2015	2,857,971	$4.10	3.2	$—

(1)	Aggregate intrinsic value represents the difference between the exercise price of the option and the closing market price of our common stock on December 31, 2015, which was $2.02 per share.

As of December 31, 2015, there was unrecognized compensation expense of $8.8 million related to unvested stock options, which we expect to recognize over a weighted average period of 3.2 years.

Note 9. Subsequent Events

Preferred Stock Conversion

On January 30, 2016 (the “Mandatory Exchange Time”), the Company caused the mandatory exchange (the “Mandatory Exchange”) of all its outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock (together, the “Preferred Stock”), consisting of 454,750 shares of Class A Convertible Preferred Stock and 534,571 shares of Class B Convertible Preferred Stock, into (i) an aggregate of 4,977,038 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company and (ii) an aggregate of 4,977,038  warrants, each warrant representing the right to purchase one share of Common Stock (the “Warrants” and together with the Shares, the “Securities”).

The Mandatory Exchange was effected in accordance with the terms and conditions of the Company’s Amended and Restated Certificate of Designation of Class A Convertible Preferred Stock and the Company’s Amended and Restated Certificate of Designation of Class B Convertible Preferred Stock (together, as amended to date, the “Certificates of Designation”).  In accordance with each of the Certificates of Designation, a mandatory exchange of the Preferred Stock is triggered upon a Qualified Offering (as defined in the Certificates of Designation).  The Mandatory Exchange occurs on the day that is six months and one day after the closing of such Qualified Offering.  On July 29, 2015, the Company completed its public offering of 2,090,750 units (consisting of one share of Common Stock and one Warrant) at the public offering price of $3.25 per unit, which constituted a Qualified Offering (see Note 7).  As a result, all outstanding shares of Preferred Stock were automatically exchanged at the Mandatory Exchange Time for such units sold in the Qualified Offering (consisting of one share of Common Stock and one Warrant) at an exchange rate determined by:

1)   multiplying the number of shares of Preferred Stock to be exchanged by the Class A Original Issue Price or Class B Original Issue Price (as defined in the Certificates of Designation), or $12.00 per share;

2)   adding to the result all dividends then accrued but unpaid on such shares of Preferred Stock to be exchanged of $1,068,100; then

3)   dividing the result by $2.60 (which is eighty percent (80%) of the price per unit issued in the Qualified Offering).

The issuance of the Securities in connection with the Mandatory Exchange was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

16

 Exhibit C

Unaudited Pro Forma Condensed Consolidated Financial Information
(Introductory Note)

The unaudited pro forma consolidated balance sheet as of December 31, 2015, gives effect to the Offer (as defined below), as if this transaction occurred on December 31, 2015.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to represent what Cryoport’s actual consolidated financial position would have been had the transaction actually been completed on the date indicated, and is not indicative of its future consolidated financial condition.

The Company determined that the Offer is to be accounted for as a modification of the terms of the warrants to induce exercise by the warrant holders. A short-term inducement offer shall be accounted for as a modification of the terms of equity based awards, only to the extent that the inducement is accepted by the warrant holders. Modification accounting requires the incremental fair value of the equity instrument arising from the modification to be recognized as an expense on the statement of operations. The Company determined that it would be appropriate to record the incremental fair value from the Offer as a charge to the statement of operations for those holders that elect to exercise their warrants under such inducement offer.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the Cryoport’s audited and unaudited consolidated financial statements and notes thereto. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

Cryoport, Inc.
Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)

	December 31,	Pro Forma
	2015	Adjustments		Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$5,247,425	$3,060,000	(a)	$7,941,425
		(306,000)	(c)
		(60,000)	(d)
Accounts receivable, net	616,785			616,785
Inventories	52,880			52,880
Other current assets	288,965			288,965
Total current assets	6,206,055	2,694,000		8,900,055
Property and equipment, net	875,673			875,673
Intangible assets, net	13,484			13,484
Deposits	363,403			363,403

TOTAL ASSETS	$7,458,615	$2,694,000		$10,152,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued expenses	$1,109,243			$1,109,243
Accrued compensation and related expenses	377,113			377,113
Related-party notes payable and accrued interest, net of discount	981,992			981,992

TOTAL LIABILITIES	2,468,348			2,468,348

STOCKHOLDERS’ EQUITY
Class A convertible preferred stock	455			455
Class B convertible preferred stock	535			535
Common stock	7,247	2,448	(a)	9,695
Additional paid-in capital	114,334,637	3,057,552	(a)	118,191,317
		1,165,128	(b)
		(306,000)	(c)
		(60,000)	(d)
Accumulated deficit	(109,352,607)	(1,165,128)	(b)	(110,517,735)
Total stockholders’ equity	4,990,267	2,694,000		7,684,267

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,458,615	$2,694,000		$10,152,615

The accompanying notes are an integral part of these pro forma condensed consolidated interim balance sheet.

Cryoport, Inc.
Notes to Pro Forma Condensed Consolidated Financial Information
(Unaudited)

1.	Basis of Presentation

Cryoport, Inc. is referred to herein as the “Company.”

The accompanying unaudited pro forma condensed consolidated balance sheet at December 31, 2015 of the Company (the “Pro Forma Condensed Consolidated Financial Information”) has been prepared by management on the basis of accounting principles generally accepted in the United States of America and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) from information derived from the financial statements of the Company. The unaudited Pro Forma Condensed Consolidated Financial Information has been prepared for inclusion in the Company’s Offer to Amend and Exercise Warrants to Purchase Common Stock, dated March 3, 2016 (the “Offer to Amend and Exercise”), which forms a part of the Company’s Tender Offer Statement on Schedule TO (the “Schedule TO”). The Company filed the Schedule TO with the SEC in connection with the Company’s offer (the “Offer”) to amend, upon the terms and subject to the conditions set forth in the Offer to Amend and Exercise, certain warrants to purchase common stock issued by the Company with respect to up to 2,448,000 shares of common stock issuable upon exercise of such amended warrants as described below in Note 3, Description of the Transaction. The Pro Forma Condensed Consolidated Financial Information has been prepared as if Original Warrants outstanding on December 31, 2015 to purchase 2,448,000 shares of the Company’s common stock (which represents approximately, but less than, 19.999% of the Company’s outstanding common stock as of February 25, 2016) are amended and such amended warrants are exercised pursuant to the terms of the Offer on December 31, 2015.

The unaudited Pro Forma Condensed Consolidated Financial Information has been derived from the unaudited condensed consolidated interim financial statements of the Company for the nine month period ended December 31, 2015.

The unaudited pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable. The unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements and accompanying footnotes. The unaudited Pro Forma Condensed Consolidated Financial Information is for informational purposes only and does not purport to reflect the financial position that would have occurred if the Offer had been consummated on the date indicated above, nor does it purport to represent or be indicative of the financial position of the Company for any future dates or periods.

An unaudited pro forma condensed consolidated statement of operations has not been presented since this transaction has no material effect on the Company’s operating results. However, see Note 6 for the effect on the Company’s pro forma net loss per share attributable to common stockholders.

2.	Significant Accounting Policies

The accounting policies used in the preparation of this unaudited Pro Forma Consolidated Financial Information is those set out in the Company’s audited financial statements for the year ended March 31, 2015 as set forth in the Company’s Annual Report on Form 10-K filed with the SEC on May 19, 2015 and the Company’s unaudited condensed interim financial statements for the nine month period ended December 31, 2015 as set forth in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2015.

3.	Description of the Transaction

The Company is offering to amend, upon the terms and subject to the conditions set forth in the Offer to Amend and Exercise, the following warrants to purchase common stock (collectively, the “Original Warrants”) issued by the Company with respect to up to 2,448,000 shares of common stock issuable upon exercise of such warrants:

(1)	warrants to purchase 833,860 shares of the Company’s common stock at an exercise price of $8.28 per share issued in connection with a private placement of units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock with closings that occurred between February 2012 and March 2012;

(2)	warrants to purchase 43,860 shares of the Company’s common stock at an exercise price of $2.28 per share issued in connection with a private placement of bridge notes in June 2013;

(3)	warrants to purchase 28,736 shares of the Company’s common stock at an exercise price of $3.48 per share issued in connection with a private placement of bridge notes in August 2013;

(4)	warrants to purchase 105,776 shares of the Company’s common stock at an exercise price of $2.40 per share issued in connection with a private placement of bridge notes in September 2013;

(5)	warrants to purchase 1,700,634 shares of the Company’s common stock at an exercise price of $4.44 per share issued in connection with the conversion of certain bridge notes into units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock in September 2013;

(6)	warrants to purchase 74,728 shares of the Company’s common stock at an exercise price of $5.88 per share issued in connection with various private placements of bridge notes with closings that occurred between December 2013 and March 2014; and

(7)	warrants to purchase 1,167,789 shares of the Company’s common stock at an exercise price of $6.00 per share issued in connection with various private placements of (i) the Company’s Class A Preferred Stock and Class B Preferred stock with closings that occurred between May 2014 and June 2015, and (ii) bridge notes between December 2014 and February 2015, and in connection with the amendment of certain related-party promissory notes in February and March 2015.

The exercise price and number of shares issuable upon conversion of the Original Warrants have been adjusted for the 1-for-12 reverse stock split that became effective on May 19, 2015.

Pursuant to the Offer, Original Warrants properly tendered (and not validly withdrawn) and accepted by the Company will be amended (as amended, the “Amended Warrants”), with respect to all or a portion of the shares purchasable under such warrants at the holder’s election (the “Elected Shares”) to: (i) reduce the exercise price to $1.25 per share; and (ii) shorten the exercise period to expire concurrently with the expiration of the Offer at 9:00 p.m. (Pacific Time) on March 30, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”). By tendering Original Warrants, holders will also be agreeing to: (A) restrict their ability as the holder of Elected Shares issuable upon exercise of the Amended Warrants to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. The Elected Shares issued upon exercise of the Amended Warrants will be subject to registration rights for the resale by the holder.

If the aggregate number of Elected Shares for all holders participating in the Offer is greater than 2,448,000 shares, each of the other participating holder’s number of Elected Shares will be reduced on as close to a pro rata basis as is possible without issuance of fractional shares.

The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to amend and exercise their warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price, together with a shortened exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

Holders may elect to participate in the Offer with respect to some or all of their Original Warrants that they hold. If a holder chooses not to participate in the Offer, their Original Warrants will remain in full force and effect.

i) Original Warrants

As of February 25, 2016, there were outstanding Original Warrants to purchase an aggregate of 3,955,383 shares of common stock. The unaudited pro forma condensed consolidated balance sheet gives effect to the exercise of Amended Warrants to purchase 2,448,000 shares of common stock at an exercise price of $1.25 per share for gross proceeds of $3,060,000.

ii) Incremental fair value charge to statement of operations

The Company determined that the Offer is to be accounted for as a modification of the terms of the warrants to induce exercise by the warrant holders. A short-term inducement offer shall be accounted for as a modification of the terms of equity based awards, only to the extent that the inducement is accepted by the warrant holders. Modification accounting requires the incremental fair value of the equity instrument arising from the modification to be recognized as an expense on the statement of operations. The Company determined that it would be appropriate to record the incremental fair value from the Offer as a charge to the statement of operations for those holders that elect to exercise their warrants under such inducement offer.

iii) Warrant agent commission

The Company has retained Emergent Financial Group, Inc. to act as its exclusive solicitation agent for the Offer (the “Solicitation Agent”) pursuant to a solicitation agency agreement. In accordance with the terms of such agreement, the Solicitation Agent will receive a cash fee equal to 7% of the gross proceeds received from the exercise of Amended Warrants pursuant to the Offer. In addition, the Solicitation Agent shall be paid a non-accountable expense allowance equal to three percent (3%) of the gross proceeds received from the exercise of Amended Warrants pursuant to the Offer; provided, however, that the expense allowance will be reduced to two percent (2%) of such gross proceeds if the number of shares of common stock issued upon exercise of such Amended Warrants is less than 500,000. At the conclusion of the Offer, provided that a minimum of 500,000 shares of common stock are issued upon the exercise of Amended Warrants, the Company will issue the Solicitation Agent (or its designees) a warrant to purchase a number of shares of the Company’s common stock equal to ten percent (10%) of the number of shares of common stock issued upon exercise of the Amended Warrants at an exercise price equal to $2.04 per share. The warrant will have a term of five years following the date of issuance and a cashless exercise provision.

iv) Other transaction costs

Other transaction costs of $60,000 are expected to be incurred to complete the Offer to Amend and Exercise.

4.	Pro Forma Assumptions and Adjustments

The unaudited Pro Forma Condensed Consolidated Financial Information is presented as if the Original Warrants outstanding on December 31, 2015 to purchase 2,448,000 shares of the Company’s common stock are amended and such amended warrants are exercised at $1.25 per share pursuant to the terms of the Offer on December 31, 2015. The following adjustments are directly attributable to the transaction:

a)	To record the exercise of Amended Warrants to purchase 2,448,000 shares of common stock at an exercise price of $1.25 per share for gross proceeds of $3,060,000.

b)	To record the incremental fair value of the Amended Warrants of $1,165,128 as a charge to other expense in the statement of operations.

c)	To record the 7% cash fee and 3% expense allowance of $306,000 in the aggregate payable to the Solicitation Agent.

d)	To record estimated additional transaction costs related to the Offer of $60,000.

5.	Pro Forma Common Stock

The following table shows our pro forma capitalization as of December 31, 2015, adjusted to reflect the issuance of 2,448,000 shares of the Company’s common stock issuable upon exercise of the Amended Warrants pursuant to the Offer.

	December 31, 2015
	Common
	Shares	Amount
Common stock at December 31, 2015	7,247,466	$7,247
Shares issued on Original Warrant exercises	2,448,000	2,448
Pro forma common stock at December 31, 2015	9,695,466	$9,695

Net tangible book value per share at December 31, 2015 was $0.69. The pro forma net tangible book value per share at December 31, 2015 is $0.79.

6.	Pro Forma Net Loss Per Share Attributable to Common Stockholders

Pro forma net loss per share attributable to common stockholders has been determined for the nine months ended December 31, 2015 and for the year ended March 31, 2015 as if Amended Warrants to purchase 2,448,000 shares of common stock had been exercised on April 1, 2015 and 2014, respectively, as follows:

	Nine Months Ended	Year Ended
	December 31,	March 31,
	2015	2015
Weighted average number of common shares	6,259,686	5,006,219
Shares issued on Original Warrant exercises	2,448,000	2,448,000
Pro forma weighted average shares issued and outstanding - basic and diluted	8,707,686	7,454,219
Pro forma adjusted net loss attributable to common stockholders	$13,436,923	$13,361,661
Pro forma adjusted net loss per share attributable to common stockholders - basic and diluted	$(1.54)	$(1.79)